As filed with the Securities and Exchange Commission on October 14, 2005
Registration No. 333-119428

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 1
TO
FORM SB-2
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ALLIANCE PHARMACEUTICAL CORP.
(Name of small business issuer as specified in its charter)

New York	2835	14-1644018
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

4660 La Jolla Village Dr., Suite 825
San Diego, CA 92122
(858) 410-5200
(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)

Duane J. Roth
Chairman and Chief Executive Officer
Alliance Pharmaceutical Corp.
4660 La Jolla Village Dr., Suite 825
San Diego, CA 92122
(858) 410-5200
(Name, Address and Telephone Number of Agent for Service)

Copy to:

Kenneth D. Polin, Esq.
Adam C. Lenain, Esq.
Foley & Lardner LLP
402 W. Broadway, 23rd Floor
San Diego, CA 92101
(619) 234-6655

        Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement as determined by the selling stockholders.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities nor does it solicit an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION
DATED October 14, 2005

64,178,599 Shares of Common Stock

        This prospectus relates solely to the offer and sale by the selling stockholders identified in this prospectus of up to 64,178,599 shares of our common stock. Of these shares, 5,237,856 are currently issued and outstanding, 10,146,893 are issuable upon exercise of warrants held by the selling stockholders, and 48,793,850 are issuable upon conversion of principal and interest under senior convertible promissory notes held by the selling stockholders. The selling stockholders are offering all of the shares to be sold in the offering, but they are not required to sell any of these shares. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders; however, we will receive proceeds from the exercise of the warrants to the extent they are exercised. We will bear all expenses (other than selling commissions and fees and expenses of counsel or other advisors to the selling stockholders) relating to this offering.

        The selling stockholders may sell these shares from time to time in various types of transactions, including in the principal market on which the stock is traded or listed or in privately negotiated transactions. If any broker-dealers are used by the selling stockholders, any commissions paid to broker-dealers and, if broker-dealers purchase any shares of our common stock as principals, any profits received by such brokers-dealers on the resale of shares of our common stock, may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. In addition, any profits realized by the selling stockholders may be deemed to be underwriting commissions if any such selling stockholder is deemed an “underwriter” as defined in the Securities Act of 1933, as amended.

        Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol “ALLP.OB.” The closing bid price per share of our common stock as reported by the Over-the-Counter Bulletin Board on September 26, 2005, was $0.15.

        Investing in our common stock involves significant risks. See “Risk Factors” beginning on page 5 to read about factors you should consider before buying our common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        You should rely only on the information contained in this prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

Prospectus dated _______, 2005

PROSPECTUS SUMMARY

        You should read the following summary together with the more detailed information regarding us, the sale of our common stock in this offering by the selling stockholders, our consolidated financial statements and the notes to those consolidated financial statements that appear elsewhere in this prospectus.

Our Business

        We are a pharmaceutical research and development company that focuses on developing scientific discoveries into medical products for human health applications. Our primary product, OxygentTM, is in clinical development as an intravascular oxygen carrier designed to augment oxygen delivery in surgical patients.

Company Information

        We were incorporated in New York in 1983. Our principal executive offices are located at 4660 La Jolla Village Dr., Suite 825, San Diego, California 92122. Our telephone number is (858) 410-5200.

        “Oxygent” is a trademark of ours. This prospectus also refers to trademarks and trade names of other companies and organizations.

        You can view our filings with the Securities and Exchange Commission (the "SEC") online at the Securities and Exchange Commission’s Web site, http://www.sec.gov. See “Where You Can Find More Information” for additional information regarding us.

The Offering

Common stock offered in this offering	64,178,599 shares
Common stock to be outstanding after this offering	95,220,417 (1)
Use of proceeds
All of the net proceeds from the sale of our common stock covered by this prospectus will be received by the selling stockholders who offer and sell shares of our common stock. We will not receive any proceeds from the sale of our common stock offered by the selling stockholders, although we will receive proceeds from the exercise of the warrants held by the selling stockholders to the extent they are exercised. The proceeds we would receive if all the warrants were exercised would be approximately $2.5 million. These proceeds, if any, will be used for general corporate purposes.
OTC Bulletin Board symbol	“ALLP.OB”

(1)	Unless the context indicates otherwise, all share and per-share information in this prospectus is based on 34,829,827 shares of our common stock outstanding as of September 26, 2005. Shares of common stock to be outstanding after this offering assumes that all shares registered under this prospectus, including shares to be issued upon exercise of warrants and shares to be issued upon conversion of notes, are acquired and sold by the selling stockholders; provided, however, that the selling stockholders have previously converted principal and interest under our senior convertible promissory notes (the “Senior Notes”) for an aggregate of 2,907,295 shares of common stock and that such amount is reflected in the total number of shares outstanding as of September 26, 2005. Unless the context indicates otherwise, all other share and per-share information in this prospectus assumes no conversion of notes or exercise of warrants or other rights to acquire our common stock outstanding as of September 26, 2005.

Summary Financial Information

        In the table below, we provide you with historical selected financial data as of June 30, 2005 and for the two years ended June 30, 2005 and 2004, derived from our audited consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical summary financial data, it is important that you read along with it the historical consolidated financial statements and related notes and “Management’s Discussion and Analysis or Plan of Operation” included elsewhere in this prospectus.

	June 30,
	2005	2004
	(in thousands)
Statement of Operations Data:
Revenues	$1,477	$549
Loss from operations	$(3,823)	$(2,389)
Gain on disposition of assets - net	$306	$14,658
Net (loss) income	$(5,743)	$10,016

        The table below sets forth a summary of our consolidated balance sheet data as of June 30, 2005, derived from our audited consolidated financial statements included elsewhere in this prospectus.

June 30, 2005
(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$6,782
Working capital deficit	$(8,076)
Total assets	$7,974
Total stockholders' deficit	$(8,220)

RISK FACTORS

        Investment in our common stock involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. The risks and uncertainties described below are not the only ones we face. If any of the following risks actually occur, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

Our Senior Notes come due in March 2006, and we currently do not have the means to repay this amount. If we are unable to repay our Senior Notes when they come due, the holders of our Senior Notes may force our liquidation.

        In September 2004, we entered into a Senior Note Purchase Agreement with certain investors pursuant to which we issued our Senior Notes in the approximate principal amount of $10.7 million. As of September 15, 2005, we owe the holders of our Senior Notes approximately $11 million in principal and accrued interest. The Senior Notes come due in March 2006. We currently do not have the resources to repay the Senior Notes. If the holders of our Senior Notes demand repayment in March 2006, and we are unable to do so, the holders of our Senior Notes may be able to force our liquidation. In the event of our liquidation under these circumstances, it is highly unlikely the holders of our equity securities will receive any distribution upon such liquidation.

We have a history of operating losses and limited product revenues and we may never become profitable.

        We are a product development company with no current revenue from product sales. We have had net operating losses since our inception and we expect such losses to continue until we receive revenues from product sales, if such revenues cover our costs. As of June 30, 2005, we had an accumulated deficit of $484.2 million. For the years ended June 30, 2005 and 2004, we incurred net (loss) income of ($5.7 million) and $10 million, respectively. Substantially all of our revenues to date have come from sources other than product sales, such as licensing fees, milestone payments, and payments to fund research and development activities under joint development and license agreements. To obtain revenues from our products, we must succeed, either alone or with others, in developing, obtaining regulatory approval for, and manufacturing and marketing products with significant market potential. We may never succeed in these activities and may never generate revenues that are significant enough to achieve profitability.

Currently, we are not conducting any clinical trials related to our product candidate Oxygent™.

        Currently, we are not conducting any clinical trials related to our product candidate Oxygent. Beijing Double-Crane Pharmaceutical Co., Ltd. (“Double-Crane”) is obligated to initiate clinical trials in China, but we do not expect that these trials will be initiated until the first quarter of calendar 2006 and they will likely be Phase 1 clinical trials. We expect that it will require at least one additional Phase 2 and one Phase 3 clinical trials with positive results before we are able to seek marketing approval from any regulatory authority with respect to Oxygent. In addition, on September 20, 2004, we received a letter from the European Medicines Agency (the “EMEA”) clarifying certain information contained in scientific advice issued to us by the EMEA on June 4, 2004, stating that it would be necessary to prove in a statistical demonstration that Oxygent is not inferior to blood transfusion for serious adverse events or death, no matter how rare these events are. The EMEA suggested that such a study would not be practical to conduct as it would require an enormous number of patients. As an alternative, the EMEA recommended a study design for initial approval of Oxygent where blood transfusion is not available. We have developed a study design that we believe will meet the requirements of the EMEA. If we are unable to reinitiate clinical trials with respect to Oxygent, or the results of any such clinical trials are not positive, we may never be able to seek marketing approval for Oxygent from any regulatory authority or to generate significant revenue from product sales.

We do not have manufacturing capabilities for our products.

        We no longer have manufacturing capabilities for any of our products since our downsizing in 2002. We are negotiating contract manufacturing agreements with third parties to provide the products for our development activities, but we do not know if we will be able to enter into such agreements on commercially reasonable terms, or at all. All facilities and manufacturing techniques used in the manufacture of products for clinical use or for sale in the U.S. must be operated in conformity with current Good Manufacturing Practices (“cGMP”) guidelines as established by the United States Food and Drug Administration (the “FDA”). We do not know whether the FDA will determine that any such third-party facilities maintain compliance with cGMP. A delay in FDA approval of our manufacturing facilities or the manufacturing facilities of any third-party collaborator would delay the marketing of our products and negatively impact our revenue and profitability.

We depend on collaborations with third parties to develop and commercialize our products and to provide the majority of our revenues.

        A key aspect of our strategy is to selectively enter into collaborations with third parties. We currently rely, and will continue to rely, on our collaborators for financial resources and for development, commercialization and regulatory expertise. Currently, we do not have a collaboration agreement with any third party to develop our product Oxygent in the U.S. We have entered into an exclusivity agreement with LEO Pharma A/S (“LEO”) (the “LEO Exclusivity Agreement”) that would grant LEO the right to develop and commercialized Oxygent in Europe; however, a definitive collaboration agreement with LEO is subject to the successful completion of a “proof of concept” study that must validate clinical data from a prior study. We expect this “proof of concept” study to be completed in the first half of calendar 2006; however, we do not know whether the results will satisfy LEO or cause them to enter into a definitive collaboration agreement with us. Until such time as they do, LEO is under no further obligation to us under the LEO Exclusivity Agreement.

        Further, our existing and future collaborators may fail to develop or effectively commercialize our products or technologies because they:

•	do not have sufficient resources or decide not to devote the necessary resources due to internal constraints such as limited cash or human resources;

•	decide to pursue a competitive potential product developed outside of the collaboration; or

•	cannot obtain the necessary regulatory approvals.

        The continuation of our collaborations is dependent on our collaborators’ periodic renewal of the governing agreements. Therefore, we may not be able to renew these collaborations on acceptable terms, if at all. We also face competition in our search for new collaborators.

If conflicts arise with our collaborators, they may act in their self-interests, which may be adverse to our interests.

        Conflicts may arise in our collaborations due to one or more of the following:

•	disputes with respect to payments that we believe are due under a collaboration agreement;

•	disagreements with respect to ownership of intellectual property rights;

•	unwillingness on the part of a collaborator to keep us informed regarding the progress of its development and commercialization activities, or to permit public disclosure of these activities;

•	delay of a collaborator's development or commercialization efforts with respect to our drug candidates; or

•	termination or non-renewal of the collaboration.

        Conflicts arising with our collaborators could harm our reputation, result in a loss of revenues, reduce our cash position and cause a decline in our stock price.

We rely on third parties to coordinate our clinical trials and perform data collection and analysis, which may result in costs and delays that prevent us from successfully commercializing drug candidates.

        Although we design and manage our preclinical studies and clinical trials, we currently do not have the resources to coordinate clinical trials for our product candidates. In addition to our collaborators, we rely on contract research organizations, medical institutions, clinical investigators and contract laboratories to perform data collection and analysis and other aspects of our clinical trials. We also rely on third parties to assist with our preclinical studies, including studies regarding biological activity, safety, absorption, metabolism and excretion of drug candidates.

        Our preclinical development activities or clinical trials may be delayed, suspended or terminated if:

•	these third parties do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines;

•	these third parties need to be replaced; or

•	the quality or accuracy of the data obtained by third parties is compromised due to their failure to adhere to our clinical protocols or regulatory requirements or for other reasons.

        Failure to perform by these third parties may increase our development costs, delay our ability to obtain regulatory approval and prevent the commercialization of our drug candidates.

Delays, suspensions and terminations of our clinical trials could result in increased costs to us and delay our ability to generate product revenues.

        If we are able to reinitiate clinical trials, our clinical trials may be delayed, suspended or terminated due to a number of factors, including:

•	ongoing discussions with regulatory authorities regarding the scope or design of our clinical trials or requests by them for supplemental information with respect to our clinical trial results;

•	failure to conduct clinical trials in accordance with regulatory requirements;

•	lower than anticipated enrollment rate of patients in clinical trials;

•	serious adverse events or side effects experienced by participants; and

•	insufficient supply or deficient quality of drug supply or other materials necessary for the conduct of our clinical trials.

        For example, in January 2001, we voluntarily suspended enrollment in an on-going Phase 3 cardiac surgery study in the U.S. for Oxygent due to an imbalance in certain adverse events, primarily the incidence of stroke.

        Many of these factors described above may also ultimately lead to denial of regulatory approval of a current or potential drug candidate. If we experience delays in our clinical trials, the commercial prospects for our product candidates will be harmed and our ability to generate product revenues will be delayed.

We may not be able to obtain the additional funding we will need to complete development and to introduce products to the market.

        We will need substantial additional funding for our business. Our future capital requirements will depend on many factors, including:

•	the timing and extent of our late-stage clinical trials for Oxygent;

•	continued scientific progress in our research and development programs;

•	the time and cost involved in obtaining regulatory approvals for our products;

•	patent costs;

•	completing technological and market developments; and

•	the cost of manufacturing scale-up.

        Accordingly, we cannot estimate the amount of additional funding that we will require, but we know that it will be substantial. We cannot be certain that additional funding will be available to us on acceptable terms, or at all. If funds are not available, we may be required to delay, reduce the scope of, or eliminate one or more of our research or development programs or our commercialization. Further, additional funding may significantly dilute our existing stockholders.

Even if we successfully complete the clinical trials of our product candidates, they may fail for other reasons.

        Even if we successfully complete the clinical trials of our product candidates, they may fail for other reasons, including the possibility that the product candidates will:

•	fail to receive the regulatory clearances required to market them;

•	be subject to proprietary rights held by others requiring the negotiation of a license agreement prior to marketing;

•	be difficult or expensive to manufacture on a commercial scale; or

•	fail to compete with products or other treatments commercialized by our competitors.

        If we are unable to effectively market and sell our products, we may never generate revenues that are significant enough to achieve profitability.

Our product candidates may not gain acceptance among physicians, patients and the medical community, thereby limiting our potential to generate revenues.

        Even if our product candidates are approved for commercial sale by the FDA or European or other foreign regulatory authorities, the degree of market acceptance of any approved product candidate by physicians, healthcare professionals and third-party payors and our profitability and growth will depend on a number of factors, including:

•	our ability to provide acceptable evidence of safety and efficacy;

•	relative convenience and ease of administration;

•	the prevalence and severity of any adverse side effects;

•	availability of alternative treatments;

•	pricing and cost effectiveness, which may be subject to regulatory control;

•	effectiveness of our or our collaborators' sales and marketing strategy; and

•	our ability to obtain sufficient third-party insurance coverage or reimbursement.

        If any product candidate that we discover and develop does not provide a treatment regimen that is as beneficial as the current standard of care or otherwise does not provide patient benefit, that product likely will not achieve market acceptance and we will not generate sufficient revenues to achieve or maintain profitability.

We will need to increase the size of our organization and we may encounter difficulties managing our growth, which could adversely affect our results of operations.

        We will need to expand and effectively manage our operations and facilities in order to advance our product development programs, achieve milestones under our collaboration agreements, facilitate additional collaborations and pursue other development activities. It is possible that our human resources and infrastructure may be inadequate to support our future growth. To manage our growth, we will be required to continue to improve our operational, financial and management controls, reporting systems and procedures, and to attract and retain sufficient numbers of talented employees. In addition, we may have to develop sales, marketing and distribution capabilities if we decide to market any product that we may successfully develop without partnering with third parties. We may not successfully manage the expansion of our operations and, accordingly, may not achieve our research, development and commercialization goals.

We could incur significant delays in marketing our products if we are unable to obtain the necessary raw materials from our existing sources.

        We need sufficient supplies of raw materials to develop and market our products successfully. The raw materials in products that are approved by the FDA cannot be changed without equivalency testing of the new material by us and approval by the FDA. Some of the raw materials for our products are expected to be qualified from only one supplier. At times, one or more of these qualified materials may not be available or may be available only in limited quantities. If we are unable to obtain the necessary raw materials from our existing sources, we could incur significant delays in marketing and selling our products.

The lack or inadequacy of third-party reimbursement for our products would make it more difficult to market any products we develop.

        Our ability to commercialize our products successfully depends in part on the extent to which the cost of the products and related treatment will be reimbursed by government authorities, private health insurers and other group purchasing organizations. Third-party payors are increasingly challenging the prices charged for medical products and services. The purchase of healthcare services and products could be significantly affected by:

•	the trend toward managed healthcare in the U.S.;

•	the growth of group purchasing organizations; and

•	legislative proposals to reform healthcare and government insurance programs.

        These factors could result in lower prices and reduced demand for our products. Healthcare providers are instituting cost containment measures. Any cost containment measures as well as any healthcare reform could reduce or eliminate any profit to us on sales of our products. We also cannot assure you that full or partial reimbursement in the U.S. or foreign countries will be available for any of our products. If reimbursements are not available or sufficient, we may not be able to sell our products. We cannot forecast what additional legislation or regulation relating to the healthcare industry or third-party coverage and reimbursement may be enacted in the future, or what effect the legislation or regulation would have on our business.

We expect that our results of operations will fluctuate, which may make it difficult to predict our future performance from period to period.

        Our quarterly operating results have fluctuated in the past and are likely to do so in the future. Some of the factors that could cause our operating results to fluctuate from period to period include:

•	the status of development of Oxygent and the preclinical and clinical development of our other drug candidates;

•	whether we generate revenues by achieving specified research and development or commercialization milestones under any agreements;

•	the incurrence of preclinical or clinical expenses that could fluctuate significantly from period to period;

•	the initiation, termination or reduction in the scope of our collaborations during these periods or any disputes regarding these collaborations;

•	the timing of our ability to satisfy applicable regulatory requirements;

•	the rate of expansion of our clinical development and other internal research and development efforts;

•	the effect of competing technologies and products and market developments; and

•	general and industry specific economic conditions.

        We believe that quarterly comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of our future performance.

Risks Related to Our Intellectual Property

Our ability to compete may decline if we do not adequately protect our proprietary rights.

        We believe that our success will depend largely on our ability to obtain and maintain patent protection for our own inventions, to license the use of patents owned by third parties when necessary, to protect trade secrets and to conduct our business without infringing the proprietary rights of others. We have obtained patents covering intermediate- and high-concentration perfluorochemical (“PFC”) emulsions, stabilized PFC-emulsion formulations, as well as other patents. In addition, we have filed, and when appropriate will file, other patent applications with respect to our products and processes in the U.S. and in foreign countries. We do not know, however, whether:

•	any of our current or future patent applications will result in the issuance of patents;

•	any of our issued patents will provide significant proprietary protection or commercial advantage; or

•	any of our issued patents will not be circumvented by others.

        The patent positions of pharmaceutical medical products and biotechnology firms can be uncertain and involve complex legal and factual questions. It is possible that a third party may successfully challenge any of our patents or any of the patents licensed to us. If that were to happen, we would lose the right to prevent others from using the technology.

Confidentiality agreements with employees and others may not adequately prevent disclosure of our trade secrets and other proprietary information and may not adequately protect our intellectual property, which could limit our ability to compete.

        Because we operate in a highly technical field, we rely in part on trade secret protection in order to protect our proprietary technology and processes; however, trade secrets are difficult to protect. We enter into confidentiality and intellectual property assignment agreements with our corporate partners, employees, consultants, outside scientific collaborators, sponsored researchers and other advisors. These agreements generally require that the other party keep confidential and not disclose to third parties all confidential information developed by the party or made known to the party by us during the course of the party’s relationship with us. These agreements also generally provide that inventions conceived by the party in the course of rendering services to us will be our exclusive property. However, these agreements may not be honored and may not effectively assign intellectual property rights to us. Enforcing a claim that a party illegally obtained and is using our trade secrets is difficult, expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the U.S. may be less willing to protect trade secrets. The failure to obtain or maintain trade secret protection could adversely affect our competitive position.

A dispute concerning the infringement or misappropriation of our proprietary rights or the proprietary rights of others could be time consuming and costly, and an unfavorable outcome could harm our business.

        There is significant litigation in our industry regarding patent and other intellectual property rights. If our product development activities are found to infringe any such intellectual property rights of others, we may have to pay significant damages. We may need to resort to litigation to enforce a patent issued to us, protect our trade secrets, or determine the scope and validity of third-party proprietary rights. From time to time, we may hire scientific personnel formerly employed by other companies involved in one or more areas similar to the activities conducted by us. Either we or these individuals may be subject to allegations of trade secret misappropriation or other similar claims as a result of their prior affiliations. If we become involved in litigation, it could consume a substantial portion of our managerial and financial resources, regardless of whether we win or lose. We may not be able to afford the costs of litigation. Any legal action against our company or our collaborators could lead to:

•	payment of damages, potentially treble damages, if we are found to have willfully infringed a party's patent rights;

•	injunctive or other equitable relief that may effectively block our ability to further develop, commercialize and sell products; or

•	we or our collaborators having to enter into license arrangements that may not be available on commercially acceptable terms, if at all.

        As a result, we could be prevented from commercializing current or future products.

Risks Related to Our Industry

We will be subject to stringent regulation in connection with the marketing of any products derived from our drug candidates, which could delay the development and commercialization of our products.

        The pharmaceutical industry is subject to stringent regulation by the FDA and other regulatory agencies in the U.S. and by comparable authorities in other countries. Neither we nor our collaborators can market a pharmaceutical product in the U.S. until it has completed rigorous preclinical testing and clinical trials and an extensive regulatory clearance process implemented by the FDA. Satisfaction of regulatory requirements typically takes many years, depends upon the type or complexity and novelty of the product, and requires substantial resources. Even if regulatory approval is obtained, it may impose significant restrictions on the indicated uses, conditions for use, labeling, advertising, promotion and/or marketing of such products, and requirements for post-approval studies, including additional research and development and clinical trials. These limitations may limit the size of the market for the product or result in the incurrence of additional costs. Any delay or failure in obtaining required approvals could have a material adverse effect on our ability to generate revenues from the particular product candidate.

        Outside the U.S., the ability to market a product is contingent upon receiving approval from the appropriate regulatory authorities. The requirements governing the conduct of clinical trials, marketing authorization, pricing and reimbursement vary widely from country to country. Only after the appropriate regulatory authority is satisfied that adequate evidence of safety, quality and efficacy has been presented will it grant a marketing authorization. Approval by the FDA does not automatically lead to the approval by regulatory authorities outside the U.S. and, similarly, approval by regulatory authorities outside the U.S. will not automatically lead to FDA approval.

If our competitors develop and market products that are more effective than our product candidates, they may reduce or eliminate our commercial opportunity.

        We may be unable to compete successfully in developing and marketing our products. Several pharmaceutical companies, biotechnology companies, public and private universities, and research organizations are actively engaged in the research and development of products that may compete with our products. Some of these companies, particularly the large worldwide pharmaceutical companies, have more resources than we and may develop and introduce products and processes competitive with or superior to ours.

        Companies that we know are in active development of a blood substitute product include Biopure Corporation (“Biopure”), Northfield Laboratories Inc. (“Northfield”), Hemosol, Inc. (“Hemosol”), Sangart Inc. (“Sangart”), Synthetic Blood International (“SBI”) and Sanguine Corp. (“Sanguine”). There are two primary approaches for oxygen delivery used in blood substitute products: PFC emulsions, the approach used in Oxygent, and hemoglobin solutions. Hemoglobin solution development efforts typically employ chemical modification of stroma-free hemoglobin derived from human or bovine red blood cells. There are several companies working on hemoglobin solutions as temporary oxygen carrier blood substitutes that have advanced into clinical trials. One of these companies, Hemosol, has determined that the adverse cardiovascular-related events could be corrected with a modification of its product; however, the company has determined that it would pursue other protein therapeutic opportunities instead of pursuing further clinical development of its hemoglobin-based blood substitute product. Northfield, another company working on hemoglobin solutions derived from outdated human blood, has recently announced the third interim review of 250 patients by its Independent Data Monitoring Committee in its 750-patient Phase 3 urban ambulance trial that was initiated in December 2003. A third company developing a bovine-based hemoglobin solution, Biopure, has an approval for its product in South Africa and is currently addressing the FDA’s questions regarding its product’s safety and efficacy arising during the regulatory review of the company’s Biologic License Application (“BLA”) to market its product in the U.S. for an orthopedic surgery indication. Biopure has completed a 46-patient Phase 2 clinical trial in Europe using its product following coronary angioplasty. Its trauma trial, in collaboration with the U.S. Navy, has been placed on hold pending resolutions of dosing, safety and risk/benefit questions raised by the FDA. The fourth company, Sangart, has recently completed a 90-patient Phase 2 study in Sweden with patients undergoing orthopedic surgeries with its human hemoglobin-based product and has initiated a 40-patient Phase 2 study in the U.S. With respect to PFC emulsion development, we are aware of two early-stage companies in the U.S. developing PFC-based temporary oxygen carriers; however, only one, SBI, has progressed to clinical trials. SBI has recently announced the initiation of a Phase 2 study in orthopedic patients in the U.S. The only other company, Sanguine, is still in the early preclinical stages of discovery and formulation development and has announced that its first indication will be for the transport of pancreatic islet cells. We are also aware of one product, Perftoran, which is a dilute first-generation PFC-based emulsion that was developed at the Russian Academy of Sciences and has been approved in 1999 in Russia only for a variety of clinical indications.

        We do not know whether our technology or the technology of a competitor will gain market acceptance. Our failure to compete could have a material adverse effect on our business.

Consumers may sue us for product liability, which could result in substantial liabilities that exceed our available resources and damage our reputation.

        Researching, developing and commercializing products entail significant product liability risks. Liability claims may arise from our and our collaborators’ use of products in clinical trials and the commercial sale of those products. Consumers may make these claims directly and our collaborators or others selling these products may seek contribution from us if they receive claims from consumers. We will need to increase and expand our product liability insurance that covers our clinical trials as we commence larger scale trials and if our drug candidates are approved for commercial sale. This insurance may be prohibitively expensive or may not fully cover our potential liabilities. Inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of products that we or our collaborators develop. Product liability claims could have a material adverse effect on our business and results of operations. Our liability could exceed our total assets if we do not prevail in a lawsuit from any injury caused by our drug products.

Risks Related to an Investment in Our Securities

There is a large number of shares that may be sold in the market as a result of this offering, which may cause the price of our common stock to decline.

        As of September 15, 2005, 34,829,827 shares of our common stock were outstanding. We are registering pursuant to this prospectus 64,178,599 shares of our common stock that are either outstanding or issuable upon exercise of outstanding warrants or conversion of the Senior Notes held by certain stockholders. These shares, upon acquisition, unless held by “affiliates,” will be freely tradable without restriction or further registration under federal securities laws immediately following this registration.

        Sales of a substantial number of shares of our common stock in the public markets, or the perception that these sales may occur, could cause the market price of our stock to decline and could materially impair our ability to raise capital through the sale of additional equity securities.

The market price of our common stock could be volatile and your investment could suffer a decline in value.

        The market price for our common stock is likely to be volatile and could be susceptible to wide price fluctuations due to a number of internal and external factors, many of which are beyond our control, including:

•	quarterly variations in operating results and overall financial condition;

•	economic and political developments affecting the economy as a whole;

•	results of our clinical trials;

•	short-selling programs;

•	the stock market's perception of the biotechnology industry as a whole;

•	technological innovations by others;

•	proprietary rights disputes or litigation;

•	changes in earnings estimates by analysts;

•	additions or departures of key personnel; and

•	sales of substantial numbers of shares of our common stock or securities convertible into or exercisable for our common stock.

The application of the “penny stock” rules could adversely affect the market price of our common shares and increase your transaction costs to sell those shares.

        As long as the trading price of our common shares is below $5 per share, the open-market trading of our common shares will be subject to the penny stock rules. The penny stock rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1 million or annual income exceeding $200,000 or $300,000 together with their spouses). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser’s written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell our common stock, and may result in decreased liquidity for our common stock and increased transaction costs for sales and purchases of our common stock as compared to other securities.

        These and other factors may make it difficult for our stockholders to sell their shares in the open market if and when eligible to do so. In addition, stock prices for many biotechnology companies fluctuate widely for reasons that may be unrelated to operating results. These fluctuations, as well as general economic, market and political conditions such as interest rate increases, recessions or military or political conflicts, may materially and adversely affect the market price of our common stock, thereby causing you to lose some or all of your investment.

We do not intend to pay cash dividends.

        We have never paid cash dividends on our stock and do not anticipate paying any cash dividends in the foreseeable future. In addition, certain restrictive covenants in the Senior Notes restrict our ability to pay dividends.

FORWARD-LOOKING STATEMENTS

        This document may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.

        We wish to caution readers that these forward-looking statements are only predictions and that our business is subject to significant risks. The factors discussed herein, and other important factors, in some cases have affected, and in the future could affect, our actual results and could cause our actual consolidated results for fiscal 2005, and beyond, to differ materially from those expressed in any forward-looking statements made by us or on our behalf. These risks include, but are not limited to:

•	our inability to obtain adequate financing for our development efforts;

•	our inability to enter into collaborative relationships to further develop and commercialize our products;

•	changes in any of our existing relationships, or the inability of any collaborative partner to adequately commercialize our products;

•	the uncertainties associated with the lengthy regulatory approval process, including uncertainties associated with FDA decisions and timing of product development or approval;

•	the uncertainties associated with obtaining and enforcing patents important to our business;

•	possible competition from other products;

•	difficulties in manufacturing on a large scale;

•	failure to obtain market acceptance;

•	the uncertainty of the timing of product approvals and introductions and of sales growth;

•	the ability to obtain necessary raw materials at cost-effective prices or at all; and

•	the increasing emphasis on controlling healthcare costs and potential legislation or regulation of healthcare pricing.

        You should read this prospectus and the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of this prospectus.

USE OF PROCEEDS

        The selling stockholders will receive all of the net proceeds from the sale of our common stock offered by this prospectus. Accordingly, we will not receive any proceeds from the sale of the common stock. We will, however, receive proceeds from the exercise of warrants to purchase 10,146,893 shares held by the selling stockholders to the extent they are exercised. If all the warrants are exercised, we would receive approximately $2.5 million. We will use the proceeds from the exercise of these warrants, if any, for general corporate purposes.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

        Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “ALLP.OB.” The following table sets forth, for the periods indicated, the high and low bid prices per share as quoted on the Over-the-Counter Bulletin Board:

	High	Low
Fiscal 2005
Quarter ended June 30, 2005	$0.26	$0.15
Quarter ended March 31, 2005	$0.36	$0.15
Quarter ended December 31, 2004	$0.32	$0.16
Quarter ended September 30, 2004	$0.40	$0.10
Fiscal 2004
Quarter ended June 30, 2004	$0.60	$0.30
Quarter ended March 31, 2004	$0.51	$0.34
Quarter ended December 31, 2003	$0.65	$0.31
Quarter ended September 30, 2003	$0.76	$0.14

        The above quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

        On September 26, 2005, the closing bid price for our common stock was $0.15.

        As of September 26, 2005, there were 833 stockholders of record of our common stock. We believe that, in addition, there are beneficial owners of our common stock whose shares are held in street name and, consequently, we are unable to determine the actual number of beneficial holders of our common stock.

DIVIDEND POLICY

        Since our incorporation, we have never declared or paid any dividends on our capital stock. We currently expect to retain our future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any dividends in the foreseeable future. Pursuant to a Senior Note Purchase Agreement we entered into with certain of our investors, we are restricted from declaring or paying dividends on our capital stock for so long as the Senior Notes we issued pursuant to the agreement remain outstanding.

SELLING STOCKHOLDERS

        The following table provides information regarding the beneficial ownership of the outstanding shares of our common stock by the selling stockholders. The table assumes the issuance of all shares of our common stock being registered hereunder upon exercise of outstanding warrants and upon conversion of principal and interest under promissory notes held by the selling stockholders. Percentage of beneficial ownership after the offering is based on 34,829,827 shares of our common stock outstanding as of September 26, 2005. The selling stockholders may offer the shares for sale from time to time in whole or in part. Except where otherwise noted, the selling stockholders named in the following table have, to our knowledge, sole voting and investment power with respect to the shares beneficially owned by them.

	Beneficial Ownership Before Offering		Number of	Beneficial Ownership After Offering (2)
	Number of Shares		Shares Being Registered (1)	Number of Shares	Percent
MicroCapital Fund LP	5,232,000	(3)	5,232,000	--	--
MicroCapital Fund Ltd.	3,052,000	(4)	3,052,000	--	--
MicroCapital LLC	436,000	(5)	436,000	--	--
MedCap Partners, L.P.	6,540,000	(6)	6,540,000	--	--
Xmark Fund, L.P.	6,104,000	(7)	3,052,000	--	--
Xmark Fund, Ltd.	6,104,000	(8)	3,052,000	--	--
Special Situations Private Equity Fund	4,533,300	(9)	4,349,100	184,200	*
Potomac Capital Partners, LP	1,338,520	(10)	1,338,520	--	--
Potomac Capital International Ltd.	444,720	(11)	444,720	--	--
Pleiades Investment Partners - R, L.P.	832,760	(12)	832,760	--	--
SB Venture Capital III, LLC	1,302,550	(13)	1,302,550	--	--
SB Venture Capital LLC	218,000	(14)	218,000	--	--
SB Venture Capital II, LLC	218,000	(15)	218,000	--	--
SB Venture Capital IV, LLC	436,000	(16)	436,000	--	--
Osiris Investment Partners, LP	1,739,640	(17)	1,739,640	--	--
Jan A. Dekker	1,755,900	(18)	1,754,900	1,000	*
Oldfield Company	1,308,000	(19)	1,308,000	--	--
Neal Ira Goldman	915,600	(20)	915,600	--	--
Fountainhead Fund	381,500	(21)	381,500	--	--
Meadowbrook Opportunity Fund LLC	749,000	(22)	749,000	--	--
Langley Partners, L.P.	578,857	(23)	436,000	142,857	*
C. Leonard Gordon	244,160	(24)	244,160	--	--
Gregory G. Huston IRA	315,200	(25)	305,200	10,000	*
Gregory G. Huston	152,600	(26)	152,600	--	--
James B. Anderson	152,600	(27)	152,600	--	--
Stephen M. McGrath	1,039,608	(28)	792,250	247,358	*
Biomedical Value Fund, L.P.	5,232,000	(29)	5,232,000	--	--
Biomedical Offshore Value Fund, Ltd.	3,488,000	(30)	3,488,000	--	--
Technology Gateway Partnership, L.P.	4,970,786	(31)	4,680,000	290,786	*
Brown Simpson Partners I, Ltd.	5,683,600	(32)	5,500,000	183,600	*
Stroock & Stroock & Lavan, LLP	675,000	(33)	675,000	--	--
SDS Capital Group SPC, Ltd.	1,084,801	(34)	1,040,000	44,801	*
Castle Creek Healthcare Partners, LLC	392,857	(35)	250,000	142,857	*
CC Life Science, Ltd.	154,762	(36)	83,333	71,429	*
CCL Fund LLC	166,667	(37)	166,667	--	--
Burrill & Company	357,142	(38)	357,142	--	--
Roth Capital Partners, LLC	3,002,283	(39)	1,571,357	1,430,926	1.5%
Mixture Sciences, Inc.	1,500,000	(40)	1,500,000	--	--
Otato Limited Partnership	200,000	(41)	200,000	--	--

Total			64,178,599

   *  Less than 1%.

(1)	Represents the number of shares we are required to register pursuant to registration rights of the selling stockholders.

(2)	Assumes all of the shares being offered under this prospectus will be sold by the selling stockholders.

(3)	Consists of 5,232,000 shares of common stock issuable upon conversion of a note.

(4)	Consists of 3,052,000 shares of common stock issuable upon conversion of a note.

(5)	Consists of 436,000 shares of common stock issuable upon conversion of a note.

(6)	Consists of 6,540,000 shares of common stock issuable upon conversion of a note.

(7)	Includes (i) 3,052,000 shares of common stock issuable upon conversion of a note held by Xmark Fund, L.P. (“Xmark LP”); and (ii) 3,052,000 shares of common stock issuable upon conversion of a note held by Xmark Fund, Ltd. (“Xmark Ltd.”). Xmark Asset Management, LLC (“XAM”), serves as investment manager for each of Xmark LP and Xmark Ltd, as well as various other private investment funds. Mitchell D. Kaye, whose business address is c/o Xmark Asset Management, LLC 152 West 57th Street, 21st Floor, New York, New York 10019, is the Manager of XAM, and as such, Mr. Kaye possesses the power to vote and direct the disposition of all securities held by Xmark LP and Xmark Ltd. Each of Xmark LP and Xmark Ltd. disclaims beneficial ownership over the 5,683,600 shares of common stock beneficially owned by Brown Simpson Partners I, Ltd., over which XAM also serves as investment manager.

(8)	Includes (i) 3,052,000 shares of common stock issuable upon conversion of a note held by Xmark Ltd.; and (ii) 3,052,000 shares of common stock issuable upon conversion of a note held by Xmark LP. XAM serves as investment manager for each of Xmark LP and Xmark Ltd, as well as various other private investment funds. Mitchell D. Kaye, whose business address is c/o Xmark Asset Management, LLC 152 West 57th Street, 21st Floor, New York, New York 10019, is the Manager of XAM, and as such, Mr. Kaye possesses the power to vote and direct the disposition of all securities held by Xmark LP and Xmark Ltd. Each of Xmark LP and Xmark Ltd. disclaims beneficial ownership over the 5,683,600 shares of common stock beneficially owned by Brown Simpson Partners I, Ltd., over which XAM also serves as investment manager.

(9)	Includes 4,349,100 shares of common stock issuable upon conversion of a note.

(10)	Consists of 1,338,520 shares of common stock issuable upon conversion of a note.

(11)	Consists of 444,720 shares of common stock issuable upon conversion of a note.

(12)	Consists of 832,760 shares of common stock issuable upon conversion of a note.

(13)	Consists of 1,302,550 shares of common stock issuable upon conversion of a note.

(14)	Consists of 218,000 shares of common stock issuable upon conversion of a note.

(15)	Consists of 218,000 shares of common stock issuable upon conversion of a note.

(16)	Consists of 436,000 shares of common stock issuable upon conversion of a note.

(17)	Consists of 1,739,640 shares of common stock issuable upon conversion of a note.

(18)	Includes 1,754,900 shares of common stock issuable upon conversion of a note.

(19)	Consists of 1,308,000 shares of common stock issuable upon conversion of a note.

(20)	Consists of 915,600 shares of common stock issuable upon conversion of a note.

(21)	Consists of 381,500 shares of common stock issuable upon conversion of a note.

(22)	Includes 321,000 shares of common stock issuable upon exercise of warrants.

(23)	Includes 436,000 shares of common stock issuable upon conversion of a note.

(24)	Consists of 244,160 shares of common stock issuable upon conversion of a note.

(25)	Includes 305,200 shares of common stock issuable upon conversion of a note.

(26)	Consists of 152,600 shares of common stock issuable upon conversion of a note.

(27)	Consists of 152,600 shares of common stock issuable upon conversion of a note.

(28)	Consists of (i) 612,301 shares owned by Mr. McGrath, (ii) 368,107 shares subject to warrants, (iii) 21,200 shares subject to options granted under the 1991 Stock Option Plan, and (iv) 38,000 shares subject to options granted under the 2000 Stock Option Plan. In addition, Mr. McGrath is one of our directors.

(29)	Consists of 5,232,000 shares of common stock issuable upon conversion of a note.

(30)	Consists of 3,488,000 shares of common stock issuable upon conversion of a note.

(31)	Includes 2,500,000 shares of common stock to be issued in exchange for a warrant to purchase equity units of PFC Therapeutics and 2,180,000 shares of common stock issuable upon conversion of a note.

(32)	Includes (i) 5,500,000 shares of common stock issuable upon exercise of warrants, and (ii) 183,600 directly owned shares of common stock held by Brown Simpson Partners I, Ltd. XAM serves as investment manager for Brown Simpson Partners I, Ltd., as well as various other private investment funds. Mitchell D. Kaye, whose business address is c/o Xmark Asset Management, LLC 152 West 57th Street, 21st Floor, New York, New York 10019, is the Manager of XAM, and as such, Mr. Kaye possesses the power to vote and direct the disposition of all securities held by Brown Simpson Partners I, Ltd. Brown Simpson Partners I, Ltd. disclaims beneficial ownership over the 6,104,000 shares of common stock beneficially owned by Xmark LP and Xmark Ltd., over which XAM also serves as investment manager.

(33)	Consists of 675,000 shares of common stock issuable upon exercise of warrants. In addition, Stroock & Stroock & Lavan is our former outside legal counsel.

(34)	Includes 1,040,000 shares of common stock issuable upon exercise of warrants.

(35)	Consists of 392,857 shares of common stock issuable upon exercise of warrants.

(36)	Consists of 154,762 shares of common stock issuable upon exercise of warrants.

(37)	Consists of 166,667 shares of common stock issuable upon exercise of warrants.

(38)	Consists of 357,142 shares of common stock to be issued in consideration for services. Burrill & Company has provided certain advisory services to us in connection with our strategic partnering transactions for which Burrill has received certain compensation, including the right to receive the shares registered hereby.

(39)	Includes 2,594,397 shares of common stock issuable upon exercise of warrants and 13,695 shares of common stock and 10,000 shares of common stock issuable upon exercise of warrants held by Gordon Roth, Chief Operating Officer of Roth Capital Partners, LLC (“Roth Capital”). Roth Capital has served as placement agent for several of our equity financings. Duane Roth, our Chairman and Chief Executive Officer, is the brother of Byron Roth, Chairman and majority owner of Roth Capital, Gordon Roth and Theodore Roth. Theodore Roth, Managing Director, Corporate Finance of Roth Capital was our President and Chief Operating Officer until December 31, 2002, and he is currently one of our directors.

(40)	Consists of 1,500,000 shares of common stock to be issued in consideration for the repurchase of certain technology and intellectual property if certain conditions are met.

(41)	Consists of 200,000 shares of common stock issuable upon exercise of warrants.

PLAN OF DISTRIBUTION

        The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

        The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date of this prospectus;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

        The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

        In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

        The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

        The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of the securities will be paid by the selling stockholders and/or the purchasers. Each selling stockholder has represented and warranted to us that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities. We have advised each selling stockholder that it may not use shares registered under this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the Commission. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

        Roth Capital Partners, LLC (“Roth Capital”) has represented to us that it is a registered broker/dealer. As such, Roth Capital may be deemed an “underwriter” of the shares of our common stock to be sold by Roth Capital pursuant to this prospectus. Roth Capital has served as placement agent for several of our equity financings. In connection with the equity financing pursuant to which we are obligated to file the registration statement of which this prospectus forms a part, we paid Roth Capital $768,000 and issued to Roth Capital a warrant to purchase 1,571,357 shares of common stock at an exercise price of $0.50 per share. Duane Roth, our Chairman and Chief Executive Officer, is the brother of Byron Roth, Chairman and majority owner of Roth Capital. Theodore Roth, Managing Director, Corporate Finance of Roth Capital was our President and Chief Operating Officer until December 31, 2002. Theodore Roth is currently one of our directors. Theodore Roth is also the brother of Duane Roth and Byron Roth.

        To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

        In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

        We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

        We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

        The following discussion and analysis should be read in conjunction with the Audited Consolidated Financial Statements and Notes thereto appearing elsewhere in this prospectus.

        Certain statements contained herein that are not related to historical results, including, without limitation, statements regarding our business strategy and objectives, future financial position, expectations about pending litigation and estimated cost savings, are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and involve risks and uncertainties. Although we believe that the assumptions on which these forward-looking statements are based are reasonable, there can be no assurance that such assumptions will prove to be accurate and actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, regulatory policies, competition from other similar businesses, and market and general economic factors. All forward-looking statements contained in this prospectus are qualified in their entirety by this statement.

        Plan of Operation

        (References to years are to our fiscal years ended June 30.)

        Since our inception in 1983, we have financed our operations primarily through the sale of equity and debt securities, and we have applied substantially all of our resources to research and development programs and to clinical trials. We have incurred operating losses since inception and, as of June 30, 2005, have an accumulated deficit of $484.1 million. We expect to incur significant operating losses over at least the next few years as we continue our research and product development efforts and attempt to commercialize our products.

        Our revenues from operations have come primarily from collaborations with corporate partners, including research and development, milestone and royalty payments. Our expenses have consisted primarily of research and development costs and administrative costs. To date, our revenues from the sale of products have not been significant. We believe our future operating results may be subject to quarterly fluctuations due to a variety of factors, including the timing of future collaborations and the achievement of milestones under collaborative agreements, whether and when new products are successfully developed and introduced by us or our competitors, and market acceptance of products under development.

        Research and Development

        For the years ended June 30, 2005 and 2004, we incurred research and development expenses of $856,000 and $912,000, respectively, for Oxygent, an intravascular oxygen carrier that we are developing to augment oxygen delivery in surgical patients at risk of acute oxygen deficit. Research and development costs to date for our oxygen-therapeutic product candidates, including Oxygent, total approximately $157 million. While difficult to predict, we estimate that the completion of clinical trials for Oxygent will cost at least an additional $60 million. We do not anticipate that Oxygent will reach the market for at least a few years, if at all, and, because of the numerous risks and uncertainties associated with product development efforts, we are unable to predict the extent of any future expenditures or when material net cash inflows from Oxygent may commence, if at all.

        Astral, Inc. (“Astral”) (our wholly owned subsidiary until September 2005) was engaged in the development of immunoglobulins that are engineered to bear specific disease-associated peptides. For the years ended June 30, 2005 and 2004, Astral incurred research and development expenses of approximately $1.1 million and $487,000, respectively. In September 2005, pursuant to an asset contribution agreement (the “Astral Agreement”), $520,000 of accrued Astral expenses will be assumed by MultiCell Technologies, Inc. (“MultiCell”).

        In December 2002, we entered into an exclusive license agreement with Mixture Sciences, Inc. (“Mixture Sciences”) for Mixture Sciences to acquire all rights to a proprietary immunotherapy platform technology developed by Astral. Mixture Sciences provided financing to support the overhead and salaries of key employees involved with this technology for a secured position in the technology subject to a royalty-bearing license. We had certain rights to repurchase the technology by paying Mixture Sciences a break-up fee. In satisfaction of the break-up fee, Astral assigned two Patent Cooperation Treaty (“PCT”) applications to Mixture Sciences. We recorded the funds received from Mixture Sciences totaling $285,000 as license revenues during the year ended June 30, 2004. On September 27, 2004, Astral and Mixture Sciences entered into an assigment agreement (the “Mixture Assignment Agreement”) whereby Mixture Sciences reassigned all rights to the proprietary immunotherapy platform, including the PCT applications, back to Astral in exchange for payments of $300,000 of cash and $420,000 of stock of either Astral or Alliance. Upon the signing of the agreement, we made the first cash payment of $100,000 to Mixture Sciences and made subsequent cash payments totaling $100,000 during the fiscal year ended June 30, 2005. The remaining cash payments of $100,000 and the $420,000 fair value of common stock due by December 31, 2005 are included in accrued expenses in the accompanying consolidated balance sheet at June 30, 2005. Pursuant to the Astral Agreement in September 2005, MultiCell assumed our obligations under the Mixture Assignment Agreement.

        Results of Operations

        Year Ended June 30, 2005 as Compared with Year Ended June 30, 2004

        Our revenue increased to $1.5 million for the year ended June 30, 2005, compared to $549,000 for the year ended June 30, 2004. This revenue is primarily due to $1.4 million received from Nektar Therapeutics (“Nektar”). In November 1999, we transferred to Nektar (formerly, Inhale Therapeutic Systems, Inc.) certain rights to our PulmoSpheres® technology and other assets for use in respiratory drug delivery. In March 2002, a supplemental agreement modified and expanded this original agreement. In February 2005, the supplemental agreement was amended to, among other things, terminate our right to receive the milestone and royalty payments discussed above. In consideration of the cancellation of our right to receive the milestone and royalty payments, Nektar paid us $1.4 million.

        Research and development expenses increased by $536,000, or 38%, to $1.9 million for the year ended June 30, 2005, compared to $1.4 million for the year ended June 30, 2004. The increase in research and development expenses was primarily due to the recording of the $720,000 expense of the Mixture Assignment Agreement ($520,000 of which to be assumed by MultiCell per the Astral Agreement in September 2005), partially offset by a decrease of $178,000 in Oxygent-related activities.

        General and administrative expenses increased by $1.8 million, or 119%, to $3.4 million for the year ended June 30, 2005, compared to $1.5 million for the year ended June 30, 2004. The increase in general and administrative expenses was primarily due to the recording of an additional $1.1 million in rent and litigation expenses awarded to HUB in connection with a lawsuit (see “Legal Proceedings”), $974,000 increase in fees related to litigation and legal costs, partially offset by a decrease in financing costs of $214,000.

        For the year ended June 30, 2005, we recorded a gain on the sale of the Imagent® assets of $306,000 resulting from the recording of payments of $128,000 from Imcor Pharmaceutical Co. (“Imcor”), formerly known as Photogen Technologies, Inc., to fund our obligations and settlements with various vendors and creditors of $178,000 during the year in connection with the Imagent asset sale transaction. For the year ended June 30, 2004, we recorded a net gain on the disposition of assets of $14.7 million, primarily due to the gain on the sale of the Imagent assets of $15 million. (For additional information regarding the Imagent asset sale transaction, see “Liquidity & Capital Resources” below, and Note 4 to our audited consolidated financial statements).

        Investment income increased to $141,000 for the year ended June 30, 2005, compared to $12,000 for the year ended June 30, 2004. The increase was primarily the result of higher average cash balances during the year upon the receipt of funds from a private placement financing (the “June 2004 Private Placement”).

        Other income was $378,000 for the year ended June 30, 2005, a result of proceeds recorded from sales of raw material primarily pursuant to the amended supplemental agreement with Nektar that provided among other things for our sale to Nektar of certain raw material inventories (which were previously written off) to enable Nektar to develop products based upon the technology assigned or licensed, compared to $10,000 for the year ended June 30, 2004.

        Interest expense was $2.7 million for the year ended June 30, 2005, an increase of 21% compared to $2.3 million for the year ended June 30, 2004. The expense for the current year was primarily the result of the beneficial conversion feature (“BCF”) expense recorded in connection with the exchange of our common stock for the Senior Notes on September 24, 2004 and the accrued interest on such Senior Notes. The expense for the prior year was primarily in connection with a secured convertible note sold by PFC Therapeutics in the principal amount of $500,000 (the “PFC Note”) to an investor. The investor also received a warrant to purchase a number of units of ownership interests of PFC Therapeutics at an exercise price of $0.01 per unit. We recorded interest expense of $1 million and a BCF charge of $1 million (included in interest expense) during fiscal 2004 based on the valuation of the warrant issued in connection with the PFC Note.

Liquidity and Capital Resources

        Since inception, we have funded our operations primarily through the sale of equity securities, payments under our collaboration agreements and debt financing. From inception to June 30, 2005, we had received $243 million in net proceeds from sales of our equity securities, $260.5 million in payments from collaboration agreements and $74.3 million in debt financing of which $37.4 million of such debt has been converted into equity and $25.9 million of such debt has been retired through the restructuring of various agreements and the issuance of warrants to purchase our common stock (described more fully below).

        At June 30, 2005, we had approximately $6.8 million in cash and cash equivalents compared to $8.4 million at June 30, 2004. The decrease resulted primarily from the net cash used in operations of $1.7 million, and the purchase of $59,000 of office equipment, partially offset by cash received from Imcor of $128,000. At June 30, 2005, we had a working capital deficit of $8.1 million, compared to net working capital of $5.9 million at June 30, 2004. Our operations to date have consumed substantial amounts of cash and are expected to continue to do so for the foreseeable future.

        Net cash used in operating activities totaled $1.7 million for the year ended June 30, 2005, compared to $3.4 million for the year ended June 30, 2004. The decrease in net cash used in operating activities during the year ended June 30, 2005 was primarily due to the increase in license fee receipts of $1.4 million and the increase in receipts from the sale of raw material of $367,000.

        There was no net cash provided by financing activities for the year ended June 30, 2005, compared to net cash provided by financing activities of $10.7 million for the year ended June 30, 2004, primarily due to net proceeds of $10 million received from the June 2004 Private Placement, $195,000 received from the exercise of warrants and stock options, and $500,000 from the PFC Note.

        On June 18, 2003, we sold all of our assets related to our Imagent product to Imcor. To date, Imcor has issued $3.7 million of its common stock to certain of our creditors and made cash payments to us in an approximate amount of $1.6 million. In addition, Imcor has assumed or we have settled $20.6 million in liabilities in full satisfaction of $25.9 million of the foregoing debt. (For additional information regarding the Imagent asset transaction, see Note 4 to our audited consolidated financial statements).

        Until we can generate significant continuing revenues, we expect to satisfy our future cash needs through strategic collaborations, private or public sales of our securities, debt financings or by licensing all or a portion of our product candidates or technology. We cannot be certain that additional funding will be available to us on acceptable terms, or at all. If funds are not available, we may be required to delay, reduce the scope of, or eliminate one or more of our research and development programs or our commercialization efforts.

        In June 2004, we completed the June 2004 Private Placement, with net proceeds to us of $10 million. On September 24, 2004, investors holding 30,546,423 shares of common stock and warrants to purchase 22,909,821 shares of common stock representing $10.7 million of the $11 million invested in the June 2004 Private Placement elected to rescind the June 2004 Private Placement. In so doing, each of these investors returned to us its stock certificate and warrant representing the number of shares it received in the June 2004 Private Placement for cancellation. Immediately thereafter, these same investors entered into the Senior Note Purchase Agreement whereby we issued to such investors Senior Notes in principal amounts equal to the amounts such investors invested in the June 2004 Private Placement. These Senior Notes are convertible into common stock at $0.25 per share. The Senior Note Purchase Agreement has restrictive covenants including limitations on issuances of debt and dividends, as well as other restrictive covenants.

        On December 22, 2004, PFC Therapeutics, LLC, our majority-owned subsidiary (“PFC Therapeutics”) and LEO signed the LEO Exclusivity Agreement to enter into a license agreement, subject to continued due diligence by LEO, to develop and commercialize Oxygent in Europe and Canada. The terms of the license agreement, if entered into, will include certain initial and future payments to PFC Therapeutics upon the completion of various regulatory and commercial milestones for Oxygent development in Europe and royalties on commercial sales of Oxygent in Europe and Canada. On January 5, 2005, we received the non-refundable portion of an exclusivity fee of $100,000 per the terms of the LEO Exclusivity Agreement, which amount is recorded as deferred revenue and included in current liabilities in our audited consolidated balance sheet at June 30, 2005. On February 25, 2005, PFC Therapeutics and LEO agreed to amend the LEO Exclusivity Agreement. The amendment extends the period of time in which LEO may undertake its due diligence investigation from March 1, 2005 to a date that is sixty (60) days after submission by us to LEO of the results of a “proof of concept” clinical study in surgery patients to be conducted by us to confirm the results of an earlier study. We anticipate that the “proof of concept” study will be completed in the first half of calendar 2006. The remaining terms of the LEO Exclusivity Agreement remain in full force and effect, provided that any definitive license agreement entered into between PFC Therapeutics and LEO relating to the marketing and commercialization of Oxygent will include an additional milestone payment, the amount of which is to be proposed by us, relating to the “proof of concept” clinical trial described above.

        On May 13, 2005, PFC Therapeutics and Double-Crane entered into an agreement (the “Double-Crane Agreement”) whereby Double-Crane was granted the right to develop and commercialize Oxygent in the People’s Republic of China (the “PRC”). Double-Crane made an upfront license fee payment of $500,000, which amount is recorded as deferred revenue and included in current liabilities in our audited consolidated balance sheet at June 30, 2005, and they will be obligated to make milestone and royalty payments to us. In addition, Double-Crane will be responsible for conducting clinical trials in the PRC, in accordance with international guidelines, necessary to receive marketing approval for Oxygent and we will have the right to use any data derived from these clinical trials in other territories. Double-Crane will have the option to manufacture Oxygent in the PRC after obtaining approval from the regulatory authorities in the PRC. Double-Crane will also have a right of first refusal to add specific additional countries to the Double-Crane Agreement upon further negotiation with us.

        Double-Crane is a “Qualified Third Party” as that term is defined in the Senior Note Purchase Agreement dated September 21, 2004, by and among us and certain investors, which required us to maintain on hand a minimum of $5.5 million in cash or cash equivalents (the “Cash Covenant”). The Cash Covenant ceased to apply on the date that we entered into a binding agreement for the joint development of Oxygent with a Qualified Third Party. Accordingly, the Double-Crane Agreement satisfied the termination requirements of the Cash Covenant; therefore, as of May 13, 2005, the restrictions related to the amount of cash and cash equivalents that we must maintain on hand in order not to be in default under the Senior Notes, as set forth in the Cash Covenant, have ceased and are of no further force or effect.

        If the holders of our Senior Notes do not demand repayment in March 2006, we believe we now have working capital to fund our operations for the next 12 months; however, we currently do not have the resources to repay the Senior Notes and the holders may be able to force our liquidation. Therefore, we may seek additional collaborative research and development relationships with suitable corporate partners for our products. Further, additional equity or debt financing may be required to fund our ongoing operations. Because adequate funds have not been available to us in the past, we have already delayed our Oxygent development efforts and have delayed, scaled back, and/or eliminated one or more of our other product development programs.

        At June 30, 2005, the following approximate debt obligations were outstanding:

•	$1.1 million owed to various vendors, approximately $550,000 of which is subject to settlements with vendors or reimbursement from Imcor, or was assumed by MultiCell ( see “Subsequent Events” below);

•	$2.2 million in accrued expenses, primarily consisting of $1.5 million due to HUB Properties Trust (“HUB”) (see “Legal Proceedings”), $520,000 due to Mixture Sciences in either cash or stock (which obligation was assumed by MultiCell per the Astral Agreement subsequent to June 30, 2005), $126,000 in payroll and other expenses, and $77,000 in rent and related expenses;

•	$11 million in Senior Notes, including $490,000 in accrued interest;

•	$1.3 million in deferred royalty payments to be paid through future Imagent earn-out payments, if any. In the event there are no future Imagent earn-out payments, the deferred royalties will not be paid.

Subsequent Events

        On September 6, 2005, Alliance and Astral entered into the Astral Agreement with MultiCell and Astral Therapeutics, Inc. (“Astral Therapeutics”) pursuant to which Alliance and Astral contributed all of their respective assets that relate primarily to the business of Astral to Astral Therapeutics, a new entity formed for the purpose of further developing the Astral assets. In return, Alliance received an amount of common stock (490,000 shares) of Astral Therapeutics equal to approximately 49% of the outstanding capital stock of Astral Therapeutics. In addition, in connection with this transaction, Astral Therapeutics assumed certain obligations and liabilities of Alliance with respect to the Astral assets. Subsequent to the transfer of the Astral assets, MultiCell purchased $2 million in Series A Preferred Stock of Astral Therapeutics. MultiCell paid $1 million of this amount at the closing of the purchase of the Series A Preferred Stock and is obligated to pay the balance in four quarterly installments of $250,000 over the next year pursuant to a promissory note that is secured by a pledge of $1 million in value of Astral Therapeutics Series A Preferred Stock. After the purchase and sale of the Series A Preferred Stock of Astral Therapeutics to MultiCell, Alliance owned approximately 33% of the fully diluted outstanding capital stock of Astral Therapeutics. In total, the Company transferred approximately $719,000 of net liabilities to Astral Therapeutics in exchange for 490,000 shares of common stock of Astral Therapeutics.

        In June 2003, in connection with the sale of the Imagent assets to Imcor, Alliance assigned certain rights and obligations related to the Imagent assets to Imcor pursuant to an asset purchase agreement (the “Imagent Purchase Agreement”). In addition, Alliance and Imcor were co-plaintiffs in the Amersham Litigation (see “Legal Proceedings”). On September 19, 2005, Alliance and Imcor entered into a global settlement agreement pursuant to which each party released the other from any further obligations under the Imagent Purchase Agreement, effectively terminating all ongoing obligations and rights under the agreement. In addition, the parties have agreed to a settlement of the Amersham Litigation, in which all parties granted each other fully paid-up, irrevocable, royalty-free, non-exclusive cross-licenses, with the right to sublicense, and mutual releases. Alliance received $200,000 as a result of the above settlement agreements.

Collaborative Relationships

        On May 13, 2005, PFC Therapeutics and Double-Crane entered into the Double-Crane Agreement for the development of Oxygent in the PRC. Pursuant to the Double-Crane Agreement, Double-Crane made an upfront license fee payment and will make certain milestone and royalty payments to us. Double-Crane will conduct clinical trials in the PRC, in accordance with international guidelines, to receive marketing approval for Oxygent in the PRC. We will have the right to use in other countries any data derived from the clinical trials. Double-Crane will have the option to manufacture Oxygent in the PRC after obtaining approval from the regulatory authorities in the PRC and they will also have a right of first refusal to add specific additional countries to the Double-Crane Agreement upon further negotiation with us.

        On December 22, 2004, PFC Therapeutics and LEO signed the LEO Exclusivity Agreement to enter into a license agreement, subject to continued due diligence by LEO, to develop and commercialize Oxygent in Europe and Canada. The terms of the license agreement, if entered into, will include certain initial and future payments to PFC Therapeutics upon the completion of various regulatory and commercial milestones for Oxygent development in Europe and royalties on commercial sales of Oxygent in Europe and Canada. On January 5, 2005, we received the non-refundable portion of an exclusivity fee of $100,000 per the terms of the LEO Exclusivity Agreement. On February 25, 2005, PFC Therapeutics and LEO agreed to amend the LEO Exclusivity Agreement. The amendment extends the period of time in which LEO may undertake its due diligence investigation from March 1, 2005 to a date that is sixty (60) days after submission by us to LEO of the results of a “proof of concept” clinical study in surgery patients to be conducted by us to confirm the results of an earlier study. We anticipate that the “proof of concept” study will be completed in the first half of calendar 2006. The remaining terms of the LEO Exclusivity Agreement remain in full force and effect, provided that any definitive license agreement entered into between PFC Therapeutics and LEO relating to the marketing and commercialization of Oxygent will include an additional milestone payment, the amount of which is to be proposed by us, relating to the “proof of concept” clinical trial described above.

        In April 2004, PFC Therapeutics and Il Yang Pharmaceutical Co., Ltd. (“Il Yang”) signed an agreement granting them exclusive rights to promote, market, distribute and sell Oxygent for any approved clinical use, including all future approved uses, in South Korea (the “Il Yang Agreement”). Under terms of the Il Yang Agreement, PFC Therapeutics will be initially responsible for the commercial supply of Oxygent to Il Yang and will receive a royalty on Oxygent sales following commercialization. Il Yang will also make certain future payments on the completion of various regulatory milestones for development in Europe and the U.S.

Critical Accounting Policies

        We prepare our financial statements in conformity with accounting principles in the United States of America. As such, we are required to make certain estimates, judgments and assumptions that we believe are reasonable, based upon the information available to us. These estimates and assumptions affect the reported balances and amounts within our financial statements and supporting notes thereto. Our critical accounting policies are disclosed in Note 1 to our audited consolidated financial statements.

Investment in Joint Venture

        We had a 50% interest in a joint venture with Baxter Healthcare Corporation (“Baxter”). In compliance with current accounting rules, we periodically reviewed the value of the joint venture based upon the projected cash flows to be received from license fees, milestone payments, royalties and other product revenue. In June 2003, we acquired the balance of ownership interest in the joint venture. We will pay Baxter a royalty on the sales of Oxygent by the joint venture, following regulatory approval. Concurrent with this acquisition, we offset the balance of the deferred revenue against our investment in PFC Therapeutics and the carrying value of the PFC technology and charged $1.6 million to impairment of an asset during fiscal year 2004.

Molecular Biosystems, Inc.

        On December 29, 2000, we acquired Molecular Biosystems, Inc. (“MBI”), which became a wholly owned subsidiary of the Company, in exchange for 770,000 shares of our common stock. MBI is the developer of Optison, the only intravenous ultrasound contrast agent for the heart being marketed in both the U.S. and Europe. During the fourth quarter of fiscal 2003, MBI determined that Chugai Pharmaceutical Co., Ltd. was no longer developing Optison for marketing in Japan, South Korea and Taiwan per their agreement. Accordingly, MBI recorded an impairment of purchased technology asset of $1.8 million during fiscal year 2004.

BUSINESS

Overview

        We are a pharmaceutical research and development company that is currently focused on developing our lead product, Oxygent™, an intravascular oxygen carrier designed to augment oxygen delivery in surgical patients.

        We were incorporated in New York in 1983. Our principal executive offices are located at 4660 La Jolla Village Drive, Suite 825, San Diego, California 92122, and our telephone number is (858) 410-5200.

        You can view our filings with the SEC online at the SEC’s Web site, http://www.sec.gov. See “Where You Can Find More Information” for additional information regarding us.

        OxygentTM

        The transfusion of blood is routinely used in major elective surgeries and trauma. While generally considered “safe and effective”, there are many well-known risks associated with blood transfusion including, among others, the transmission of infectious diseases (hepatitis, HIV, West Nile, etc.), clerical error potentially resulting in life-threatening incompatible transfusion, and immune suppression. In addition, the collection of donor blood is labor-intensive and expensive. The “shelf life” of each unit of red blood cells is only 42 days from the time of donation, which adds to the complexity of managing the inventory requirements of the various blood groups (A, B, AB and O) and Rh types (positive or negative). With the demographics of the population growing older, the requirements for blood transfusions are expected to increase while donations have been decreasing over the past several years. These trends may lead to shortages. These challenges have led to research to develop and test methods and products to reduce or eliminate the requirement for transfusion in as many patients as possible.

        We have developed certain proprietary technologies based on the use of biochemically inert perfluorochemicals (“PFCs”) for medical applications. Oxygent is a sterile PFC emulsion that is compatible with all blood types and is expected to have a “shelf life” of approximately two years. We are pursuing two separate clinical indications.

        The first indication is intended to provide oxygen to tissues during elective surgeries where a blood transfusion is anticipated. It is estimated that approximately eight to ten million patients worldwide annually receive one or more units of donor blood during elective surgeries, including cardiovascular, orthopedic and general surgical procedures. An oxygen carrier could be used instead of donor blood for a portion of these patients. Each single unit of Oxygent is expected to provide the equivalent oxygen delivery of approximately one unit of fresh red blood cells.

        The efficacy and safety of Oxygent have been demonstrated in more than 250 preclinical pharmacology and toxicology studies. To date, approximately 1,500 human patients and volunteers have been enrolled in 20 Oxygent clinical studies, including Phase 1 healthy volunteer studies, and Phase 2 and 3 studies in surgical patients. More than 800 subjects have been dosed with Oxygent in these studies. The ability of Oxygent to enhance oxygenation and delay the need for blood transfusion was demonstrated in two previous Phase 2b clinical studies.

        In December 2002, results of the Company’s Phase 3 general surgery clinical trial in Europe were published in Anesthesiology. The results established that the product provided a statistically significant reduction in the need for donor blood in patients undergoing a variety of general surgery procedures. Additionally, a significant percentage of patients in the Oxygent-treated group were able to avoid the need for any donor blood transfusion as compared to the control group.

        A second Phase 3 study conducted mainly in the U.S. in cardiac surgery patients undergoing cardiopulmonary bypass (“CPB”) procedures was suspended voluntarily in January 2001, due to an unexpected imbalance in certain adverse events, primarily the incidence of stroke and a higher incidence of postoperative bleeding.

        We conducted an extensive integrated review of the combined safety data from both Phase 3 studies as well as all previous clinical studies. This analysis revealed no evidence to directly link the product to the observed imbalances in adverse events; instead, the protocol-mandated blood harvesting procedure and hemodilution techniques used in the Oxygent-treated group (but not in the control group) appeared to be the main factor contributing to the imbalance in adverse events.

        Following this analysis, we met with the FDA regarding the continuing clinical development of Oxygent and presented a data analysis that explained reasons for the imbalance. The FDA requested that we provide additional preclinical supporting data before submitting a new Phase 3 study plan.

        We also met with several European regulatory authorities to review the safety findings from the Phase 3 cardiac surgery study and to propose a new Phase 3 protocol design for a study in general surgery that did not incorporate hemodilution. We received approval to initiate such a program in several EU countries. This protocol was intended to support future regulatory filings in various countries for a product indication to avoid and reduce allogeneic blood transfusion during general surgery. However, in June 2004, following submission to the European Medicines Agency (the “EMEA”) for EU-wide confirmation of the study design, we received scientific advice that it would be necessary to prove in a statistical demonstration that Oxygent is not inferior to blood transfusion for serious adverse events or death, no matter how rare these events are. The EMEA suggested that such a study would not be practical to conduct as it would require an enormous number of patients. As an alternative, the EMEA recommended a study design for initial approval of Oxygent where blood transfusion is not available. We have developed a study design that we believe will meet the requirements of the EMEA.

        The second indication incorporates the use of Oxygent as a therapeutic for organ perfusion during major elective surgeries to protect vital organs from hypoxic injury. This indication is based in part on results obtained during the Phase 3 cardiac surgery study. In a small subset of patients, gastric tonometry was performed to evaluate differences between carbon dioxide (“CO2”) tensions in the arterial blood and those in the gut measured by a tonometer balloon. On bypass, control subjects demonstrated significantly abnormal CO2 gap (difference between the gastric CO2 measurements and arterial CO2 measurements) than those obtained in the Oxygent group (in which these values were normal).  This difference translated into a clinical benefit of significantly shorter postoperative time to first bowel movement and a strong trend to earlier consumption of solid food.  The occurrence of abnormal tonometric values during cardiac surgery is well known and has been repeatedly shown to be associated with delay in return of normal organ function and increased length of hospital stay. Oxygent’s ability to prevent these changes and improve postoperative organ function is a logical consequence of its known ability to oxygenate poorly perfused microcirculatory beds.

        We are currently developing a Phase 2 “proof of concept” study to obtain confirmation of the above clinical results.  This Phase 2a trial will be conducted in 3 to 5 centers and will aim to enroll 30 to 50 patients undergoing CPB.  The proposed study will be a double blind design allowing unbiased assessment of safety, which has not been possible in previous Oxygent trials. This will effectively eliminate investigator bias, evidence of which was observed in previous studies.

        On April 19, 2004, PFC Therapeutics, LLC, our majority-owned subsidiary, (“PFC Therapeutics”), and Il Yang Pharm. Co., Ltd. (“Il Yang”), a leading South Korean pharmaceutical research and development and marketing company, signed a licensing, development and marketing agreement granting Il Yang exclusive rights to promote, market, distribute and sell Oxygent for any approved clinical use, including all future approved uses, in South Korea (the “Il Yang Agreement”). Under the terms of the agreement, PFC Therapeutics will be initially responsible for the commercial supply of Oxygent to Il Yang and will receive a royalty on Oxygent sales following commercialization. Il Yang will also make certain future payments on the completion of various regulatory milestones for development in Europe and the U.S.

        On December 22, 2004, PFC Therapeutics and LEO Pharma A/S (“LEO”), one of the leading Danish research-based pharmaceutical companies that markets significant products within the fields of dermatology, metabolic and cardiovascular diseases and ophthalmology and antibiotics, signed an exclusivity agreement to enter into a license agreement, subject to continued due diligence by LEO, to develop and commercialize Oxygent in Europe (EU member countries, EU membership applicants, Norway and Switzerland) and Canada (the “LEO Exclusivity Agreement”). The terms of the license agreement, if entered into, will include certain initial and future payments to PFC Therapeutics upon the completion of various regulatory and commercial milestones for Oxygent development in Europe and royalties on commercial sales of Oxygent in Europe and Canada. On January 5, 2005, we received the non-refundable portion of an exclusivity fee of $100,000 per the terms of the LEO Exclusivity Agreement. Because the amendment discussed below extends LEO’s due diligence time-period, this amount has been deferred and is included in current liabilities in the accompanying consolidated balance sheet at June 30, 2005.

        On February 25, 2005, PFC Therapeutics and LEO agreed to amend the LEO Exclusivity Agreement. The amendment extends the period of time in which LEO may undertake its due diligence investigation from March 1, 2005 to a date that is sixty (60) days after submission by us to LEO of the results of a “proof of concept” clinical study discussed above. We anticipate that the “proof of concept” study will be completed in the first half of calendar 2006. The remaining terms of the LEO Exclusivity Agreement remain in full force and effect, provided that any definitive license agreement entered into between PFC Therapeutics and LEO relating to the marketing and commercialization of Oxygent will include an additional milestone payment, the amount of which is to be proposed by us, relating to the “proof of concept” clinical trial described above.

        On May 13, 2005, PFC Therapeutics and Beijing Double-Crane Pharmaceutical Co., Ltd. (“Double-Crane”), the market leader for IV solutions and one of the largest pharmaceutical companies in the People’s Republic of China (the “PRC”), entered into a development, license and supply agreement (“the Double-Crane Agreement”) for the development of Oxygent in the PRC. Pursuant to the Agreement, Double-Crane made an upfront license fee payment and will make certain milestone and royalty payments to us. Double-Crane will conduct clinical trials in the PRC, in accordance with international guidelines, to receive marketing approval for Oxygent in the PRC. We will have the right to use in other countries any data derived from the clinical trials. Double-Crane will have the option to manufacture Oxygent in the PRC after obtaining approval from the regulatory authorities in the PRC and will also have a right of first refusal to add specific additional countries to the Double-Crane Agreement upon further negotiation with us.

        Double-Crane is a “Qualified Third Party” as that term is defined in the Senior Note Purchase Agreement dated September 21, 2004, by and among us and certain investors, which required us to maintain on hand a minimum of $5.5 million in cash or cash equivalents (the “Cash Covenant”) in order not to be in default under our Senior Notes. The Cash Covenant ceased to apply on the date that we entered into a binding agreement for the joint development of Oxygent with a Qualified Third Party. Accordingly, the Double-Crane Agreement satisfied the termination requirements of the Cash Covenant; therefore, as of May 13, 2005, the restrictions related to the amount of cash and cash equivalents that we must maintain on hand in order not to be in default under the Senior Notes, as set forth in the Cash Covenant, have ceased and are of no further force or effect.

        Astral, Inc.

        On September 6, 2005, Alliance and Astral, Inc. (“Astral”) entered into an asset contribution agreement (the “Astral Agreement”) with MultiCell Technologies, Inc. (“MultiCell”) and Astral Therapeutics, Inc. (“Astral Therapeutics”) pursuant to which Alliance and Astral contributed all of their respective assets that relate primarily to the business of Astral to Astral Therapeutics, a new entity formed for the purpose of further developing the Astral assets. In return, Alliance received an amount of common stock (490,000 shares) of Astral Therapeutics equal to approximately 49% of the outstanding capital stock of Astral Therapeutics. In addition, in connection with this transaction, Astral Therapeutics assumed certain obligations and liabilities of Alliance with respect to the Astral assets. Subsequent to the transfer of the Astral assets, MultiCell purchased $2 million in Series A Preferred Stock of Astral Therapeutics. MultiCell paid $1 million of this amount at the closing of the purchase of the Series A Preferred Stock and is obligated to pay the balance in four quarterly installments of $250,000 over the next year pursuant to a promissory note that is secured by a pledge of $1 million in value of Astral Therapeutics Series A Preferred Stock. After the purchase and sale of the Series A Preferred Stock of Astral Therapeutics to MultiCell, Alliance owned approximately 33% of the outstanding capital stock of Astral Therapeutics. In total, the Company transferred approximately $719,000 of net liabilities to Astral Therapeutics in exchange for 490,000 shares of common stock of Astral Therapeutics.

        Collaborative Relationships

        A key aspect of our business strategy is to selectively enter into collaborations with third parties. We currently rely, and will continue to rely, on our collaborators for financial resources and for development, commercialization and regulatory expertise. The following is a brief description of our material collaboration agreements.

        Beijing Double-Crane Pharmaceutical Co., Ltd. On May 13, 2005, PFC Therapeutics and Double-Crane entered into the Double-Crane Agreement for the development of Oxygent in the PRC. Pursuant to the Double-Crane Agreement, Double-Crane made an upfront license fee payment and will make certain milestone and royalty payments to us. Double-Crane will conduct clinical trials in the PRC, in accordance with international guidelines, to receive marketing approval for Oxygent in the PRC. We will have the right to use in other countries any data derived from the clinical trials. Double-Crane will have the option to manufacture Oxygent in the PRC after obtaining approval from the regulatory authorities in the PRC and they will also have a right of first refusal to add specific additional countries to the Double-Crane Agreement upon further negotiation with us.

        LEO Pharma A/S. On December 22, 2004, PFC Therapeutics and LEO signed the LEO Exclusivity Agreement to enter into a license agreement, subject to continued due diligence by LEO, to develop and commercialize Oxygent in Europe (EU member countries, EU membership applicants, Norway and Switzerland) and Canada. On February 25, 2005, PFC Therapeutics and LEO agreed to amend the LEO Exclusivity Agreement. The amendment extends the period of time in which LEO may undertake its due diligence investigation from March 1, 2005 to a date that is sixty (60) days after submission by us to LEO of the results of a “proof of concept” clinical study in surgery patients to be conducted by us to confirm the results of an earlier study. We anticipate that the “proof of concept” study will be completed in the first half of calendar 2006. The remaining terms of the LEO Exclusivity Agreement remain in full force and effect, provided that any definitive license agreement entered into between PFC Therapeutics and LEO relating to the marketing and commercialization of Oxygent will include an additional milestone payment, the amount of which is to be proposed by us, relating to the “proof of concept” clinical trial described above.

        Il Yang Pharm. Co., Ltd. On April 19, 2004, PFC Therapeutics and Il Yang signed the Il Yang Agreement granting Il Yang exclusive rights to promote, market, distribute and sell Oxygent for any approved clinical use, including all future approved uses, in South Korea. Under the terms of the Il Yang Agreement, PFC Therapeutics will be initially responsible for the commercial supply of Oxygent to Il Yang and will receive a royalty on Oxygent sales following commercialization. Il Yang will also make certain future payments on the completion of various regulatory milestones for development in Europe and the U.S.

        MultiCell Technologies, Inc. On September 6, 2005, Alliance and Astral entered into an the Astral Agreement with MultiCell and Astral Therapeutics pursuant to which Alliance and Astral contributed all of their respective assets that relate primarily to the business of Astral to Astral Therapeutics, a new entity formed for the purpose of further developing the Astral assets. In return, Alliance received an amount of common stock of Astral Therapeutics equal to approximately 49% of the outstanding capital stock of Astral Therapeutics. In addition, in connection with this transaction, Astral Therapeutics assumed certain obligations and liabilities of Alliance with respect to the Astral assets. Subsequent to the transfer of the Astral assets, MultiCell purchased $2 million in Series A Preferred Stock of Astral Therapeutics. MultiCell paid $1 million of this amount at the closing of the purchase of the Series A Preferred Stock and is obligated to pay the balance in four quarterly installments of $250,000 over the next year pursuant to a promissory note that is secured by a pledge of $1 million in value of Astral Therapeutics Series A Preferred Stock. After the purchase and sale of the Series A Preferred Stock of Astral Therapeutics to MultiCell, Alliance owned approximately 33% of the outstanding capital stock of Astral Therapeutics.

        We intend to obtain other collaborative relationships, but we do not know if we will be able to enter into future collaborative relationships on acceptable terms. Furthermore, the termination of any of our existing collaborative relationships or failure to enter into such future relationships may limit our ability to develop our technology and may harm our business. Please see the Section entitled “Risk Factors” for a more complete discussion of the risks related to our collaborative relationships.

        Intellectual Property

        Patents and other proprietary rights are an essential part of our business. We seek proprietary protection for our products, processes, technologies and ongoing improvements. We continue to pursue patent protection in the U.S. and in foreign countries that we regard as important for future endeavors. We have filed numerous patent applications in the U.S., European Patent Office, Japan, Canada, Australia, Israel, Norway, South Africa, China and other countries, and we have been issued patents in many of these countries. We currently hold 110 issued patents worldwide. In addition, we hold 48 patent applications worldwide. Of our issued patents, 61 relate to PFC emulsions and their manufacture and methods of using blood substitutes to facilitate oxygen delivery and 13 more are pending. These PFC-related patents expire at various times between 2006 and 2014.

        We also attempt to protect our proprietary products, processes and other information by relying on trade secret laws and non-disclosure and confidentiality agreements with our employees, consultants and certain other persons who have access to such products, processes and information. The agreements affirm that all inventions conceived by our employees are our exclusive property, with the exception of inventions unrelated to our business and developed entirely on the employee’s own time.

        Competition

        Biotechnology and pharmaceutical companies are highly competitive. There are several pharmaceutical companies, biotechnology companies, public and private universities, and research organizations actively engaged in research and development of products that may be similar to our products.

        Companies that we know are in active development of a blood substitute product include Biopure Corporation (“Biopure”), Northfield Laboratories Inc. (“Northfield”), Hemosol, Inc. (“Hemosol”), Sangart Inc. (“Sangart”), Synthetic Blood International (“SBI”) and Sanguine Corp. (“Sanguine”). There are two primary approaches for oxygen delivery used in blood substitute products: PFC emulsions, the approach used in Oxygent, and hemoglobin solutions. Hemoglobin solution development efforts typically employ chemical modification of stroma-free hemoglobin derived from human or bovine red blood cells. There are several companies working on hemoglobin solutions as temporary oxygen carrier blood substitutes that have advanced into clinical trials. One of these companies, Hemosol, has determined that the adverse cardiovascular-related events could be corrected with a modification of its product; however, the company has determined that it would pursue other protein therapeutic opportunities instead of pursuing further clinical development of its hemoglobin-based blood substitute product. Northfield, another company working on hemoglobin solutions derived from outdated human blood, has recently announced the third interim review of 250 patients by its Independent Data Monitoring Committee in its 750-patient Phase 3 urban ambulance trial that was initiated in December 2003. A third company developing a bovine-based hemoglobin solution, Biopure, has an approval for its product in South Africa and is currently addressing the FDA’s questions regarding its product’s safety and efficacy arising during the regulatory review of the company’s Biologic License Application (“BLA”) to market its product in the U.S. for an orthopedic surgery indication. Biopure has completed a 46-patient Phase 2 clinical trial in Europe using its product following coronary angioplasty. Its trauma trial, in collaboration with the U.S. Navy, has been placed on hold pending resolutions of dosing, safety and risk/benefit questions raised by the FDA. The fourth company, Sangart, has recently completed a 90-patient Phase 2 study in Sweden with patients undergoing orthopedic surgeries with its human hemoglobin-based product and has initiated a 40-patient Phase 2 study in the U.S. With respect to PFC emulsion development, we are aware of two early-stage companies in the U.S. developing PFC-based temporary oxygen carriers; however, only one, SBI, has progressed to clinical trials. SBI has recently announced the initiation of a Phase 2 study in orthopedic patients in the U.S. The only other company, Sanguine, is still in the early preclinical stages of discovery and formulation development and has announced that its first indication will be for the transport of pancreatic islet cells. We are also aware of one product, Perftoran, which is a dilute first-generation PFC-based emulsion that was developed at the Russian Academy of Sciences and has been approved in 1999 in Russia only for a variety of clinical indications.

        We believe that Oxygent and the perfluorochemical approach may have several advantages compared to the hemoglobin-based oxygen carriers, including the potential availability of highly purified raw materials in commercial-scale quantities, as well as the relatively low cost and ease of production for Oxygent. However, you should see the Section entitled “Risk Factors” for a complete discussion of the risks related to our competition.

        Government Regulation

        Our products require governmental approval before production and marketing can commence. The regulatory approval process is administered by the FDA in the U.S., by the EMEA in the European Union, by the State Food and Drug Administration P.R. China (the “SFDA”) in China and by similar agencies in other countries. The process of obtaining regulatory clearances or approvals is costly and time-consuming, and we cannot predict how long the necessary clearances or approvals will take or whether we will be successful in obtaining them.

        Generally, all potential pharmaceutical products must successfully complete two major stages of development (preclinical and clinical testing) prior to receiving marketing approval by the governing regulatory agency. In preclinical testing, potential compounds are tested both in vitro and in animal studies to gain important safety information prior to administration in humans. Knowledge is obtained regarding the effects of the compound on bodily functions as well as its absorption, distribution, metabolism and elimination.

        Clinical trials are typically conducted in three sequential phases, although the phases may overlap. In Phase 1, which frequently begins with the initial introduction of the drug into healthy human subjects prior to introduction into patients, the compound is tested for safety and dosage tolerance. Phase 2 typically involves studies in a larger patient population to identify possible adverse effects and safety risks, to begin gathering preliminary efficacy data, and to investigate potential dose sizes and schedules. Phase 3 trials are undertaken to further evaluate clinical efficacy and to further test for safety within an expanded patient population that will represent the intended clinical indication that is being pursued. Each trial is conducted in accordance with current Good Clinical Practice (“cGCP”) standards under protocols that detail the objectives of the study, the parameters to be used to monitor safety and the efficacy criteria to be evaluated. Each protocol must be submitted to the FDA as part of the Investigational New Drug (“IND”) application. Further, an independent Institutional Review Board (“IRB”) or Ethics Committee at each clinical center at which the study will be conducted must evaluate and approve each clinical study. The review board will consider, among other things, ethical factors, the safety of human subjects and the possible liability of the institution.

        Following completion of these studies, a New Drug Application (“NDA”) must be submitted to and approved by the FDA in order to market the product in the U.S., while a Marketing Authorization Application (“MAA”) is submitted to the EMEA in Europe. Similar applications, generally based upon data already collected for an NDA or MAA, are then used to file for marketing approval in foreign countries. If and when approval is obtained to market a product, the FDA’s (or applicable foreign agency’s) regulations will then govern manufacturing and commercialization activities.

        Perflubron is an eight-carbon halogenated fluorocarbon liquid. Certain halogenated fluorocarbons (primarily the lower molecular weight gaseous chlorofluorocarbons) have been implicated in stratospheric ozone depletion. The FDA issued a Finding of No Significant Impact under the National Environmental Protection Act in connection with the approval for marketing of Imagent GI, a perflubron-based drug we previously developed; however, all materials contained in our products remain subject to regulation by governmental agencies.

        In addition to FDA regulation, we are subject to regulation by various governmental agencies including, without limitation, the Drug Enforcement Administration, the U.S. Department of Agriculture, the Environmental Protection Agency, the Occupational Safety and Health Administration, and the California State Department of Health Services, Food and Drug Branch. Such regulation by governmental authorities in the U.S. and other countries may impede or limit our ability to develop and market our products.

        Raw Materials

        We need sufficient supplies of raw materials to develop and market our products successfully. The raw materials in products that are approved by the FDA cannot be changed without equivalency testing of the new material by us and approval by the FDA. Some of the raw materials for our products are expected to be qualified from only one supplier. At times, one or more of these qualified materials may not be available or may be available only in limited quantities. If we are unable to obtain the necessary raw materials from our existing sources, we could incur significant delays in marketing and selling our products until an alternate vendor can be qualified and approved for use.

        Employees

        As of September 15, 2005, we had two full-time employees, one of whom was engaged in research and development and associated support, and one in general administration. We also had three part-time employees, one in research and development and two in administration. None of our employees is represented by a labor union and we believe that our employee relations are satisfactory. We also maintain agreements with four research and development consultants.

        Properties

        We lease approximately 3,000 square feet of space within a facility in San Diego, California. This space is used for research and development and general administration. We believe our current facility is adequate to meet our near-term space requirements.

        Legal Proceedings

        On July 2, 2003, HUB Properties Trust (“HUB”) filed a lawsuit in the Superior Court of the State of California for the County of San Diego against us, Immune Complex Corporation, Immune Complex, LLC (collectively “Immune Complex”), and other parties.  The suit alleged that the defendants were liable to HUB for damages stemming from HUB’s inability to lease two properties due to defendants’ failure to timely deactivate the radiological materials licenses on the properties. The suit was for damages in excess of the $779,000 security deposit. Initially, HUB sought in excess of $3.5 million in damages. On August 21, 2003, Immune Complex filed its cross-complaint for indemnity against us. We filed a cross-complaint against HUB for damages (a refund of all or some of the security deposit). In June of 2004, we deposited $1 million into a controlled bank account as security for any liability we might incur as a result of the HUB litigation. Because of certain pre-trial rulings limiting HUB’s claim, the damages HUB sought at trial were roughly $3 million. In addition, the parties stipulated prior to trial that we owed HUB approximately $638,000 in damages based on HUB’s allegations. On April 27, 2005, the jury returned a verdict in favor of HUB in the amount of $1,479,000. The Court signed a judgment incorporating this verdict on April 28, 2005. HUB also sought inclusion in the judgment of an award of pre- and post- judgment interest, as well as attorney fees and costs, totaling approximately $1,370,000. The court now has ruled that HUB is entitled to attorney fees of $750,000, costs of $60,000 and pre-judgment interest of $4,000. California law awards post-judgment interest at 10% simple per annum. Both HUB and Alliance have filed Notices of Appeal. Alliance has accrued approximately $1.5 million related to the HUB lawsuit and remitted $779,000 of the $2.3 million judgment in the form of a security deposit.

        On June 13, 2003, we and Imcor Pharmaceutical Co. (“Imcor”), formerly known as Photogen Technologies, Inc., jointly brought a patent infringement action against Amersham Health Inc., Amersham Health AS and Amersham plc (collectively, “Amersham”) in the U.S. District Court for the District of New Jersey, Civil Action No. 03-2853 (the “Amersham Litigation”). The lawsuit alleged that (1) through the sale of Amersham’s Optison product, Amersham and its related entities infringed on eight patents acquired from us by Imcor through its purchase of the Imagent assets; (2) Alliance and Imcor did not infringe any Amersham patent; (3) Amersham misappropriated confidential trade secrets from Imcor (then Alliance) when Amersham (then Nycomed) was negotiating a marketing agreement for Imagent; and (4) Amersham was in violation of U.S. Antitrust laws. Alliance and Imcor were seeking damages and injunctive relief against Amersham. Amersham counterclaimed for infringement of 12 of its patents and brought counterclaims against us and our subsidiary Molecular Biosystems, Inc. (“MBI”) asserting breach of contract, breach of good faith and fair dealing, and tortious interference with contractual relations. Imcor paid all costs in this lawsuit, including attorney fees and Alliance had little financial risk in the lawsuit. In September 2005, all parties agreed to a settlement of the Amersham Litigation, in which all parties granted each other fully paid-up, irrevocable, royalty-free, non-exclusive cross-licenses, with the right to sublicense, and mutual releases.

        In December 2001, a lawsuit was filed against MBI in the U.S. District Court for the Northern District of Illinois. The plaintiff in the action alleged that MBI breached a license agreement and sought damages and a declaratory judgment terminating the license agreement, and payment of fees and expenses. In December 2003, the court entered a judgment in favor of MBI. On January 29, 2004, the court denied plaintiff’s motion to amend the judgment. On February 25, 2004, the plaintiff appealed the court’s judgment. On January 28, 2005, the parties settled the lawsuit with MBI paying no money to the plaintiff and agreeing to return patent rights to the plaintiff in the countries of Japan, South Korea and Taiwan.

        On February 23, 2001, a lawsuit was filed against us and some of our officers by two former shareholders of MBI purportedly on behalf of themselves and others. On March 1, 2001 and March 19, 2001, two additional similar lawsuits were filed by other former shareholders of MBI. The lawsuits, filed in the U.S. District Court for the Southern District of New York, allege that our registration statement filed in connection with the acquisition of MBI contains misrepresentations and omissions of material facts in violation of certain federal securities laws. In May 2001, the actions were consolidated. The plaintiffs are seeking rescission or compensatory damages, payment of fees and expenses, and further relief. In January 2002, the plaintiffs filed a second amended complaint adding an additional securities claim against us and the named officers. In August 2003, the court granted summary judgment as to certain securities claims and dismissed the claims, and denied summary judgment as to other securities claims. The parties participated in a mediation in December 2004. The mediation did not result in a settlement, but discussions are continuing. A trial date was continued to October 17, 2005 in the lawsuit. We believe that the lawsuit is completely without merit; however, we do not know if we will ultimately prevail or if the outcome of the action will harm our business, financial position or results of operations.

MANAGEMENT

Executive Officers and Directors

        Set forth below are the name, age, position and a brief account of the business experience of each of our executive officers and directors as of October 14, 2005.

Name	Age	Position
Duane J. Roth	55	Chairman and Chief Executive Officer
Jack DeFranco	60	President and Chief Operating Officer
Pedro Cuatrecasas, M.D	69	Director
Carroll O. Johnson	72	Director
Stephen M. McGrath	70	Director
Jean G. Riess, Ph.D	69	Director
Theodore D. Roth	54	Director
John E. Wurst	39	Secretary and General Counsel
Edward C. Hall	64	Chief Financial Officer

        Duane J. Roth. Mr. Roth has served as one of our directors since 1985. He has served as our Chief Executive Officer since 1985 and as Chairman since October 1989. Prior to joining us, Mr. Roth served as President of Analytab Products, Inc., an American Home Products company (now Wyeth) involved in manufacturing and marketing medical diagnostics, pharmaceuticals and devices. For the previous ten years, he was employed in various sales, marketing and general management capacities with Ortho Diagnostic Systems, Inc., a Johnson & Johnson company, which is a manufacturer of diagnostic and pharmaceutical products. Mr. Roth’s brother, Theodore D. Roth, is also one of our directors and our former President and Chief Operating Officer.

        Jack DeFranco. Mr. DeFranco was appointed as President and COO of Alliance in October of 2005. From June 2003 to October 2005, Mr. DeFranco was the Senior Vice President and Chief Operating Officer of IMCOR Pharmaceutical Co. For the ten years prior to that, Mr. DeFranco was our Vice President of Business Development and Marketing. Previously, Mr. DeFranco held various management positions in business development, marketing and sales with Smith & Nephew and Johnson and Johnson. In his career he has launched over 20 medical products, many of which were related to blood transfusion safety. Mr. DeFranco holds a BS in Biology from Stephen F. Austin University and an MBA and a Masters in Finance from Fairleigh Dickenson University.

        Pedro Cuatrecasas, M.D. Dr. Cuatrecasas has served as one of our directors since August 1996. He has over 20 years of experience in the pharmaceutical industry. Dr. Cuatrecasas retired from the positions of Vice President of Warner-Lambert Company and President, Parke-Davis Pharmaceutical Research on December 31, 1996, positions he had held since 1989. During the previous four years, he had been Senior Vice President of Research and Development and Director of Glaxo, Inc. For the prior ten years, he was Vice President of Research, Development and Medical and Director of Burroughs Wellcome Company. Dr. Cuatrecasas is a member of the National Academy of Sciences and the Institute of Medicine. He is currently an independent consultant in pharmaceutical research, an Adjunct Professor in Medicine and Pharmacology at the University of California in San Diego. He received his M.D. from Washington University School of Medicine.

        Carroll O. Johnson. Mr. Johnson has served as one of our directors since 1989. In 2004, he retired as President of Research Management, Inc. (“RMI”), an independent contract research organization that provides services to the pharmaceutical industry. Previously, he served for 25 years in various research, sales and marketing positions with several pharmaceutical companies, including Pharmacia Laboratories, Inc., where he created a national sales force that introduced three major products.

        Stephen M. McGrath. Mr. McGrath has served as one of our directors since 1989. In May 1998, he retired as Executive Vice President of CIBC World Markets, Inc. and as the Director of its Corporate Finance Department. For the eleven years prior to his employment by CIBC Oppenheimer in 1983, he held various executive positions with Warner-Lambert Company. Before joining Warner-Lambert, Mr. McGrath was Controller and Assistant Treasurer of Sterling Drug, Inc. and a certified public accountant for Price Waterhouse & Co.

        Jean G. Riess, Ph.D. Professor Riess has served as one of our directors since 1989. Until his retirement in 1996, he had been the Director of Laboratoire de Chimie Moléculaire at the University of Nice for over 20 years. He has been an active researcher since receiving a Ph.D. from the University of Strasbourg, with numerous patents and over 300 publications. For more than 20 years, Dr. Riess has focused on chemistry related to perfluorochemical emulsions for medical application. He has directed research in synthesis of tailored perfluorochemicals, in emulsion technology, in synthesis of fluorinated surfactants, in the physical chemistry of emulsion stabilization, and in surfactant self-aggregation.

        Theodore D. Roth. Mr. Roth has served as one of our directors since 1998. He has been a Managing Director of Roth Capital Partners, LLC, an investment-banking firm, since 2003. For more than 15 years prior, Mr. Roth was employed by us, most recently serving as President and Chief Operating Officer. He received his J.D. from Washburn University and an L.L.M. in Corporate and Commercial Law from the University of Missouri in Kansas City. He is the brother of Duane J. Roth, our Chairman and Chief Executive Officer.

        John E. Wurst. Mr. Wurst has served as our corporate Secretary and General Counsel since March 2004. He has been an employee of ours since 1999. Mr. Wurst received his J.D. from Creighton University School of Law and an L.L.M. in Intellectual Property from the George Washington University School of Law.

        Edward C. Hall. Mr. Hall has been our Chief Financial Officer since August 2004, on a part-time basis. Mr. Hall has held senior financial executive positions with both public and privately- held life sciences and technology companies for over 25 years. Prior to his appointment as our Chief Financial Officer, he served as Vice President and Chief Financial Officer of Chromagen, Inc, a private biotech tools company that develops proteomic and genomic assays for use in drug discovery. Prior to that Mr. Hall was Vice President, Finance and Chief Financial Officer of Cytel Corporation, a public biotech company and developer of anti-inflammatory drugs.  Prior to that, Mr. Hall was Vice President, Finance and Chief Financial Officer of Medical Device Technologies, a public medical device company. Mr. Hall is a Partner of Tatum CFO Partners, LLP.

        All of our directors serve as directors for a term of one (1) year, or until their respective successors are duly qualified and elected.

Committees of the Board of Directors

        Our Board has also established an Executive Committee, a Compensation Committee, an Audit Committee and a Nominating Committee.

        Executive Committee

        The Executive Committee was established to act when the full Board of Directors is unavailable. It has all the authority of the Board between meetings of the entire Board as to matters, which have not been specifically delegated to other committees of the Board, except the authority that by law cannot be delegated by the Board of Directors. The members of the Executive Committee are Dr. Cuatrecasas and Mr. D. Roth.

        Compensation Committee

        The Compensation Committee advises and makes recommendations to the Board of Directors regarding matters relating to the compensation of directors, officers, and senior management. The members of the Compensation Committee are Dr. Cuatrecasas and Messrs. Johnson and McGrath.

        Audit Committee

        The Audit Committee advises and makes recommendations to the Board concerning our internal controls, our independent auditors, and other matters relating to our financial activities and reporting. The Audit Committee is composed of Messrs. Johnson and McGrath. Our audit committee financial expert is Mr. McGrath. All members of the Audit Committee are independent (as that term is used in Item 7(d)(3) of Schedule 14A under the Securities Exchange Act of 1934, as amended and as defined in Rule 4200(a)(15) of the NASD listing standards). The Audit Committee has adopted a written Audit Committee Charter, which requires our Audit Committee to be comprised of three (3) members. Therefore, the Corporation is actively searching for an independent director who is willing to serve on this committee.

        Nominating Committee

        The Nominating Committee interviews, evaluates, nominates and recommends individuals for membership on our Board of Directors and committees thereof. The Nominating Committee is composed of Dr. Riess and Mr. Johnson. All members of the Nominating Committee are independent of management (as independence is defined in the NASD listing standards). The Nominating Committee has not adopted a written Nominating Committee Charter.

EXECUTIVE COMPENSATION

        The following table sets forth certain information regarding the compensation earned during the last three fiscal years by our executive officers serving as of June 30, 2005 whose salaries plus bonus for fiscal 2005 exceeded $100,000 (the “Named Executive Officers”):

Summary Compensation Table

	Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus (a)	Securities Underlying Options/SARs (#)	All Other Compensation
Duane J. Roth	2005	$188,000	$ --	1,000,000	$74,000(b)
Chairman and Chief Executive	2004	$228,460	$ --	180,000	$ --
Officer	2003	$118,370	$ --	--	$ --

John E. Wurst	2005	$173,000	$ --	100,000	$ --
Secretary and General Counsel	2004	$165,600	$ --	75,000	$ --
	2003	$ --	$ --	--	$ --

(a)	The Board of Directors has determined that, as in fiscal year 2003 and 2004, there will be no executive bonuses for fiscal year 2005.

(b)	Consists of $74,000 in vacation pay that had accrued in favor of Mr. D. Roth and that was paid out to Mr. D. Roth in accordance with our policies for full-time employees who transition to part-time and become ineligible for our benefits.

Option Grants in the Last Fiscal Year

        The following table provides information concerning individual option grants of stock options made during fiscal 2005 to the Named Executive Officers. The exercise prices in each case equal the last reported sales price per share of our common stock as reported by the Over-the-Counter Bulletin Board on the date of grant. The percentage of total options granted to our employees in the last fiscal year is based on options to purchase an aggregate of 1,617,500 shares of common stock granted under our option plans to our employees in fiscal 2005:

Name	Number of Shares of Common Stock Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Last Fiscal Year	Exercise Price ($/sh)	Expiration Date
Duane J. Roth	1,000,000	62%	$0.29	1/12/2015
John E. Wurst	100,000	6%	$0.29	1/12/2015

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        The following table sets forth the number of shares of our common stock subject to exercisable and unexercisable stock options that the Named Executive Officers held at June 30, 2005. The Named Executive Officers did not exercise any options in fiscal 2005.

Name	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-The- Money Options at Fiscal Year End
	Exercisable	Unexercisable	Exercisable	Unexercisable
Duane J. Roth	915,650	517,150	$ --	$ --
John E. Wurst	84,180	116,020	$ 1,125	$ 1,125

Director Compensation

        Our directors do not receive cash compensation for attendance at Board of Directors’ meetings or committee meetings. Non-qualified stock options are awarded to non-employee directors pursuant to the Formula Stock Option Plan for Non-Employee Directors of the Company (the “Directors’ Formula Option Plan”). Options under the Directors’ Formula Option Plan are granted under and subject to our 1991 Stock Option Plan and 2000 Stock Option Plan. The options have a term of ten years from the date of grant and are exercisable at a price per share equal to the fair market value of a share of common stock on the date of grant. Each non-employee director (i) upon his initial election, shall automatically be granted an option to acquire 5,000 shares of common stock which shall be exercisable in four installments of 1,250 shares each with the first installment being at his initial election and the remaining installments becoming exercisable on the date of each annual meeting of the Board of Directors thereafter that such person is a director, until fully exercisable, and (ii) upon the third annual meeting following his initial election and each annual meeting thereafter that such person remains a non-employee director, shall automatically be granted an option to acquire 1,500 shares of common stock. Except as otherwise described above, all options are immediately exercisable in full on the date of grant.

        On January 12, 2005, each of our directors who is not an employee of ours received a one-time grant of an option to purchase 50,000 shares of the Company’s common stock at an exercise price of $0.29 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Dr. Jean Riess was engaged by us to assist in the discussions with Beijing Double-Crane Pharmaceutical Co., Ltd. and to present at the International Symposium on Blood Substitutes. During fiscal 2005, we paid Dr. Reiss $16,000 in compensation for such services.

        Roth Capital Partners, LLC (“Roth Capital”) has provided financial advisory services to us from time to time. In June of 2004, Roth Capital functioned as the placement agent in connection with the sale of 31,427,137 shares of common stock and warrants to purchase 23,570,357, resulting in gross proceeds to us of approximately $11 million. Roth Capital received $768,000 as a fee for its services in connection with this transaction and a warrant to purchase 1,571,357 shares of our common stock. Byron Roth, Chairman and majority owner of Roth Capital, is the brother of Duane J. Roth. Theodore D. Roth is the brother of Duane J. Roth and is employed by Roth Capital.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of our common stock as of September 26, 2005 by: (i) each person (or group of affiliated persons) known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock; (ii) each of our directors; (iii) the Named Executive Officers; and (iv) all of our directors and the Named Executive Officers as a group.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities. Subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. The number of shares of our common stock used to calculate the percentage ownership of each listed person includes the shares of our common stock underlying options, warrants or convertible notes held by such persons that are exercisable or convertible within 60 days after September 26, 2005. Percentage of beneficial ownership before this offering is based on 34,829,827 shares of our common stock outstanding as of September 26, 2005. Percentage of beneficial ownership after this offering is based on 95,220,417 shares outstanding after the offering, including the 64,178,599 shares of our common stock offered pursuant to this prospectus. The table further assumes that the selling stockholders sell all shares of our common stock registered hereunder.

			Percentage of Class Beneficially Owned (3)
Name and Address (1)	Amount and Nature of Beneficial Ownership (2)		Before Offering	After Offering
Executive Officers and Directors:
Duane J. Roth	1,282,628	(4)	3.6%	1.3%
Pedro Cuatrecasas, M.D	111,600	(5)	*	*
Carroll O. Johnson	98,500	(6)	*	*
Stephen M. McGrath	1,077,908	(7)	3.0%	*
Jean G. Riess, Ph.D	133,447	(9)	*	*
Theodore D. Roth	254,800	(10)	*	*
John E. Wurst	104,805	(11)	*	*
All directors and executive officers	3,068,688		8.2%	3.2%
as a group (8 persons)
5% Stockholders:
MicroCapital Fund LP	3,865,500	(12)	9.9%	*
MicroCapital Fund Ltd.	3,052,000	(13)	9.4%	*
Biomedical Value Fund, L.P.	3,865,500	(14)	9.9%	*
Biomedical Offshore Value Fund, Ltd.	3,488,000	(15)	9.1%	*
MedCap Partners, L.P.	3,865,500	(16)	9.9%	*
Xmark Fund, L.P.	3,655,424	(17)	9.9%	*
Xmark Fund, Ltd.	3,655,424	(18)	9.9%	*
Brown Simpson Partners I, Ltd.	3,865,500	(19)	9.9%	*
Special Situations Private Equity Fund, L.P	4,533,300	(20)	11.5%	*
Technology Gateway Partnership, L.P.	3,865,500	(21)	9.9%	*
Roth Capital Partners, LLC	3,007,356	(22)	8.0%	*

*	Indicates ownership of less than 1% of outstanding shares.

(1)	The address of each of the executive officers, directors and nominees for director is c/o Alliance Pharmaceutical Corp., 4660 La Jolla Village Drive, Suite 825, San Diego, California 92122.

(2)	Each person listed or included in the group has sole voting power and sole investment power with respect to the shares owned by such person, except as indicated below.

(3)	Shares subject to options and warrants currently exercisable or exercisable within 60 days after September 26, 2005 are deemed outstanding for determining the number of shares beneficially owned and for computing the percentage ownership of the person holding such options, but are not deemed outstanding.

(4)	Consists of (i) 86,742 shares owned by Mr. D. Roth, (ii) 180,400 shares subject to options granted by the Company under its 1991 Stock Option Plan (the “1991 Plan”), (iii) 235,250 shares subject to options granted by the Company under its 2000 Stock Option Plan (the “2000 Plan”), (iv) 750,000 shares subject to options granted by the Company under its 2001 Stock Option Plan (the “2001 Plan”), (v) 28,571 shares subject to warrants, and (vi) 1,665 shares owned by Mr. Roth’s spouse.

(5)	Consists of (i) 14,600 shares owned by Dr. Cuatrecasas, (ii) 20,000 shares subject to options granted by the Company under the 1991 Plan, (iii) 39,500 shares subject to options granted by the Company under the 2000 Plan, and (iv) 37,500 shares subject to options granted by the Company under the 2001 Plan.

(6)	Consists of (i) 5,000 shares owned by Mr. Johnson, (ii) 16,500 shares subject to options granted by the Company under the 1991 Plan, (iii) 39,500 shares subject to options granted by the Company under the 2000 Plan, and (iv) 37,500 shares subject to options granted by the Company under the 2001 Plan.

(7)	Consists of (i) 612,301 shares owned by Mr. McGrath, (ii) 368,107 shares subject to warrants, (iii) 20,500 shares subject to options granted by the Company under the 1991 Plan, (iv) 39,500 shares subject to options granted by the Company under the 2000 Plan, and (v) 37,500 shares subject to options granted by the Company under the 2001 Plan.

(8)	[Intentionally omitted]

(9)	Consists of (i) 15,947 shares owned by Dr. Riess, (ii) 40,500 shares subject to options granted by the Company under the 1991 Plan, (iii) 39,500 shares subject to options granted by the Company under the 2000 Plan, and (iv) 37,500 shares subject to options granted by the Company under the 2001 Plan.

(10)	Consists of (i) 4,900 shares owned by Mr. T. Roth (ii) 184,400 shares subject to options granted by the Company under the 1991 Plan, (iii) 28,000 shares subject to options granted by the Company under the 2000 Plan, and (iv) 37,500 shares subject to options granted by the Company under the 2001 Plan.

(11)	Consists of (i) 16,055 shares subject to options granted by the Company under the 1991 Plan, and (ii) 88,750 shares subject to options granted by the Company under its 2001 Stock Option Plan.

(12)	Consists of 3,865,500 shares of common stock issuable upon conversion of a note. The stockholder has contractually agreed to restrict its ability to convert the note such that the number of shares of our common stock held by it does not exceed 9.99% of our outstanding shares of common stock. This restriction may be waived by the stockholder at its election upon 61 days’ prior notice to us and in certain other circumstances. If the stockholder waived this restriction, the number of shares of our common stock beneficially owned by it would be 5,232,000.

(13)	Consists of 3,052,000 shares of common stock issuable upon conversion of a note.

(14)	Consists of 3,865,500 shares of common stock issuable upon conversion of a note. The stockholder has contractually agreed to restrict its ability to convert the note such that the number of shares of our common stock held by it does not exceed 9.99% of our outstanding shares of common stock. This restriction may be waived by the stockholder at its election upon 61 days’ prior notice to us and in certain other circumstances. If the stockholder waived this restriction, the number of shares of our common stock beneficially owned by it would be 5,232,000.

(15)	Consists of 3,488,000 shares of common stock issuable upon conversion of a note.

(16)	Consists of 3,865,500 shares of common stock issuable upon conversion of a note. The stockholder has contractually agreed to restrict its ability to convert the note such that the number of shares of our common stock held by it does not exceed 9.99% of our outstanding shares of common stock. This restriction may be waived by the stockholder at its election upon 61 days’ prior notice to us and in certain other circumstances. If the stockholder waived this restriction, the number of shares of our common stock beneficially owned by it would be 6,540,000.

(17)	Includes (i) 1,759,500 shares of common stock issuable upon conversion of a note held by Xmark Fund, L.P. (“Xmark LP”); and (ii) 1,760,500 shares of common stock issuable upon conversion of a note held by Xmark Fund, Ltd. (“Xmark Ltd.”). Xmark Asset Management LLC (“XAM”), serves as investment manager for each of Xmark LP and Xmark Ltd., as well as various other private investment funds. Mitchell D. Kaye, whose business address is c/o Xmark Asset Management, LLC 152 West 57th Street, 21st Floor, New York, New York 10019, is the Manager of XAM, and as such, Mr. Kaye possesses the power to vote and direct the disposition of all securities held by Xmark LP and Xmark Ltd. The stockholder has contractually agreed to restrict its ability to convert the note such that the number of shares of our common stock held by it does not exceed 9.99% of our outstanding shares of common stock. This restriction may be waived by the stockholder at its election upon 61 days’ prior notice to us and in certain other circumstances. If the stockholder waived this restriction, the number of shares of our common stock beneficially owned by it would be 5,839,424. Each of Xmark LP and Xmark Ltd. disclaims beneficial ownership over the 5,500,000 shares of common stock beneficially owned by Brown Simpson Partners I, Ltd., over which XAM also serves as investment manager.

(18)	Includes (i) 1,760,500 shares of common stock issuable upon conversion of a note held by Xmark Fund, Ltd.; and (ii) 1,759,500 shares of common stock issuable upon conversion of a note held by Xmark LP. XAM serves as investment manager for each of Xmark LP and Xmark Ltd, as well as various other private investment funds. Mitchell D. Kaye, whose business address is c/o Xmark Asset Management, LLC 152 West 57th Street, 21st Floor, New York, New York 10019, is the Manager of XAM, and as such, Mr. Kaye possesses the power to vote and direct the disposition of all securities held by Xmark LP and Xmark Ltd. The stockholder has contractually agreed to restrict its ability to convert the note such that the number of shares of our common stock held by it does not exceed 9.99% of our outstanding shares of common stock. This restriction may be waived by the stockholder at its election upon 61 days’ prior notice to us and in certain other circumstances. If the stockholder waived this restriction, the number of shares of our common stock beneficially owned by it would be 5,839,424. Each of Xmark LP and Xmark Ltd. disclaims beneficial ownership over the 5,500,000 shares of common stock beneficially owned by Brown Simpson Partners I, Ltd., over which XAM also serves as investment manager.

(19)	Includes (i) 3,865,500 shares of common stock issuable upon exercise of warrants held by Brown Simpson Partners I, Ltd. XAM serves as investment manager for Brown Simpson Partners I, Ltd., as well as various other private investment funds. Mitchell D. Kaye, whose business address is c/o Xmark Asset Management, LLC 152 West 57th Street, 21st Floor, New York, New York 10019, is the Manager of XAM, and as such, Mr. Kaye possesses the power to vote and direct the disposition of all securities held by Brown Simpson Partners I, Ltd. Brown Simpson Partners I, Ltd. disclaims beneficial ownership over the 5,839,424 shares of common stock beneficially owned by Xmark LP and Xmark Ltd., over which XAM also serves as investment manager. The stockholder has contractually agreed to restrict its ability to exercise warrants such that the number of shares of our common stock held by it does not exceed 9.99% of our outstanding shares of common stock. This restriction may be waived by the stockholder at its election upon 61 days’ prior notice to us and in certain other circumstances. If the stockholder waived this restriction, the number of shares of our common stock beneficially owned by it would be 5,500,000.

(20)	Includes 4,349,100 shares of common stock issuable upon conversion of a note.

(21)	Includes 1,088,400 shares of common stock issuable upon conversion of a note. The stockholder has contractually agreed to restrict its ability to convert the note such that the number of shares of our common stock held by it does not exceed 9.99% of our outstanding shares of common stock. This restriction may be waived by the stockholder at its election upon 61 days’ prior notice to us and in certain other circumstances. If the stockholder waived this restriction, the number of shares of our common stock beneficially owned by it would be 4,680,000.

(22)	Includes 2,594,397 shares of common stock issuable upon exercise of warrants and 13,695 shares of common stock and 10,000 shares of common stock issuable upon exercise of warrants held by Gordon Roth, Chief Operating Officer of Roth Capital Partners, LLC (“Roth Capital”). Roth Capital has served as placement agent for several of our equity financings. Duane Roth, our Chairman and Chief Executive Officer, is the brother of Byron Roth, Chairman and majority owner of Roth Capital, Gordon Roth and Theodore Roth. Theodore Roth, Managing Director, Corporate Finance of Roth Capital was our President and Chief Operating Officer until December 31, 2002, and he is currently one of our directors.

DESCRIPTION OF SECURITIES

        Upon completion of this offering, our authorized capital stock will consist of 125,000,000 shares of common stock, $0.01 par value, and 5,000,000 shares of preferred stock, $0.01 par value. The following summary is qualified in its entirety by reference to our certificate of incorporation and bylaws, copies of which are filed as exhibits to our previous filings with the Securities and Exchange Commission and incorporated herein by reference.

Common Stock

        As of September 26, 2005, there were 34,829,827 shares of common stock outstanding that were held of record by 833 stockholders. We believe that, in addition, there are beneficial owners of our common stock whose shares are held in street name and, consequently, we are unable to determine the actual number of beneficial owners of our common stock. Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the liquidation preference of any outstanding preferred stock. The common stock has no preemptive, conversion or other rights to subscribe for additional securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of the offering will be, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

        Our certificate of incorporation provides for the issuance of up to 5,000,000 shares of preferred stock. As of September 26, 2005, there were 793,750 shares of Series F preferred stock outstanding and 3,050,000 shares of preferred stock available for issuance by our board of directors in one or more series. Our board of directors has the authority to designate the rights, preferences, privileges and restrictions of any such new series of preferred stock. The issuance of such preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying or preventing a change in control without further action by the stockholders. At present, we have no plans to issue any shares of preferred stock after completion of this offering.

        Holders of our Series F preferred stock are not entitled to receive dividends. Upon our liquidation, dissolution or winding up, subject to the rights of our creditors, holders of our Series F preferred stock would receive an aggregate liquidation preference of approximately $31,750,000. If upon any such liquidation, dissolution or winding up, the assets available for distributable among our equity holders are insufficient to permit payment in full of the Series F preferred stock liquidation preference, then such assets will be distributed ratably among the holders of our Series F preferred stock only. After payment in full of the Series F preferred stock liquidation preference, the holders of the Series F preferred stock will also share (on an as if converted to common stock basis) pro rata with the holders of our common stock in the distribution of any remaining assets. The Series F preferred stock has no voting rights, except as required by applicable law; however, approval of 66 2/3% of the Series F preferred stock is required before we can enter into certain fundamental transactions. The Series F preferred stock is convertible into our common stock at the election of the holder at a conversion price not less than $50.00 per share, meaning that all 793,750 shares of Series F preferred stock currently outstanding are convertible into 635,000 shares of our common stock.

Warrants

        As of September 26, 2005, we had issued and outstanding warrants to purchase 14,237,619 shares of our common stock at a weighted average exercise price of $0.34, the forms of which have been filed as exhibits to the registration statement of which this prospectus is a part or incorporated by reference herein.

Senior Convertible Promissory Notes

        As of September 26, 2005, we had issued and outstanding senior convertible promissory notes in the aggregate principal amount of approximately $10,500,000 (the “Notes”). Interest under the Notes accrues at a rate of six percent (6%) per annum. All principal and accrued interest under the Notes is due and payable in full on March 24, 2006. The Notes were issued pursuant to a Senior Convertible Promissory Note Purchase Agreement dated September 21, 2004 (the “Note Purchase Agreement”). The lenders under the Note Purchase Agreement have appointed three representatives to a committee (the “Lender Committee”) who are empowered by majority vote to make certain decisions on behalf of all the lenders.

        Each holder of a Note may convert all outstanding principal balance and accrued interest under such Note into shares of our common stock at any time at a conversion price of $0.25 (the “Conversion Price”). In addition, the Notes automatically convert into shares of our common stock at the Conversion Price: (i) immediately prior to (A) the consummation of a consolidation or merger of the Company with or into any third party (whether or not we are the surviving corporation), or (B) the sale, assignment, conveyance, transfer or other disposition of all or substantially all of our properties or assets, in one or more related transactions, to another person, in each case where the gross proceeds to us in such transaction represent an aggregate amount equal to per share consideration of $0.50, but only if the Lender Committee has approved such conversion in accordance with the provisions of the Note Purchase Agreement. In the event the Lender Committee does not approve such conversion and the Notes are to remain outstanding upon consummation of such transaction, the person formed by or surviving any such consolidation or merger (if other than us) or the person to which the such sale, assignment, transfer, conveyance or other disposition is to be made, must assume our obligations under the Notes and, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred on the date of determination must be Creditworthy (as that term is defined in the Note Purchase Agreement), (ii) on the date that (A) the average daily trading volume of shares of our common stock has been more than 250,000 shares, and (B) the volume weighted average price of a share of our common stock, as reported by Bloomberg, L.P., has been $0.50 or greater, in each case, for the forty-five (45) consecutive trading days prior to such date, provided that the shares of common stock to be issued upon such automatic conversion are then covered by an effective registration statement and are freely tradable by the holder thereof, or (iii) at the closing of a primary public offering of our common stock in which gross proceeds to us are equal to or greater than $25,000,000 and the sale price per share of common stock in such offering is at least $0.50.

        Pursuant to the terms of the Note Purchase Agreement, for so long as the Notes are outstanding, we may not do any of the following without the prior approval of the Lender Committee,

i.	amend, alter or repeal our Restated Certificate of Incorporation or bylaws in a manner that materially and adversely affects the holders of the Notes;

ii.	(1) agree to or effect a consolidation or merger with or into another person (whether or not we are the surviving corporation), or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another person, unless, in each case (i) the transaction specifically provides that the Notes will be paid off in full, including accrued and unpaid interest through the date of such transaction, in connection with the closing of such transaction, or (ii) (A) the gross proceeds to us in such transaction represent an aggregate amount equal to per share consideration of $0.50 or greater on a fully-diluted basis, and (B) in the event the Notes are to remain outstanding subsequent to any such transaction the person formed by or surviving any such consolidation or merger (if other than us), or to which such sale, assignment, transfer, conveyance or other disposition is to be made (I) assumes all of our obligations under the Notes and (II) on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred on the date of determination, is Creditworthy (as that term is defined in the Note Purchase Agreement;

iii.	declare or pay any dividend or make any other payment or distribution on account of our common stock or common stock equivalents, other than the Notes (including, without limitation, any payment in connection with any merger or consolidation involving us) or to the direct or indirect holders of our common stock or common stock equivalents, other than the Notes, in their capacity as such;

iv.	directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any indebtedness the terms of which provide that it is to be senior in right or payment to or to rank pari passu with the Notes;

v.	incur any indebtedness the terms of which provide that it is to be subordinated in right of payment to the Notes or enter into lease transactions, in each case, in an amount greater than $250,000, except that this restriction shall not apply to lease transactions and other transactions entered into in the ordinary course of our business;

vi.	make any loans or loan guarantees, except such loans to non-executive officers or persons who do not serve as our directors as may be authorized pursuant to the terms of any of our equity incentive plans that has been approved by our board of directors in accordance with applicable laws and regulations;

vii.	directly or indirectly, create, incur, assume or suffer to exist any lien, pledge, charge, security interest, assignment or encumbrance of any kind securing indebtedness or trade payables on any property or asset now owned or hereafter acquired by us having a value greater than $250,000;

viii.	sell, lease, convey or otherwise dispose of or encumber any property or asset now owned or hereafter acquired by us other than in the ordinary course of our business;

ix.	materially alter our fiscal 2005 budget;

x.	make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any of our (or our subsidiaries’) affiliates (as such term is defined in the Securities Exchange Act of 1934, as amended) except that this restriction shall not apply to any employment agreement in affect as of the date of the Note Purchase Agreement; or

xi.	award or pay any bonus to any executive officer or director in an amount greater than amounts paid by us in the ordinary course of business consistent with our past practice.

Registration Rights

        In May 2004, we entered into a Securities Purchase Agreement and Registration Rights Agreement with certain investors, which obligated us to register the shares of common stock and shares of common stock underlying the warrants issued in that transaction. In September 2004, we entered into a Senior Convertible Promissory Note Purchase Agreement with certain investors, which obligated us to register the common stock issuable upon conversion of the Notes issued in that transaction. In addition, we are obligated to issue a certain number of freely tradable shares to Burrill & Company in accordance with a Services Agreement entered into with Burrill & Company on January 15, 2003. We have also entered into a letter agreement with Technology Gateway Partnership, L.P. (“TGP”) whereby we have agreed to issue TGP a certain number of freely tradable shares in exchange for the cancellation of a warrant and the conversion of a loan made to our subsidiary PFC Therapeutics. The registration statement of which this prospectus forms a part is to satisfy these registration requirements.

        We are generally required to bear all of the expenses of all the foregoing registrations, except underwriting discounts and commissions. We generally also agree to indemnify and contribute to the holders of registration rights for certain losses they incur in connection with registrations. Registration of any of the shares of our common stock held by security holders will result in those shares becoming freely tradable without restriction under the Securities Act of 1933, as amended.

Transfer Agent and Registrar

        The transfer agent for our common stock is American Stock Transfer.

LEGAL MATTERS

        The validity of the shares of common stock offered hereby will be passed upon for us by Foley & Lardner LLP, San Diego, California.

EXPERTS

        Corbin & Company LLP, independent registered public accounting firm, have audited our consolidated financial statements for the year ended June 30, 2005 as set forth in their report which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1 to the consolidated financial statements. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Corbin & Company LLP’s reports given on their authority as experts in accounting and auditing.

        Ernst & Young LLP, independent registered public accounting firm, have audited our consolidated financial statements for the year ended June 30, 2004, as set forth in their report which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 and Note 11 to the consolidated financial statements. We’ve included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s reports given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, including exhibits, schedules and amendments, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information included in the registration statement. For further information about us and the shares of our common stock to be sold in this offering, please refer to this registration statement. Complete exhibits have been filed with our registration statement on Form SB-2.

        You may read and copy any contract, agreement or other document referred to in this prospectus and any portion of our registration statement or any other information from our filings at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our filings with the Securities and Exchange Commission, including our registration statement, are also available to you on the Securities and Exchange Commission’s Web site, http://www.sec.gov.

        We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, and file and furnish to our stockholders annual reports containing financial statements audited by our independent auditors, make available to our stockholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year, proxy statements and other information with the Securities and Exchange Commission.

        You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the Commission.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Alliance Pharmaceutical Corp.

We have audited the accompanying consolidated balance sheet of Alliance Pharmaceutical Corp. (the “Company”) as of June 30, 2005, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Alliance Pharmaceutical Corp. at June 30, 2005 and the consolidated results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, the Company may lack sufficient working capital to service its debts and to fund its operations through the fiscal year ending June 30, 2006, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regards to these matters are described in Note 1. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/S/ CORBIN & COMPANY LLP

Irvine, California
September 16, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Alliance Pharmaceutical Corp.

We have audited the consolidated statements of operations, stockholders’ deficit, and cash flows of Alliance Pharmaceutical Corp. (the “Company”) for the year ended June 30, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of the Company’s operations and its cash flows for the year ended June 30, 2004, in conformity with U.S. generally accepted accounting principles.

/S/ ERNST & YOUNG LLP

San Diego, California
August 23, 2004, except for Note 11,
as to which the date is
September 24, 2004

ALLIANCE PHARMACEUTICAL CORP.
CONSOLIDATED BALANCE SHEET

June 30, 2005
Assets
Current assets:
Cash and cash equivalents	$6,782,000
Other current assets	86,000

Total current assets	6,868,000
Property, plant and equipment - net	94,000
Restricted cash	1,000,000
Other assets - net	12,000

$7,974,000

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$1,140,000
Accrued expenses	2,237,000
Deferred revenue	600,000
Senior notes payable	10,967,000

Total current liabilities	14,944,000
Other liabilities	1,250,000

Total liabilities	16,194,000

Commitments and contingencies
Stockholders' deficit:
Preferred stock - $0.01 par value; 5,000,000 shares authorized;
Series F preferred stock - 793,750 shares issued and outstanding,
liquidation preference of $31,750,000	8,000
Common stock - $0.01 par value; 125,000,000 shares authorized;
34,829,827 shares issued and outstanding	348,000
Additional paid-in capital	475,569,000
Accumulated deficit	(484,145,000)

Total stockholders' deficit	(8,220,000)

$7,974,000

See accompanying Notes to Consolidated Financial Statements.

ALLIANCE PHARMACEUTICAL CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended June 30,
	2005	2004
Revenues:
License, research and royalty	$1,477,000	$549,000

Operating expenses:
Research and development	1,935,000	1,399,000
General and administrative	3,365,000	1,539,000

	5,300,000	2,938,000

Loss from operations	(3,823,000)	(2,389,000)
Investment income	141,000	12,000
Other income	378,000	10,000
Interest expense	(2,745,000)	(2,275,000)
Gain on disposition of assets - net	306,000	14,658,000

Net (loss) income	$(5,743,000)	$10,016,000

Net (loss) income per common share, basic	$(0.15)	$0.33

Net (loss) income per common share, diluted	$(0.15)	$0.32

Weighted average shares outstanding, basic	39,276,000	30,207,000

Weighted average shares outstanding, diluted	39,276,000	31,339,000

See accompanying Notes to Consolidated Financial Statements.

ALLIANCE PHARMACEUTICAL CORP.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

	Convertible preferred stock		Common stock		Additional paid-in	Accumulated	Total stockholders'
	Shares	Amount	Shares	Amount	capital	deficit	deficit
Balances at July 1, 2003	794,000	$8,000	27,974,000	$280,000	$468,350,000	$(488,418,000)	$(19,780,000)
Exercise of stock options and warrants for cash	--	--	568,000	6,000	189,000	--	195,000
Issuance of common stock for cash	--	--	31,427,000	314,000	9,853,000	--	10,167,000
Issuance of warrants in connection with
a private placement	--	--	--	--	(7,942,000)	--	(7,942,000)
Interest and beneficial conversion feature
on convertible debt	--	--	--	--	2,000,000	--	2,000,000
Compensatory stock options	--	--	--	--	8,000	--	8,000
Issuance of warrants to certain creditors
in exchange for participation rights	--	--	--	--	2,629,000	--	2,629,000
Net income	--	--	--	--	--	10,016,000	10,016,000

Balances at June 30, 2004	794,000	$8,000	59,969,000	$600,000	$475,087,000	$(478,402,000)	$(2,707,000)
Rescission of private placement	--	--	(30,546,000)	(306,000)	(10,386,000)	--	(10,692,000)
Reclassification of warrant liability	--	--	--	--	7,942,000	--	7,942,000
Beneficial conversion feature
on senior notes	--	--	--	--	2,238,000	--	2,238,000
Issuance of common stock in
exchange for warrant cancellation	--	--	2,500,000	25,000	(25,000)	--	--
Issuance of common stock upon conversion
of senior notes and accrued interest	--	--	2,907,000	29,000	698,000	--	727,000
Compensatory stock options	--	--	--	--	15,000	--	15,000
Net loss	--	--	--	--	--	(5,743,000)	(5,743,000)

Balances at June 30, 2005	794,000	$8,000	34,830,000	$348,000	$475,569,000	$(484,145,000)	$(8,220,000)

See accompanying Notes to Consolidated Financial Statements.

ALLIANCE PHARMACEUTICAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended June 30,
	2005	2004
Operating activities:
Net (loss) income	$(5,743,000)	$10,016,000
Adjustments to reconcile net (loss) income to net cash
used in operating activities:
Depreciation and amortization	11,000	--
Interest and beneficial conversion expense	2,238,000	2,000,000
Accrued interest	502,000	--
Compensatory stock options and warrant issuance	15,000	127,000
Gain on sale of assets - net	(306,000)	(14,658,000)
Changes in operating assets and liabilities:
Other assets	49,000	464,000
Accounts payable and accrued expenses and other	1,518,000	(1,359,000)

Net cash used in operating activities	(1,716,000)	(3,410,000)
Investing activities:
Purchases of property, plant and equipment	(59,000)	(46,000)
Restricted cash	--	(469,000)
Proceeds from sale of assets	128,000	848,000

Net cash provided by investing activities	69,000	333,000
Financing activities:
Issuance of common stock and warrants	--	10,243,000
Proceeds from debt obligations	--	500,000

Net cash provided by financing activities	--	10,743,000
(Decrease) increase in cash and cash equivalents	(1,647,000)	7,666,000
Cash and cash equivalents at beginning of year	8,429,000	763,000

Cash and cash equivalents at end of year	$6,782,000	$8,429,000

Supplemental disclosure of non-cash financing activities:
Issuance of common stock in exchange for cancellation of warrant	$25,000	$--

Issuance of senior convertible notes in connection
with cancellation of common stock and warrants	$10,692,000	$--

Issuance of senior convertible notes for secured convertible note	$500,000	$--

Issuance of common stock upon conversion of senior notes and interest	$727,000	$--

Reclassification of warrant liability	$7,942,000	$--

See accompanying Notes to Consolidated Financial Statements.

ALLIANCE PHARMACEUTICAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

        Alliance Pharmaceutical Corp. and its subsidiaries (collectively, the “Company”, “Alliance”, “we” or “us”) are engaged in identifying, designing and developing novel medical products. Currently, the Company is focused on developing its lead product, Oxygent™, an intravascular oxygen carrier designed to augment oxygen delivery in surgical patients at risk of acute tissue hypoxia (oxygen deficiency).

Liquidity and Basis of Presentation

        The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the ordinary course of business. The Company has incurred operating losses through June 30, 2005 and has negative working capital at June 30, 2005 of approximately $8.1 million. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

        The Company believes it has sufficient cash to fund its operations for the next 12 months. As discussed in Note 5, in June 2004, the Company completed a private placement financing (the “June 2004 Private Placement”) that netted approximately $10 million from the sale of common stock. In September 2004, the terms of the financing were renegotiated and approximately $10.7 million of the $11 million of the issued shares of common stock were cancelled and replaced by senior convertible notes (the “Senior Notes”), which, unless previously converted, will mature and the unpaid principal, together with accrued interest, shall become due and payable on March 26, 2006. In this event, the Company would have to raise additional funds to repay the Senior Notes or renegotiate their terms. The accompanying consolidated financial statements do not include any adjustment to reflect the possible future effects on the recoverability and classification of assets or the amount and classification of liabilities that may result from the outcome of this uncertainty.

Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of Alliance Pharmaceutical Corp., the accounts of its wholly owned subsidiaries — Molecular Biosystems, Inc. (“MBI”) and Astral, Inc. (“Astral”) — and its majority-owned subsidiaries — Talco Pharmaceutical, Inc. and PFC Therapeutics, LLC (“PFC Therapeutics”). (MDV Technologies, Inc., a former subsidiary, was returned to the MDV Holders’ Committee in September 2003, and Alliance Pharmaceutical GmbH, its European subsidiary, was dissolved in June 2004.) The Company’s subsidiaries have minimal operations and all significant intercompany accounts and transactions have been eliminated.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the amounts reported in the financial statements and disclosures made in the accompanying notes to the consolidated financial statements. Significant estimates made by management include, among others, recoverability of property, plant and equipment and valuation of deferred tax assets. Actual results could differ from these estimates.

Cash and Cash Equivalents

        The Company considers instruments purchased with an original maturity of three months or less to be cash equivalents.

Concentration of Credit Risk

        Cash and cash equivalents are financial instruments that potentially subject the Company to concentration of credit risk. The Company invests its excess cash primarily in U.S. government securities and debt instruments of financial institutions and corporations with strong credit ratings. The Company has established guidelines relative to diversification and maturities to maintain safety and liquidity. These guidelines are reviewed periodically and modified to take advantage of trends in yields and interest rates. The Company places its cash with high quality financial institutions and at times may have deposits which exceed the Federal Deposit Insurance Corporation (the “FDIC”) $100,000 insurance limit. At June 30, 2005, the Company had approximately $6.2 million in these accounts in excess of the FDIC insurance limits.

Property, Plant and Equipment

        Property, plant and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets, ranging from 3 to 5 years. Major betterments and renewals are capitalized, while routine repairs and maintenance are charged to expense when incurred.

        The Company assesses the recoverability of property, plant and equipment by determining whether such assets can be recovered through projected undiscounted cash flows. The amount of impairment, if any, is measured based on fair value and is charged to operations in the period in which impairment is determined by management. At June 30, 2005, management has determined that there is no impairment of property, plant and equipment. There can be no assurance, however, that market conditions will not change, which could result in future property, plant and equipment impairment.

Revenue Recognition

        The Company recognizes revenue in accordance with Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements”, as revised by SAB No. 104. As such, the Company recognizes revenue when persuasive evidence of an arrangement exists, title transfer has occurred, or services have been performed, the price is fixed or readily determinable and collectibility is probable.

        Revenue is deferred until all contractual obligations have been satisfied.

Research and Development Revenues Under Collaborative Agreements

        Research and development revenues under collaborative agreements are recognized as the related expenses are incurred, up to contractual limits. Payments received under these agreements that are related to future performance are deferred and recorded as revenue as they are earned over the specified future performance period. Revenue related to nonrefundable, upfront fees are recognized over the period of the contractual arrangements as performance obligations related to the services to be provided have been satisfied. Revenue related to milestones is recognized upon completion of the milestone’s performance requirement.

Licensing and Royalty Revenues

        Licensing and royalty revenues for which no services are required to be performed in the future are recognized immediately, if collectibility is reasonably assured.

Research and Development Expenses

        Research and development expenditures are charged to expense as incurred. Research and development expenditures include the cost of salaries and benefits for clinical, scientific, manufacturing, engineering and operations personnel, payments to outside researchers for preclinical and clinical trials and other product development work, payments related to facility lease and utility expenses, depreciation and amortization, patent costs, as well as other expenditures. During the years ended June 30, 2005 and 2004, the Company incurred research and development expenses of approximately $1.9 million and $1.4 million, respectively.

Fair Value of Financial Instruments

        The carrying amount of certain of the Company’s financial instruments as of June 30, 2005 approximate their respective fair values because of the short-term nature of these instruments. Such instruments consist of cash, accounts payable, accrued expenses and other liabilities. The carrying value of debt approximates fair value as the related interest rate approximates a rate currently available to the Company.

Computation of Earnings Per Common Share

        Basic earnings (loss) per share is computed by dividing the net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share for the years ended June 30, 2005 and 2004 reflect the potential dilution that could occur if net income was divided by the weighted average number of common shares, plus common shares from the exercise of outstanding stock options and warrants and the conversion of convertible debt and preferred stock where the effect of those securities is dilutive. All potential dilutive common shares (approximately 34,000 shares) have been excluded from the calculation of diluted loss per share for the year ended June 30, 2005, as their inclusion would be anti-dilutive. The computations for basic and diluted earnings per share are as follows:

	Income/(Loss) (Numerator)	Shares (Denominator)	Income/(Loss) per share
Year ended June 30, 2005
Basic and diluted loss per share	$(5,743,000)	39,276,000	$(0.15)

Year ended June 30, 2004
Basic earnings per share:
Net income	$10,016,000	30,207,000	$0.33
Diluted earnings per share:
Dilutive stock options and warrants	--	497,000	--
Series F preferred stock	--	635,000	--

Net income plus assumed conversions	$10,016,000	31,339,000	$0.32

Income Taxes

        The Company accounts for income taxes in accordance with the liability method for financial accounting and reporting purposes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and the tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations:

Accounting for Stock–Based Compensation

        Stock-based awards to non-employees are accounted for using the fair value method in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” and Emerging Issues Task Force (“EITF”) Issue No. 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services.” All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date used to determine the fair value of the equity instrument issued is the earlier of the date on which the third-party performance is complete or the date on which it is probable that performance will occur.

        The Company has adopted the disclosure-only provisions of SFAS No. 123,. The Company in its financial statements applies Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees” and related interpretations in accounting for its stock option plans, and accordingly, no compensation cost has been recognized for stock options in 2005 or 2004. If the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date and amortized to expense over their vesting period as prescribed by SFAS No. 123, the Company’s net income (loss) and net income (loss) per share would have been adjusted to the pro forma amounts indicated below for the years ended June 30:

	2005	2004
Net (loss) income as reported	$(5,743,000)	$10,016,000
Total stock-based employee compensation
expense determined under fair-value-
based method for all awards, net
of tax-related effects	(693,000)	(890,000)

Pro forma net (loss) income	$(6,436,000)	$9,126,000

Net (loss) income per share, basic:
As reported	$(0.15)	$0.33

Pro forma	$(0.16)	$0.30

Net (loss) income per share, diluted:
As reported	$(0.15)	$0.32

Pro forma	$(0.16)	$0.29

        The impact of outstanding non-vested stock options granted prior to 1996 (the effective date of SFAS No. 123) has been excluded from the pro forma calculations; accordingly, the pro forma adjustments for 2005 and 2004 are not indicative of future period pro forma adjustments if the calculation reflected all applicable stock options. The fair value of options at date of grant was estimated using the Black-Scholes option-pricing model with the following assumptions for 2005 and 2004, respectively: risk-free interest rate range of 3.3% to 4.3% and 1.7% to 4.6%; dividend yield of 0% for both years; volatility factor of 365% and 139%; and a weighted–average expected term of 7 years for both years. The estimated weighted average fair value at grant date for the options granted during 2005 and 2004 was $0.29 and $0.26 per option, respectively.

Recently Issued Accounting Pronouncements

        In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“Statement 123(R)”) to provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Statement 123(R) replaces SFAS No. 123 and supersedes APB No. 25. SFAS No. 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, SFAS No. 123 permitted entities the option of continuing to apply the guidance in APB No. 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. The Company will be required to apply Statement 123(R) in fiscal 2007. The Company is in the process of evaluating whether the adoption of Statement 123(R) will have a significant impact on the Company’s overall results of operations or financial position.

        In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions.” APB No. 29 is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that opinion, however, included certain exceptions to that principle. This statement amends APB No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for the exchanges of nonmonetary assets that do not have commercial substance, that is, if the future cash flows of the entity are not expected to change significantly as a result of the exchange. The provisions of this statement are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. We anticipate that SFAS No. 153 will not have a material impact on our financial statements.

        Other recent accounting pronouncements issued by the FASB (including the EITF), the American Institute of Certified Public Accountants and the Securities and Exchange Commission (the “SEC”) did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

Comprehensive Income (Loss)

        The Company did not have any items of comprehensive income (loss) during the years ended June 30, 2005 and 2004.

2. FINANCIAL STATEMENT DETAILS

Property, Plant and Equipment – Net

        Property, plant and equipment consist of the following at June 30, 2005:

Furniture, fixtures and equipment	$186,000
Leasehold improvements	2,628,000

2,814,000
Less accumulated depreciation and amortization	(2,720,000)

$94,000

Accrued Expenses

        Accrued expenses consist of the following at June 30, 2005:

Accrued lawsuit judgment award (See Note 9)	$1,514,000
Payable to reacquire technology rights (See Note 5)	520,000
Payroll and related expenses	93,000
Rent and related operating expenses	77,000
Other	33,000

$2,237,000

Other Liabilities

        Other liabilities consist of approximately $1.3 million in deferred royalty payments to be paid through future Imagent earn-out payments, if any (see Note 4). In the event there are no future Imagent earn-out payments, the deferred royalties will not be paid.

3. PFC THERAPEUTICS, LLC

        In May 2000, Alliance and Baxter Healthcare Corporation (“Baxter”) entered into the joint venture PFC Therapeutics for the development, manufacture, marketing, sales and distribution of Oxygent in Europe and North America. PFC Therapeutics has had no operating activity (except the purchase of the prepaid royalty of $10 million from Alliance in 2000) since inception of the joint venture.

        In June 2003, Alliance acquired Baxter’s 50% interest in PFC Therapeutics in exchange for contingent payments to Baxter based on the future commercial sales of Oxygent and other products. The fee to Baxter is 2% of all of Alliance’s or PFC Therapeutics’ future gross sales, if any, of the products, with a maximum fee of $30 million. In accordance with SFAS No. 141, “Business Combinations,” the Company has not recorded the value of the potential consideration to be issued to Baxter for Baxter’s ownership interest in PFC Therapeutics as the future payments are contingent on future commercial sales of an undeveloped product.

        In June 2003, Alliance and certain of its creditors entered into an agreement (the “Participation Agreement”), which, among other things, granted each creditor an ownership interest in the Oxygent Business (as defined in the Participation Agreement). In April 2004, Alliance agreed to issue these creditors warrants to purchase an aggregate of 5,715,000 shares of Alliance’s common stock. The warrants have an exercise price of $0.35, vested upon grant and expire in December 2006. In exchange for the issuance of the warrants, these creditors agreed to assign all of their rights under the Participation Agreement to Alliance. The fair value of the warrants issued as determined using the Black-Scholes pricing model was approximately $2.3 million as recorded in fiscal year 2004. The total ownership interest the creditors assigned back to Alliance was 11.2% during fiscal year 2004.

        On April 5, 2004, PFC Therapeutics, and Nycomed Denmark ApS (“Nycomed”) signed a collaboration agreement for Nycomed to develop and commercialize Oxygent in Europe (the “Nycomed Agreement”). Under the terms of the agreement, Nycomed was to be responsible for the remaining clinical and regulatory development, and future marketing of Oxygent within a broad European territory. On July 2, 2004, Nycomed notified Alliance that it was terminating the agreement effective August 16, 2004. Therefore, the rights to Oxygent in Europe reverted back to PFC Therapeutics.

        On April 19, 2004, PFC Therapeutics and Il Yang Pharm. Co., Ltd. (“Il Yang”), a leading South Korean pharmaceutical research and development and marketing company, signed a licensing, development and marketing agreement granting Il Yang exclusive rights to promote, market, distribute and sell Oxygent for any approved clinical use, including all future approved uses, in South Korea (the “Il Yang Agreement”). Under terms of the Il Yang Agreement, PFC Therapeutics will be initially responsible for the commercial supply of Oxygent to Il Yang and will receive a royalty on Oxygent sales following commercialization. Il Yang will also make certain future payments on the completion of various regulatory milestones for development in Europe and the U.S.

        On December 22, 2004, PFC Therapeutics and LEO Pharma A/S (“LEO”),, one of the leading Danish research-based pharmaceutical companies that markets significant products within the fields of dermatology, metabolic and cardiovascular diseases and ophthalmology and antibiotics, signed an exclusivity agreement to enter into a license agreement, subject to continued due diligence by LEO, to develop and commercialize Oxygent in Europe (EU member countries, EU membership applicants, Norway and Switzerland) and Canada (the “LEO Exclusivity Agreement”). The terms of the license agreement, if entered into, will include certain initial and future payments to PFC Therapeutics upon the completion of various regulatory and commercial milestones for Oxygent development in Europe and royalties on commercial sales of Oxygent in Europe and Canada. On January 5, 2005, the Company received the non-refundable portion of an exclusivity fee of $100,000 per the terms of the LEO Exclusivity Agreement. Because the amendment discussed below extends LEO’s due diligence time-period, this amount has been deferred and is included in current liabilities in the accompanying consolidated balance sheet at June 30, 2005.

        On February 25, 2005, PFC Therapeutics and LEO agreed to amend the LEO Exclusivity Agreement. The amendment extends the period of time in which LEO may undertake its due diligence investigation from March 1, 2005 to a date that is sixty (60) days after submission by the Company to LEO of the results of a “proof of concept” clinical study in surgery patients to be conducted by the Company to confirm the results of an earlier study. The Company anticipates that the “proof of concept” study will be completed in the first half of calendar 2006. The remaining terms of the LEO Exclusivity Agreement remain in full force and effect, provided that any definitive license agreement entered into between PFC Therapeutics and LEO relating to the marketing and commercialization of Oxygent will include an additional milestone payment, the amount of which is to be proposed by Alliance, relating to the “proof of concept” clinical trial described above.

        On May 16, 2005, PFC Therapeutics and Beijing Double-Crane Pharmaceutical Co., Ltd. (“Double-Crane”), the market leader for IV solutions and one of the largest pharmaceutical companies in the People’s Republic of China (the “PRC”), entered into a development, license and supply agreement (“Double-Crane Agreement”) for the development of Oxygent in the PRC. Pursuant to the Double-Crane Agreement, Double-Crane made an upfront license fee payment and will make certain milestone and royalty payments to the Company. The upfront license fee of $500,000 has been deferred, as the Company’s obligations to perform have not been satisfied, and such amount is included in current liabilities in the accompanying consolidated balance sheet at June 30, 2005. Double-Crane will conduct clinical trials in the PRC, in accordance with international guidelines, to receive marketing approval for Oxygent in the PRC. The Company will have the right to use in other countries any data derived from the clinical trials. Double-Crane will have the option to manufacture Oxygent in the PRC after obtaining approval from the regulatory authorities in the PRC and they will also have a right of first refusal to add specific additional countries to the Double-Crane Agreement upon further negotiation with the Company.

4. SALE OF Imagent® ASSETS

        On June 18, 2003, Imcor Pharmaceutical Co. (“Imcor”), formerly known as Photogen Technologies, Inc., acquired certain assets and assumed certain liabilities from Alliance. The assets acquired by Imcor included all of Alliance’s assets related to designing, developing, manufacturing, marketing, selling, licensing, supporting and maintaining its Imagent product, an ultrasound contrast agent that was approved by the United States Food & Drug Administration (“FDA”) for marketing in the U.S. in June 2002. The amount of consideration was determined through arms-length negotiation. To the extent obligations with certain creditors were completely settled, Alliance recorded a gain from sale of assets of approximately $10.6 million during the year ended June 30, 2003, approximately $15 million during the year ended June 30, 2004, and approximately $306,000 during the year ended June 30, 2005 related to the disposition of these assets. To date, Alliance has recorded approximately $25.9 million as a gain on the disposition of an asset as a result of Imcor issuing shares of its stock valued at approximately $3.7 million to Alliance creditors, Imcor funding approximately $1.6 million of Alliance’s obligations, and approximately $20.6 million related to settlement agreements or Imcor’s assumed obligations of Alliance. In September 2005, Alliance and Imcor entered into a global settlement agreement (see Note 10).

        The detail of items comprising the gain on disposition of Imagent assets for the years ended June 30, 2005 and 2004 is calculated as follows (in thousands):

	2005	2004
Imcor issuance of common stock to Alliance's creditors	$--	$3,677
Cash payments funded by Imcor for liabilities of Alliance	128	848
Assumption by Imcor of operating liabilities and other debt
and settlements with vendors and creditors of Alliance	178	10,451

Gain on sale of assets of Imagent to Imcor	$306	$14,976

5. DEBT OBLIGATIONS

        PFC Note

        On November 20, 2003, PFC Therapeutics issued a secured convertible note in the principal amount of $500,000 (the “PFC Note”) to an investor. The investor also received a warrant to purchase a number of units of ownership interests of PFC Therapeutics representing 10% of its issued and outstanding units (determined on a fully-diluted basis on the date of exercise of the warrant) at an exercise price of $0.01 per unit, at any time or from time to time from January 31, 2004 to and including January 31, 2009. The principal amount of the PFC Note was classified in the other liabilities section of the consolidated balance sheet at June 30, 2004. The Company had recorded imputed interest expense of $1 million based on the estimated fair value of the warrant. In September 2004, the holder of the PFC Note exchanged such warrant for 2,500,000 shares of common stock of the Company, which were issued in October 2004, valued at $1 million based on the estimated fair value on the date of issuance, and the PFC Note for a Senior Note (described below) in the principal amount of $500,000.

         Senior Notes Payable

        On July 2, 2004, Nycomed notified the Company that it was unilaterally terminating the Nycomed Agreement effective August 16, 2004. Subsequently, a dispute arose between the Company and some of its investors who participated in the June 2004 Private Placement (see Note 7). After considering all of the facts and circumstances relevant to the dispute, the Company’s Board of Directors determined that it was in the Company’s and the Company’s stockholders’ best interests to offer, as a settlement of the dispute, to rescind the June 2004 Private Placement.

        On September 24, 2004, investors holding 30,546,423 shares of common stock and warrants to purchase 22,909,821 shares of common stock representing approximately $10.7 million of the $11 million invested in the June 2004 Private Placement (see Note 7) elected to rescind the June 2004 Private Placement. In doing so, each of these investors returned to the Company its stock certificate representing the number of shares and the warrant that it received in the June 2004 Private Placement for cancellation. Immediately thereafter, these same investors entered into the Senior Note Purchase Agreement whereby the Company issued to such investors Senior Notes convertible into common stock at $0.25 per share in principal amounts equal to the amounts such investors invested in the June 2004 Private Placement.

        After giving effect to both transactions, the Company issued 880,714 shares of common stock and warrants to purchase 660,536 shares of common stock in the June 2004 Private Placement, and the Company issued Senior Notes in an aggregate principal amount of approximately $10.7 million.

        On September 24, 2004, the Company recorded a beneficial conversion feature (“BCF”) charge of approximately $2.2 million (included in interest expense), based on the difference between the $0.25 conversion rate of the Senior Notes and the closing price of $0.30 of the Company’s common stock on September 24, 2004. Such BCF charge includes the conversion of the $500,000 PFC Note (see above).

        The Senior Notes are due March 24, 2006, and bear interest at 6% per annum. The Senior Notes can be converted at anytime prior to the maturity date at the conversion price of $0.25. The Senior Note Purchase Agreement included certain restrictive covenants, including, without limitation, a covenant that the Company maintain at least $5.5 million in cash or cash equivalents on hand at all times (the “Cash Covenant”) while the Senior Notes are outstanding. The Cash Covenant ceased to apply on the date that the Company entered into a binding agreement for the joint development of Oxygent with a Qualified Third Party. Accordingly, the agreement with Double-Crane (a “Qualified Third Party” as defined) (see Note 3) satisfied the termination requirements of the Cash Covenant; therefore, as of May 13, 2005, the restrictions related to the amount of cash and cash equivalents that the Company was required to maintain on hand in order not to be in default under the Senior Notes, as set forth in the Cash Covenant, ceased and are of no further force or effect.

        During the fiscal year ended June 30, 2005, holders of certain Senior Notes converted an aggregate of $715,000 in principal and approximately $12,000 in accrued interest into an aggregate of 2,907,295 shares of our common stock at a conversion price of $0.25 per share. At June 30, 2005, the principal and accrued interest balance approximates $10.5 million and $490,000, respectively.

Astral Liabilities

        In December 2002, Astral entered into an exclusive license agreement with Mixture Sciences, Inc. (“Mixture Sciences”) for Mixture Sciences to acquire all rights to a proprietary immunotherapy platform technology developed by Astral. Mixture Sciences provided financing to support the overhead and salaries of key employees involved with this technology for a secured position in the technology subject to a royalty-bearing license. The Company had certain rights to repurchase the technology by paying Mixture Sciences a break-up fee. In satisfaction of the break-up fee, Astral assigned two Patent Cooperation Treaty (“PCT”) applications to Mixture Sciences. The Company recorded the funds received from Mixture Sciences totaling $285,000 as license revenues during the fiscal year ended June 30, 2004. On September 27, 2004, Astral and Mixture Sciences entered into an assignment agreement (the “Mixture Assignment Agreement”) whereby Mixture Sciences reassigned all rights to the proprietary immunotherapy platform, including the PCT applications, back to Astral in exchange for payments of $300,000 of cash and $420,000 of stock of either Astral or Alliance, which is to be paid prior to December 31, 2005. Upon the signing of the agreement, the Company made the first cash payment of $100,000 to Mixture Sciences and made subsequent payments totaling $100,000 during the fiscal year ended June 30, 2005. The Company has recorded the remaining cash payments of $100,000 and the $420,000 of stock due as accrued expenses, which are included in the accompanying consolidated balance sheet at June 30, 2005. Subsequent to year end, the Company and Astral entered into an agreement to form a new entity for the purpose of further developing the Astral assets (see Note 10).

Other Commitments

        Pursuant to a settlement agreement with a former landlord, the Company had a commitment to pay $420,000. Alliance has made payments totaling $365,000 and has included the balance due in accrued expenses in the accompanying consolidated balance sheet at June 30, 2005.

6. PREFERRED STOCK

        In May 2000, Alliance entered into a joint venture with Baxter and sold 500,000 shares of its Series F Preferred Stock for $20 million. Subsequently, the Company sold 293,750 additional shares for $11.75 million. The shares are convertible based on the following provisions: 1) at the option of Baxter on or after May 19, 2004; 2) termination of the license agreement between Alliance and PFC Therapeutics; 3) at the option of Baxter on or after the period of time in which the price of Alliance’s common stock is equal to or greater than $110 per share; or 4) at the option of Baxter upon a change of control at Alliance. The Series F Preferred Stock has no annual dividend and is not entitled to any voting rights except as otherwise required by law.

        The Series F Preferred Stock is convertible at the following conversion rates: 1) if Alliance’s common stock price averages $110 per share over a 20-day period through May 19, 2004, the conversion price for the Series F Preferred Stock will be $110 per share; 2) if the license agreement between Alliance and PFC Therapeutics is terminated, the conversion price will not be less than $50 per share; or 3) if the events discussed above do not occur, the conversion price will be based on the market value of Alliance’s common stock at the time of conversion, subject to “Certain Limitations.”

        In March 2004, Alliance terminated its license agreement with PFC Therapeutics and therefore, the conversion price of the Series F Preferred Stock to common stock is fixed at $50 per common share. Based on this conversion price, the outstanding shares of Series F Preferred Stock are convertible into 635,000 shares of common stock. The Company has accounted for the Series F Preferred Stock as a component of stockholders’ equity.

7. STOCKHOLDERS’ DEFICIT

June 2004 Private Placement

        In June 2004, the Company completed its June 2004 Private Placement, a private placement of 31,427,137 shares of its common stock for aggregate gross proceeds of $11 million. Net proceeds from the transaction, after issuance costs and placement fees, were approximately $10 million. In connection with this transaction, the Company also issued five-year warrants to purchase an additional 23,570,357 shares of its common stock at an exercise price of $0.50 per share. The Company also issued warrants to the placement agent to purchase 1,571,357 shares of its common stock. Pursuant to the terms of the registration rights agreements entered into in connection with the June 2004 Private Placement, the Company was required to pay a cash penalty if it failed to file with the SEC a registration statement under the Securities Act of 1933, as amended, covering the resale of all of the common stock purchased and the common stock underlying the issued warrants, including the common stock underlying the placement agent’s warrants. The fair value of the warrants was estimated using the Black-Scholes option pricing model with the following assumptions: no dividend yield, risk-free interest rate of 3.4%, the contractual life of 5 years and volatility of 139%. In accordance with EITF No. 00-19, “Accounting for Derivative Financial Instruments Indexed To and Potentially Settled In a Company’s Own Common Stock”, the estimated fair value in the amount of $7.9 million was recorded as a liability, with an offsetting charge to additional paid-in capital. The warrant liability was reclassified to additional paid-in capital as of September 30, 2004, the date of effectiveness of the registration statement, which is the date the potential for a cash penalty ceased.

        On July 2, 2004, Nycomed notified the Company that it was unilaterally terminating the Nycomed Agreement effective August 16, 2004. Subsequently, a dispute arose between the Company and some of its investors who participated in the June 2004 Private Placement. After considering all of the facts and circumstances relevant to the dispute, the Company’s Board of Directors determined that it was in the Company’s and the Company’s stockholders’ best interests to offer, as a settlement of the dispute, to rescind the June 2004 Private Placement, which resulted in the return of 30,546,423 shares of common stock and warrants to purchase 22,909,821 shares of common stock representing approximately $10.7 million and the issuance of Senior Notes (see Note 5) in the same amount.

Stock Option Plans

        The Company has a 1983 Incentive Stock Option Plan (the “1983 Plan”), a 1983 Non-Qualified Stock Option Program (the “1983 Program”), a 1991 Stock Option Plan, a 2000 Stock Option Plan and a 2001 Stock Option Plan, which provide for both incentive and non-qualified stock options (the “1991 Plan”, the “2000 Plan” and the “2001 Plan”). These plans provide for the granting of options to purchase shares of the Company’s common stock (up to an aggregate of 500,000, 2,500,000, 8,300,000, 2,100,000 and 6,000,000 shares under the 1983 Plan, 1983 Program, 1991 Plan, 2000 Plan and 2001 Plan, respectively) to directors, officers, employees and consultants. The optionees, date of grant, option price (which cannot be less than 100% and 80% of the fair market value of the common stock on the date of grant for incentive stock options and non-qualified stock options, respectively), vesting schedule, and term of options, which cannot exceed ten years (five years under the 1983 Plan), are determined by the Compensation Committee of the Board of Directors. The 1983 Plan, the 1983 Program and the 1991 Plan have expired and no additional options may be granted under such plans.

        The following table summarizes stock option activity under all plans for the two years ended June 30, 2005:

	Shares	Weighted Average Price
Balance at June 30, 2003	1,154,657	$24.25
Granted	724,000	$0.28
Exercised	(15,500)	$0.38
Terminated/Expired	(262,674)	$25.72

Balance at June 30, 2004	1,600,483	$13.36
Granted	1,617,500	$0.29
Terminated/Expired	(368,765)	$11.17

Balance at June 30, 2005	2,849,218	$6.22

Available for future grant under the 2000 Plan	32,000
Available for future grant under the 2001 Plan	4,068,510

	4,100,510

        The following table summarizes information concerning outstanding and exercisable stock options at June 30, 2005:

Range of Exercise Prices	Number Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Number Exercisable	Weighted Average Exercise Price
$0.15 - $0.25	248,500	$0.17	8.20 years	131,000	$0.17
$ 0.29	1,610,000	$0.29	9.54 years	715,000	$0.29
$0.30 - $0.44	330,000	$0.40	8.88 years	325,625	$0.41
$3.10 - $4.90	242,500	$3.14	6.35 years	227,275	$3.15
$13.75 - $38.75	235,958	$22.70	4.58 years	235,958	$22.70
$43.125 - $81.875	182,260	$60.19	2.76 years	170,740	$59.89

	2,849,218	$6.22	8.23 years	1,805,598	$9.23

Warrants

        At June 30, 2005, the Company had warrants outstanding to purchase 14,237,619 shares of common stock at prices ranging from $0.25 to $0.50 per share. The warrants expire on various dates from October 2006 through June 2009.

        The following table summarizes common shares reserved for issuance at June 30, 2005 on exercise or conversion of:

Series F convertible preferred stock	635,000
Common stock options	6,949,728
Common stock warrants	14,237,619

Total common shares reserved for issuance	21,822,347

8. INCOME TAXES

        No provision for income taxes was recorded for the years ended June 30, 2005 and 2004 due to the significant net operating loss carryforwards.

        The significant components of the Company’s deferred tax assets as of June 30, 2005 are shown below. A valuation allowance of $233 million, of which $3 million is related to the year ended June 30, 2005, has been recognized to offset the deferred tax assets, as realization of such assets is uncertain.

        Deferred tax assets consist of the following:

Net operating loss carryforwards	$187,420,000
Research and development credits	27,000,000
Capitalized research expense	17,902,000
Other - net	977,000

Total deferred tax assets	$233,299,000
Valuation allowance for deferred tax assets	(233,299,000)

Net deferred tax assets	$--

        Approximately $4 million of the valuation allowance for deferred tax assets relates to stock option deductions, which, if recognized, will be allocated to contributed capital.

        At June 30, 2005, the Company had federal and various state net operating loss carryforwards of approximately $518 million and $70 million, respectively. The difference between the federal and state tax loss carryforwards is primarily attributable to the capitalization of research and development expenses for California tax purposes and the approximate fifty to sixty percent limitation on California loss carryforwards. No federal tax loss carryforwards expired in fiscal 2005; however, carryforwards will continue to expire (beginning in fiscal 2009) unless previously utilized. The Company also has federal and state research and development tax credit carryforwards of $21 million and $9 million, respectively. No federal research and development tax credit carryforwards expired in fiscal 2005; however, carryforwards will continue to expire (beginning in fiscal 2009) unless previously utilized. Pursuant to Sections 382 and 383 of the Internal Revenue Code, annual use of the Company’s net operating loss and credit carryforwards will be limited because of cumulative changes in ownership of more than 50%; therefore, a significant portion will expire prior to being fully utilized.

9. COMMITMENTS AND CONTINGENCIES

Leases

        The Company leases the facilities in which it operates under certain operating leases. Payments for the office facilities approximate $10,000 per month and expire through September 2006.

        Rental expense for operating leases approximated $95,000 and $77,000 for the years ended June 30, 2005 and 2004, respectively. Estimated rental obligations under such leases are $120,000 for fiscal 2006 and $30,000 for fiscal 2007.

Litigation

        On July 2, 2003, HUB Properties Trust (“HUB”) filed a lawsuit in the Superior Court of the State of California for the County of San Diego against us, Immune Complex Corporation, Immune Complex, LLC (collectively “Immune Complex”), and other parties.  The suit alleged that the defendants were liable to HUB for damages stemming from HUB’s inability to lease two properties due to defendants’ failure to timely deactivate the radiological materials licenses on the properties. The suit was for damages in excess of the $779,000 security deposit. Initially, HUB sought in excess of $3.5 million in damages. On August 21, 2003, Immune Complex filed its cross-complaint for indemnity against us. The Company filed a cross-complaint against HUB for damages (a refund of all or some of the security deposit). In June of 2004, Alliance deposited $1 million into a controlled bank account as security for any liability the Company might incur as a result of the HUB litigation. Because of certain pre-trial rulings limiting HUB’s claim, the damages HUB sought at trial were roughly $3 million. In addition, the parties stipulated prior to trial that Alliance owed HUB approximately $638,000 in damages based on HUB’s allegations. On April 27, 2005, the jury returned a verdict in favor of HUB in the amount of $1,479,000. The Court signed a judgment incorporating this verdict on April 28, 2005. HUB also sought inclusion in the judgment of an award of pre- and post- judgment interest, as well as attorney fees and costs, totaling approximately $1,370,000. The court now has ruled that HUB is entitled to attorney fees of $750,000, costs of $60,000 and pre-judgment interest of $4,000. California law awards post-judgment interest at 10% simple per annum. Both HUB and Alliance have filed Notices of Appeal. Alliance has accrued approximately $1.5 million related to the HUB lawsuit and remitted $779,000 of the $2.3 million judgment in the form of a security deposit.

        On June 13, 2003, Alliance and Imcor jointly brought a patent infringement action against Amersham Health Inc., Amersham Health AS and Amersham plc (collectively, “Amersham”) in the U.S. District Court for the District of New Jersey, Civil Action No. 03-2853 (the “Amersham Litigation”). The lawsuit alleged that (1) through the sale of Amersham’s Optison product, Amersham and its related entities infringed on eight patents acquired from Alliance by Imcor through its purchase of the Imagent assets; (2) Alliance and Imcor did not infringe any Amersham patent; (3) Amersham misappropriated confidential trade secrets from Imcor (then Alliance) when Amersham (then Nycomed) was negotiating a marketing agreement for Imagent; and (4) Amersham was in violation of U.S. Antitrust laws. Alliance and Imcor were seeking damages and injunctive relief against Amersham. Amersham counterclaimed for infringement of 12 of its patents and brought counterclaims against Alliance and our subsidiary MBI asserting breach of contract, breach of good faith and fair dealing, and tortious interference with contractual relations. Imcor paid all costs in this lawsuit, including attorney fees and Alliance had little financial risk in the lawsuit. In September 2005, all parties agreed to a settlement of the Amersham Litigation, in which all parties granted each other fully paid-up, irrevocable, royalty-free, non-exclusive cross-licenses, with the right to sublicense, and mutual releases.

        In December 2001, a lawsuit was filed against MBI in the U.S. District Court for the Northern District of Illinois. The plaintiff in the action alleged that MBI breached a license agreement and sought damages and a declaratory judgment terminating the license agreement, and payment of fees and expenses. In December 2003, the court entered a judgment in favor of MBI. On January 29, 2004, the court denied plaintiff’s motion to amend the judgment. On February 25, 2004, the plaintiff appealed the court’s judgment. On January 28, 2005, the parties settled the lawsuit with MBI paying no money to the plaintiff and agreeing to return patent rights to the plaintiff in the countries of Japan, South Korea and Taiwan.

        On February 23, 2001, a lawsuit was filed against the Company and some of our officers by two former shareholders of MBI purportedly on behalf of themselves and others. On March 1, 2001 and March 19, 2001, two additional similar lawsuits were filed by other former shareholders of MBI. The lawsuits, filed in the U.S. District Court for the Southern District of New York, allege that our registration statement filed in connection with the acquisition of MBI contains misrepresentations and omissions of material facts in violation of certain federal securities laws. In May 2001, the actions were consolidated. The plaintiffs are seeking rescission or compensatory damages, payment of fees and expenses, and further relief. In January 2002, the plaintiffs filed a second amended complaint adding an additional securities claim against Alliance and the named officers. In August 2003, the court granted summary judgment as to certain securities claims and dismissed the claims, and denied summary judgment as to other securities claims. The parties participated in a mediation in December 2004. The mediation did not result in a settlement, but discussions are continuing. A trial date was continued to October 17, 2005 in the lawsuit. Alliance believes that the lawsuit is completely without merit; however, we do not know if Alliance will ultimately prevail or if the outcome of the action will harm the Company’s business, financial position or results of operations.

Indemnification Obligations

        The Company has undertaken certain indemnification obligations pursuant to which it may be required to make payments to an indemnified party in relation to certain transactions.  The Company has agreed to indemnify its directors, officers, employees and agents to the maximum extent permitted under the laws of the State of New York.  In connection with its facility leases, the Company has agreed to indemnify its lessors for certain claims arising from the use of the facilities.  In connection with certain of its debt, stock purchase and other agreements, the Company has agreed to indemnify lenders, sellers and various other parties for certain claims arising from the Company’s breach of representations, warranties and other provisions contained in the agreements.  The duration of certain of these indemnification obligations does not provide for any limitation of the maximum potential future payments the Company could be obligated to make.  Historically, the Company has not been obligated to make any payments for these obligations and no liabilities have been recorded for these indemnities in the accompanying consolidated balance sheet.

10. SUBSEQUENT EVENTS

        In September 2005, Alliance and Imcor entered into a global settlement agreement pursuant to which each party released the other from any further obligation under the Imagent Asset Purchase Agreement, effectively terminating all ongoing obligations and rights under the agreement, and providing for the allocation between the parties of the proceeds of any future transaction involving the disposition of the Imagent asset.

        On September 6, 2005, Alliance and Astral entered into an asset contribution agreement (the “Astral Agreement”) with MultiCell Technologies, Inc. (“MultiCell”) and Astral Therapeutics, Inc. (“Astral Therapeutics”) pursuant to which Alliance and Astral contributed all of their respective assets that relate primarily to the business of Astral to Astral Therapeutics, a new entity formed for the purpose of further developing the Astral assets. In return, Alliance received an amount of common stock (490,000 shares) of Astral Therapeutics equal to approximately 49% of the outstanding capital stock of Astral Therapeutics. In addition, in connection with this transaction, Astral Therapeutics assumed certain obligations and liabilities of Alliance with respect to the Astral assets. Subsequent to the transfer of the Astral assets, MultiCell purchased $2 million in Series A Preferred Stock of Astral Therapeutics. MultiCell paid $1 million of this amount at the closing of the purchase of the Series A Preferred Stock and is obligated to pay the balance in four quarterly installments of $250,000 over the next year pursuant to a promissory note that is secured by a pledge of $1 million in value of Astral Therapeutics Series A Preferred Stock. After the purchase and sale of the Series A Preferred Stock of Astral Therapeutics to MultiCell, Alliance owned approximately 33% of the fully diluted outstanding capital stock of Astral Therapeutics. Pursuant to the Astral Agreement, MultiCell has assumed Astral’s obligations as described above under the Mixture Assignment Agreement. In total, the Company transferred approximately $719,000 of net liabilities to Astral Therapeutics in exchange for 490,000 shares of common stock of Astral Therapeutics.

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

64,178,599 Shares of Common Stock

Alliance Pharmaceutical Corp.

Part II:  Information Not Required in Prospectus

Item 24.  Indemnification of Directors and Officers

        Reference is made to Article VI of the By-Laws of the Company (filed as Exhibit 3(b) to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 1989) and to Sections 721-727 of the New York Business Corporation Law, which, among other things and subject to certain conditions, authorize us to indemnify each of our officers and directors against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such officers or directors.

Item 25.  Other Expenses of Issuance and Distribution

        The expenses to be paid by the registrant are as follows. All amounts other than the SEC registration fee are estimates. The selling stockholders will not pay any of the expenses listed below.

	Amount to be Paid
SEC registration fee	$--
Legal fees and expenses	$25,000	*
Accounting fees and expenses	$25,000	*
Printing and engraving	$2,500	*
Miscellaneous	$2,500	*

Total	$55,000	*

* Estimates.

Item 26.  Recent Sales of Unregistered Securities

        Since June 30, 2002, the registrant has issued unregistered securities to a limited number of persons as described below:

        During the fiscal year 2005, holders of our Senior Notes converted an aggregate of $715,000 in principal and $12,000 in accrued interest into an aggregate of 2,907,295 shares of our common stock at a conversion price of $0.25 per share.

        In October 2004, we issued 2,500,000 to Technology Gateway Partnership, L.P. in consideration for the cancellation of a warrant to purchase membership interests in our subsidiary PFC Therapeutics, LLC.

        In September 2004, the registrant issued senior convertible promissory notes in the aggregate principal amount of approximately $11,200,000 (the “Notes”) to various institutional investors.

        In June of 2004, the registrant issued 31,427,137 shares of its common stock and warrants to purchase 23,570,357 shares of its common stock to various institutional investors for aggregate gross proceeds to the registrant of approximately $11 million. Roth Capital Partners LLC (“Roth Capital”) received a commission based on the sale of such shares in the total aggregate amount of $768,000. In addition, Roth Capital was issued a warrant to purchase 1,571,357 shares of the registrant’s common stock; however, in connection with the issuance of the Notes described in the preceding paragraph this transaction was rescinded by holders holding an aggregate of 30,546,423 of such shares and warrants to purchase 22,909,821 of such additional, and such holders returned to the registrant stock certificates and warrants representing these amounts in the aggregate for cancellation.

        In April 2004, the registrant issued warrants to purchase an aggregate of 5,715,000 shares of its common stock to Brown Simpson Partners I, Ltd., Stroock & Stroock & Lavan, LLP and SDS Merchant Fund, L.P. in connection with the assignment of their rights under a Participation Agreement in PFC Therapeutics to the registrant.

        In October 2002, the registrant issued warrants to purchase an aggregate of 2,000,000 shares of its common stock to various institutional investors in connection with the consent and waiver of antidilution rights from such investors.

        In July 2003, the registrant issued warrants to purchase an aggregate of 200,000 shares of its common stock to Xmark Fund, L.P. and Xmark Fund, Ltd. in connection with two loan and security agreements totaling $3 million.

        Between October 2002 and June 18, 2003, the registrant borrowed an aggregate of $5.8 million through the issuance of the promissory notes to various institutional investors (the “Notes”).

        Between August 2001 and July 2002, the registrant issued and sold 793,750 shares of its Series F Preferred Stock to Baxter Healthcare Corporation for aggregate gross proceeds to the registrant of $31,750,000.

        The offers, sales and issuances of these securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder as transactions by the issuer not involving a public offering. The recipients of the securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access to information about the registrant.

Item 27.  Exhibits

Exhibit	Description

3.1	Restated Certificate of Incorporation of the Company, filed on May 7, 2001 (incorporated by reference to Exhibit 3 of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2001 (the “March 2001 10-Q”)).

3.2	Certificate of Amendment of Certificate of Incorporation (incorporated by reference to Exhibit 99.2 of the Company’s Report on Form 8-K dated October 18, 2001).

3.3	By-Laws of the Company, as amended (incorporated by reference to Exhibit 3(b) of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 1989).

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4 of the Company’s registration statement on Form S-2 dated April 19, 1989 (File No. 033-28259)).

4.2	Form of Warrant issued on June 8, 2004 to certain investors and Roth Capital Partners, LLC. (incorporated by reference to Exhibit 4.2 of the Company’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 2004).

4.3	Warrant issued to SDS Merchant Fund L.P. (incorporated by reference to Exhibit 4.2 of the Company's Report on Form 10-QSB for the quarter ended March 31, 2004).

4.4	Warrant issued to Stroock & Stroock & Lavan, LLP (incorporated by reference to Exhibit 4.3 of the Company’s Report on Form 10-QSB for the quarter ended March 31, 2004).

4.5	Warrant issued to Brown Simpson Partners I, Ltd. (incorporated by reference to Exhibit 4.1 of the Company's Report on Form 10-QSB for the quarter ended March 31, 2004).

4.6	Form of Senior Convertible Promissory Note (incorporated by reference to Exhibit 4.6 of the Company’s Annual Report on 10-KSB for the fiscal year ended June 30, 2004).

5.1	Opinion of Foley & Lardner LLP.*

10.1	Formula Award of Stock Options for Non-employee Members of the Board of Directors as approved by shareholders of the Company (incorporated by reference to Exhibit 10(e) of the Company’s Report of Form 10-K for the fiscal year ending June 30, 1994). #

10.2	License Agreement dated September 23, 1997, between the Company and Schering AG, Germany (incorporated by reference to Exhibit 2(a) of the Company’s Report on Form 8-K/A filed on February 27, 1998).

10.3	First Amendment to License Agreement, dated as of December 30, 1998, between the Company and Schering AG, Germany (incorporated by reference to Exhibit 10 of the Company’s Report on Form 10-Q for the quarter ended December 1998.)

10.4	Split Dollar Life Insurance Agreement between the Company and Duane J. Roth dated November 12, 1998 (incorporated by reference to Exhibit 10(a) to the Company’s Report on Form 10-Q for the quarter ended September 31, 1999 (the “September 1999 10-Q”)). #

10.5	Collateral Assignment of Life Insurance Policy between the Company and Duane J. Roth dated November 25, 1998 (incorporated by reference to Exhibit 10(b) of the September 1999 10-Q). #

10.6	Eleventh Amendment to Lease Agreement dated September 1, 1999, between the Company and HUB Properties Trust (incorporated by reference to Exhibit 10(e) of the September 1999 10-Q).

10.7	Asset Purchase Agreement between Alliance and Inhale Therapeutic Systems, Inc. dated October 4, 1999 (incorporated by reference to Exhibit 2(a) of the Current Report on Form 8-K dated November 4, 1999 (the “November 1999 8-K”).

10.8	Product Development Rights Agreement between Alliance and Inhale Therapeutic Systems, Inc. dated November 4, 1999 (incorporated by reference to Exhibit 2(b) of the November 1999 8-K).

10.9	License Agreement (License to Inhale) between Alliance and Inhale Therapeutic Systems, Inc. dated November 4, 1999 (incorporated by reference to Exhibit 2(c) to the November 1999 8-K).

10.10	License Agreement (License to Alliance) between Alliance and Inhale Therapeutic Systems, Inc. dated November 4, 1999 (incorporated by reference to Exhibit 2(d) of the November 1999 8-K).

10.11	Inhale Common Stock Purchase Agreement between Alliance and Inhale Therapeutic Systems, Inc. dated November 4, 1999 (incorporated by reference to Exhibit 2(e) of the November 1999 8-K).

10.12	Alliance Common Stock Purchase Agreement between Alliance and Inhale Therapeutic Systems, Inc. dated November 4, 1999 (incorporated by reference to Exhibit 2(f) of the November 1999 8-K)

10.13	Supply Agreement dated as of July 9, 1999, between the Company and Fluoromed L.P. (incorporated by reference to Exhibit 10(d) of the Company’s Report on Form 10-Q for the quarter ended December 31, 1999).

10.14	Form of 5% Subordinated Convertible Debenture dated February 11, 2000 (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K dated February 11, 2000 (the “February 2000 8-K”)).

10.15	Form of Securities Purchase Agreement dated February 11, 2000 (incorporated by reference to Exhibit 4.2 of the February 2000 8-K).

10.16	Form of Registration Rights Agreement dated February 11, 2000 (incorporated by reference to Exhibit 4.3 of the February 2000 8-K).

10.17	Form of 5% Subordinated Convertible Debenture dated August 22, 2000 (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K dated August 22, 2000 (the “August 2000 8-K”)).

10.18	Form of Securities Purchase Agreement dated August 22, 2000 (incorporated by reference to Exhibit 4.2 of the August 2000 8-K).

10.19	Form of Registration Rights Agreement dated August 22, 2000 (incorporated by reference to Exhibit 4.3 of the August 2000 8-K).

10.20	License Agreement dated May 19, 2000, between the Company and PFC Therapeutics, LLC (incorporated by reference to Exhibit 10(pp) of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2000 (the “2000 10-K”)).

10.21	Marketing and Distribution Agreement executed May 19, 2000, effective June 1, 2000 between the Company, Baxter Healthcare Corporation and PFC Therapeutics, LLC (incorporated by reference to Exhibit 10(qq) of the 2000 10-K).

10.22	Alliance Manufacturing and Supplier Agreement dated May 19, 2000, between the Company and PFC Therapeutics, LLC (incorporated by reference to Exhibit 10(rr) of the 2000 10-K).

10.23	Baxter Manufacturing and Supplier Agreement dated May 19, 2000, between Baxter Healthcare Corporation and PFC Therapeutics, LLC (incorporated by reference to Exhibit 10(ss) of the 2000 10-K).

10.24	Operating Agreement dated May 17, 2000, between the Company and Baxter Healthcare Corporation (incorporated by reference to Exhibit 10(tt) of the 2000 10-K).

10.25	Preferred Stock Purchase Agreement dated May 19, 2000, between the Company and Baxter Healthcare Corporation (incorporated by reference to Exhibit 10(uu) of the 2000 10-K).

10.26	Deferred Stock Purchase Agreement dated May 19, 2000, between the Company and Baxter Healthcare Corporation (incorporated by reference to Exhibit 10(vv) of the 2000 10-K).

10.27	Security Agreement dated May 19, 2000, between the Company and PFC Therapeutics, LLC (incorporated by reference to Exhibit 10(ww) of the 2000 10-K).

10.28	Form of 6% Convertible Note dated as of November 15, 2000 (incorporated by reference to Exhibit 4(i) of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2000 (the “December 2000 10-Q”)).

10.29	Form of Option Agreement and Zero Coupon Convertible Note dated as of November 8, 2000 (incorporated by reference to Exhibit 4(ii) of the December 2000 10-Q).

10.30	Form of Collateral Pledge and Security Agreement dated as of November 15, 2000 (incorporated by reference to Exhibit 4(iii) of the December 2000 10-Q).

10.31	Amendment No. 2 to the License Agreement dated as of September 23, 1997 between the Company and Schering Aktiengesellschaft (incorporated by reference to Exhibit 10(a) of the December 2000 10-Q).

10.32	1991 Stock Option Plan of the Company as amended through May 8, 2001 (incorporated by reference to Exhibit 10(c) of the Company’s Report on Form 10-Q for the quarter ended March 31, 2001 (the “March 2001 10-Q”)). #

10.33	2000 Stock Option Plan of the Company as amended through May 8, 2001 (incorporated by reference to Exhibit 10(d) of the March 2001 10-Q). #

10.34	2001 Stock Option Plan of the Company as amended through May 8, 2001 (incorporated by reference to Exhibit 10(e) of the March 2001 10-Q). #

10.35	Form of Option Agreement, dated June 22, 2001, between the Registrant and certain holders of Series B Preferred Stock of Metracor Technologies, Inc. (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K dated June 22, 2001).

10.36	Consulting Agreement dated July 31, 2001 between the Company and Harold W. DeLong. (1) (incorporated by reference to Exhibit 10(hhh) of the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2001 (the “2001 10-K”)).

10.37	Agreement and Plan of Merger dated as of October 11, 2000 by and between the Company, Alliance Merger Subsidiary, Inc. and Molecular Biosystems, Inc. (incorporated by reference to Exhibit 2.1 to Company registration statement on Form S-4, filed on November 9, 2000).

10.38	Letter Agreement dated as of May 1, 2001 between the Company and Baxter Healthcare Corporation amending the Deferred Stock Purchase Agreement dated May 19, 2000. (3) (incorporated by reference to Exhibit 10(jjj) of the 2001 10-K).

10.39	Term Sheet dated August 1, 2001 between the Company and Baxter Healthcare Corporation amending the Deferred Stock Purchase Agreement dated May 19, 2000. (3) (incorporated by reference to Exhibit 10(jjj) of the 2001 10-K).

10.40	Third Amendment to Optison Products Rights Agreement dated as of August 6, 2001, between the Company, Molecular Biosystems, Inc. and Mallinckrodt Inc. (incorporated by reference to Exhibit 10(jjj) of the 2001 10-K).

10.41	Form of Amendment to the 1991, 2000 and 2001 Stock Option Plans of the Company adopted May 8, 2001 (incorporated by reference to Exhibit 10(jjj) of the 2001 10-K).

10.42	Form of Purchase Agreement dated October 30, 2001 (incorporated by reference to Exhibit 99.2 of the Current Report on Form 8-K dated October 31, 2001 (the “October 2001 8-K”)).

10.43	Form of Registration Rights Agreement dated October 30, 2001 (incorporated by reference to Exhibit 99.3 of the October 2001 8-K).

10.44	Form of Warrant dated October 30, 2001 (incorporated by reference to Exhibit 99.4 of the October 2001 8-K).

10.45	Supplemental Agreement dated March 15, 2002, between the Company and Inhale Therapeutic Systems, Inc. (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K dated March 15, 2001).

10.46	Form of Contribution Agreement dated October 23, 2001 (incorporated by reference to Exhibit 99.2 of the Current Report on Form 8-K dated November 30, 2001).

10.47	Amended and Restated License Agreement dated as of February 22, 2002 between the Company and Schering Aktiengesellschaft (1) (incorporated by reference to Exhibit 10(b) of the March 2002 10-Q).

10.48	Agreement dated as of February 28, 2002 between the Company and RedKey, Inc., dba Cardinal Health Sales and Marketing Services (1) (incorporated by reference to Exhibit 10(a) of the Company’s Quarterly report on Form 10-Q for the quarterly period ended March 31, 2002 (the “March 2002 10-Q”)).

10.49	Form of Purchase Agreement dated October 4, 2002 (incorporated by reference to Exhibit 99.1 of the October 4, 2001 8-K (the “October 2001 8-K”)).

10.50	Form of Promissory Note dated October 4, 2002 (incorporated by reference to Exhibit 99.2 of the October 2001 8-K).

10.51	Form of Imagent Security Agreement dated October 4, 2002 (incorporated by reference to Exhibit 99.3 of the October 2001 8-K).

10.52	Form of Imagent and Oxygent Trademark Security Agreement dated October 4, 2002 (incorporated by reference to Exhibit 99.4 of the October 2001 8-K).

10.53	Form of General Collateral Security Agreement dated October 4, 2002 (incorporated by reference to Exhibit 99.5 of the October 2001 8-K).

10.54	Form of Warrant dated October 4, 2002 (incorporated by reference to Exhibit 99.6 of the October 2001 8-K).

10.55	Form of Imagent Collateral Security Agreement dated October 4, 2002 (incorporated by reference to Exhibit 99.7 of the October 2001 8-K).

10.56	Form of General Collateral Security Agreement dated October 4, 2002 (incorporated by reference to Exhibit 99.8 of the October 2001 8-K).

10.57	Imagent and Oxygent Patent and Trademark Security Agreement dated October 4, 2002 (incorporated by reference to Exhibit 99.9 of the October 2001 8-K).

10.58	Form of Asset Purchase Agreement dated June 10, 2003 (incorporated by reference to Exhibit 2.1 of the June 20, 2003 8-K).

10.59	License Agreement dated as of December 3, 2002 between the Company and Mixture Sciences, Inc. (incorporated by reference to Exhibit 10 of the February 14, 2003 10-Q).

10.60	Asset Purchase Agreement dated June 10, 2003 by and between the Company and Photogen Technologies, Inc. (incorporated by reference to the Company’s Report on Form 8-K dated June 23, 2003).

10.61	Guaranty and Security Agreement dated November 20, 2003 by and between PFC Therapeutics LLC and Technology Gateway Partners, L.P. (incorporated by reference to Exhibit 4.5 of the Company’s Report on Form 10-QSB for the quarter ended December 31, 2003).

10.62	Warrant issued November 20, 2003 by PFC Therapeutics LLC to Technology Gateway Partnership, L.P. (incorporated by reference to Exhibit 4.4 of the Company’s Report of Form 10-QSB for the quarter ended December 31, 2003).

10.63	Secured Convertible Note dated November 20, 2003 by and between PFC Therapeutics LLC and Technology Gateway Partners, L.P. (incorporated by reference to Exhibit 4.3 of the Company’s Report on Form 10-QSB for the quarter ended December 31, 2003).

10.64	Security Agreement dated November 20, 2003 by and between PFC Therapeutics LLC and Technology Gateway Partners, L.P. (incorporated by reference to Exhibit 4.2 of the Company’s Report on Form 10-QSB for the quarter ended December 31, 2003).

10.65	Secured Convertible Note Purchase Agreement dated November 20, 2003 by and between PFC Therapeutics LLC and Technology Gateway Partners, L.P. (incorporated by reference to Exhibit 4.1 of the Company’s Report on Form 10-QSB for the quarter ended December 31, 2003).

10.66	Assignment dated April 7, 2004 by and between the Company and Stroock & Stroock &Lavan, LLP (incorporated by reference to Exhibit 10.6 of the Company’s Report on Form 10-QSB for the quarter ended March 31, 2004).

10.67	Assignment dated April 7, 2004 by and between the Company and SDS Merchant Fund, L.P. (incorporated by reference to Exhibit 10.5 of the Company’s Report on Form 10-QSB for the quarter ended March 31, 2004).

10.68	Assignment dated April 7, 2004 by and between the Company and Brown Simpson Partners I, Ltd. (incorporated by reference to Exhibit 10.4 of the Company’s Report on Form 10-QSB for the quarter ended March 31, 2004).

10.69	Licensing, Development and Marketing Agreement dated April 19, 2004 by and between PFC Therapeutics, LLC and Ilyang Pharm. Co. Ltd. (incorporated by reference to Exhibit 10.3 of the Company's Report on 10-QSB for the quarter ended March 31, 2004).

10.70	Development, Assignment and Supply Agreement dated April 1, 2004 by and between PFC Therapeutics, LLC, and Nycomed Denmark ApS (incorporated by reference to Exhibit 10.2 of the Company’s Report on Form 10-QSB for the quarter ended March 31, 2004).

10.71	Registration Rights Agreement dated May 27, 2004 by and among the Company and certain investors (incorporated by reference to Exhibit 10.71 of the Company’s Annual Report on 10-KSB for the fiscal year ended June 30, 2004).

10.72	Securities Purchase Agreement dated May 27, 2004 by and among the Company and certain investors (incorporated by reference to Exhibit 10.72 of the Company’s Annual Report on 10-KSB for the fiscal year ended June 30, 2004).

10.73	Rescission and Settlement Agreement dated September 21, 2004 by and among the Company and certain investors (incorporated by reference to Exhibit 10.73 of the Company’s Annual Report on 10-KSB for the fiscal year ended June 30, 2004).

10.74	Senior Convertible Promissory Note Purchase Agreement dated September 21, 2004 by and among the Company and certain investors (incorporated by reference to Exhibit 10.74 of the Company’s Annual Report on 10-KSB for the fiscal year ended June 30, 2004).

10.75	Registration Rights Agreement dated September 21, 2004 by and among the Company and certain investors (incorporated by reference to Exhibit 10.75 of the Company’s Annual Report on 10-KSB for the fiscal year ended June 30, 2004).

10.76	2001 Stock Option Plan, as amended to date (incorporated by reference to Exhibit 99.1 of hte Company’s Report on Form 8-K filed on January 14, 2005).

10.77	Exclusivity Agreement dated December 22, 2004, between PFC Therapeutics, LLC and LEO Pharma S/A (incorporated by reference to Exhibit 10.77 of the Company’s Quarterly Report on Form 10-QSB for the quarter ended December 31, 2004).(1)

10.78	Amendment to Exclusivity Agreement dated February 25, 2005, between PFC Therapeutics, LLC and LEO Pharma S/A (incorporated by reference to Exhibit 10.78 of the Company’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2005).(1)

10.79	Amendment to Supplemental Agreement dated February 7, 2005, between the Company and Nektar Therapeutics (incorporated by reference to Exhibit 10.79 of the Company’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2005).(1)

10.80	Development, License and Supply Agreement dated May 13, 2005, between PFC Therapeutics, LLC and Beijing Double-Crane Pharmaceutical Co., Ltd. and related License Agreement (incorporated by reference to Exhibit 10.80 of the Company’s Annual Report on Form 10-KSB for the year ended June 30, 2005).(1)

21.1	Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 of the Company’s Report on Form 10-K for the fiscal year ended June 30, 2003).

23.1	Consent of Corbin & Company LLP, Independent Registered Public Accounting Firm.*

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.*

23.3	Consent of Foley & Lardner LLP (included as exhibit 5.1).

*	Filed Herewith.

#	Indicates management contract or compensatory plan or arrangement.

(1)	Portions of this agreement have been omitted pursuant to a confidential treatment request and have been separately filed with the Commission.

Item 28.  Undertakings

(a)	The undersigned registrant hereby undertakes that it will:

(1)	File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	Include any additional or changed material information on the plan of distribution.

(2)	For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(5)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b)(1) or (4), or 497(h) under the Securities Act of 1933, shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of those securities.

Signatures

        Pursuant to the requirements of the Securities Act of 1933 the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California on this 14th day of October, 2005.

Alliance Pharmaceutical Corp.
By:	/s/ Duane J. Roth
Duane J. Roth Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed by the following persons in the capacities indicated on October 14, 2005:

Name	Title
/s/ Duane Roth	Chief Executive Officer (principal executive officer)
Duane Roth
*	Chief Financial Officer (principal financial and accounting officer)
Edward C. Hall
*	Director
Pedro Cuatrecasas
*	Director
Carroll O. Johnson
*	Director
Stephen M. McGrath
*	Director
Jean G. Riess, Ph.D.
*	Director
Theodore D. Roth

* By:	/s/ Duane Roth Duane Roth Attorney-in-Fact

Index to Exhibits

Exhibit	Description

3.1	Restated Certificate of Incorporation of the Company, filed on May 7, 2001 (incorporated by reference to Exhibit 3 of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2001 (the “March 2001 10-Q”)).

3.2	Certificate of Amendment of Certificate of Incorporation (incorporated by reference to Exhibit 99.2 of the Company’s Report on Form 8-K dated October 18, 2001).

3.3	By-Laws of the Company, as amended (incorporated by reference to Exhibit 3(b) of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 1989).

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4 of the Company’s registration statement on Form S-2 dated April 19, 1989 (File No. 033-28259)).

4.2	Form of Warrant issued on June 8, 2004 to certain investors and Roth Capital Partners, LLC. (incorporated by reference to Exhibit 4.2 of the Company’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 2004).

4.3	Warrant issued to SDS Merchant Fund L.P. (incorporated by reference to Exhibit 4.2 of the Company's Report on Form 10-QSB for the quarter ended March 31, 2004).

4.4	Warrant issued to Stroock & Stroock & Lavan, LLP (incorporated by reference to Exhibit 4.3 of the Company’s Report on Form 10-QSB for the quarter ended March 31, 2004).

4.5	Warrant issued to Brown Simpson Partners I, Ltd. (incorporated by reference to Exhibit 4.1 of the Company's Report on Form 10-QSB for the quarter ended March 31, 2004).

4.6	Form of Senior Convertible Promissory Note (incorporated by reference to Exhibit 4.6 of the Company’s Annual Report on 10-KSB for the fiscal year ended June 30, 2004).

5.1	Opinion of Foley & Lardner LLP.*

10.1	Formula Award of Stock Options for Non-employee Members of the Board of Directors as approved by shareholders of the Company (incorporated by reference to Exhibit 10(e) of the Company’s Report of Form 10-K for the fiscal year ending June 30, 1994). #

10.2	License Agreement dated September 23, 1997, between the Company and Schering AG, Germany (incorporated by reference to Exhibit 2(a) of the Company’s Report on Form 8-K/A filed on February 27, 1998).

10.3	First Amendment to License Agreement, dated as of December 30, 1998, between the Company and Schering AG, Germany (incorporated by reference to Exhibit 10 of the Company’s Report on Form 10-Q for the quarter ended December 1998.)

10.4	Split Dollar Life Insurance Agreement between the Company and Duane J. Roth dated November 12, 1998 (incorporated by reference to Exhibit 10(a) to the Company’s Report on Form 10-Q for the quarter ended September 31, 1999 (the “September 1999 10-Q”)). #

10.5	Collateral Assignment of Life Insurance Policy between the Company and Duane J. Roth dated November 25, 1998 (incorporated by reference to Exhibit 10(b) of the September 1999 10-Q). #

10.6	Eleventh Amendment to Lease Agreement dated September 1, 1999, between the Company and HUB Properties Trust (incorporated by reference to Exhibit 10(e) of the September 1999 10-Q).

10.7	Asset Purchase Agreement between Alliance and Inhale Therapeutic Systems, Inc. dated October 4, 1999 (incorporated by reference to Exhibit 2(a) of the Current Report on Form 8-K dated November 4, 1999 (the “November 1999 8-K”).

10.8	Product Development Rights Agreement between Alliance and Inhale Therapeutic Systems, Inc. dated November 4, 1999 (incorporated by reference to Exhibit 2(b) of the November 1999 8-K).

10.9	License Agreement (License to Inhale) between Alliance and Inhale Therapeutic Systems, Inc. dated November 4, 1999 (incorporated by reference to Exhibit 2(c) to the November 1999 8-K).

10.10	License Agreement (License to Alliance) between Alliance and Inhale Therapeutic Systems, Inc. dated November 4, 1999 (incorporated by reference to Exhibit 2(d) of the November 1999 8-K).

10.11	Inhale Common Stock Purchase Agreement between Alliance and Inhale Therapeutic Systems, Inc. dated November 4, 1999 (incorporated by reference to Exhibit 2(e) of the November 1999 8-K).

10.12	Alliance Common Stock Purchase Agreement between Alliance and Inhale Therapeutic Systems, Inc. dated November 4, 1999 (incorporated by reference to Exhibit 2(f) of the November 1999 8-K)

10.13	Supply Agreement dated as of July 9, 1999, between the Company and Fluoromed L.P. (incorporated by reference to Exhibit 10(d) of the Company’s Report on Form 10-Q for the quarter ended December 31, 1999).

10.14	Form of 5% Subordinated Convertible Debenture dated February 11, 2000 (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K dated February 11, 2000 (the “February 2000 8-K”)).

10.15	Form of Securities Purchase Agreement dated February 11, 2000 (incorporated by reference to Exhibit 4.2 of the February 2000 8-K).

10.16	Form of Registration Rights Agreement dated February 11, 2000 (incorporated by reference to Exhibit 4.3 of the February 2000 8-K).

10.17	Form of 5% Subordinated Convertible Debenture dated August 22, 2000 (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K dated August 22, 2000 (the “August 2000 8-K”)).

10.18	Form of Securities Purchase Agreement dated August 22, 2000 (incorporated by reference to Exhibit 4.2 of the August 2000 8-K).

10.19	Form of Registration Rights Agreement dated August 22, 2000 (incorporated by reference to Exhibit 4.3 of the August 2000 8-K).

10.20	License Agreement dated May 19, 2000, between the Company and PFC Therapeutics, LLC (incorporated by reference to Exhibit 10(pp) of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2000 (the “2000 10-K”)).

10.21	Marketing and Distribution Agreement executed May 19, 2000, effective June 1, 2000 between the Company, Baxter Healthcare Corporation and PFC Therapeutics, LLC (incorporated by reference to Exhibit 10(qq) of the 2000 10-K).

10.22	Alliance Manufacturing and Supplier Agreement dated May 19, 2000, between the Company and PFC Therapeutics, LLC (incorporated by reference to Exhibit 10(rr) of the 2000 10-K).

10.23	Baxter Manufacturing and Supplier Agreement dated May 19, 2000, between Baxter Healthcare Corporation and PFC Therapeutics, LLC (incorporated by reference to Exhibit 10(ss) of the 2000 10-K).

10.24	Operating Agreement dated May 17, 2000, between the Company and Baxter Healthcare Corporation (incorporated by reference to Exhibit 10(tt) of the 2000 10-K).

10.25	Preferred Stock Purchase Agreement dated May 19, 2000, between the Company and Baxter Healthcare Corporation (incorporated by reference to Exhibit 10(uu) of the 2000 10-K).

10.26	Deferred Stock Purchase Agreement dated May 19, 2000, between the Company and Baxter Healthcare Corporation (incorporated by reference to Exhibit 10(vv) of the 2000 10-K).

10.27	Security Agreement dated May 19, 2000, between the Company and PFC Therapeutics, LLC (incorporated by reference to Exhibit 10(ww) of the 2000 10-K).

10.28	Form of 6% Convertible Note dated as of November 15, 2000 (incorporated by reference to Exhibit 4(i) of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2000 (the “December 2000 10-Q”)).

10.29	Form of Option Agreement and Zero Coupon Convertible Note dated as of November 8, 2000 (incorporated by reference to Exhibit 4(ii) of the December 2000 10-Q).

10.30	Form of Collateral Pledge and Security Agreement dated as of November 15, 2000 (incorporated by reference to Exhibit 4(iii) of the December 2000 10-Q).

10.31	Amendment No. 2 to the License Agreement dated as of September 23, 1997 between the Company and Schering Aktiengesellschaft (incorporated by reference to Exhibit 10(a) of the December 2000 10-Q).

10.32	1991 Stock Option Plan of the Company as amended through May 8, 2001 (incorporated by reference to Exhibit 10(c) of the Company’s Report on Form 10-Q for the quarter ended March 31, 2001 (the “March 2001 10-Q”)). #

10.33	2000 Stock Option Plan of the Company as amended through May 8, 2001 (incorporated by reference to Exhibit 10(d) of the March 2001 10-Q). #

10.34	2001 Stock Option Plan of the Company as amended through May 8, 2001 (incorporated by reference to Exhibit 10(e) of the March 2001 10-Q). #

10.35	Form of Option Agreement, dated June 22, 2001, between the Registrant and certain holders of Series B Preferred Stock of Metracor Technologies, Inc. (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K dated June 22, 2001).

10.36	Consulting Agreement dated July 31, 2001 between the Company and Harold W. DeLong. (1) (incorporated by reference to Exhibit 10(hhh) of the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2001 (the “2001 10-K”)).

10.37	Agreement and Plan of Merger dated as of October 11, 2000 by and between the Company, Alliance Merger Subsidiary, Inc. and Molecular Biosystems, Inc. (incorporated by reference to Exhibit 2.1 to Company registration statement on Form S-4, filed on November 9, 2000).

10.38	Letter Agreement dated as of May 1, 2001 between the Company and Baxter Healthcare Corporation amending the Deferred Stock Purchase Agreement dated May 19, 2000. (3) (incorporated by reference to Exhibit 10(jjj) of the 2001 10-K).

10.39	Term Sheet dated August 1, 2001 between the Company and Baxter Healthcare Corporation amending the Deferred Stock Purchase Agreement dated May 19, 2000. (3) (incorporated by reference to Exhibit 10(jjj) of the 2001 10-K).

10.40	Third Amendment to Optison Products Rights Agreement dated as of August 6, 2001, between the Company, Molecular Biosystems, Inc. and Mallinckrodt Inc. (incorporated by reference to Exhibit 10(jjj) of the 2001 10-K).

10.41	Form of Amendment to the 1991, 2000 and 2001 Stock Option Plans of the Company adopted May 8, 2001 (incorporated by reference to Exhibit 10(jjj) of the 2001 10-K).

10.42	Form of Purchase Agreement dated October 30, 2001 (incorporated by reference to Exhibit 99.2 of the Current Report on Form 8-K dated October 31, 2001 (the “October 2001 8-K”)).

10.43	Form of Registration Rights Agreement dated October 30, 2001 (incorporated by reference to Exhibit 99.3 of the October 2001 8-K).

10.44	Form of Warrant dated October 30, 2001 (incorporated by reference to Exhibit 99.4 of the October 2001 8-K).

10.45	Supplemental Agreement dated March 15, 2002, between the Company and Inhale Therapeutic Systems, Inc. (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K dated March 15, 2001).

10.46	Form of Contribution Agreement dated October 23, 2001 (incorporated by reference to Exhibit 99.2 of the Current Report on Form 8-K dated November 30, 2001).

10.47	Amended and Restated License Agreement dated as of February 22, 2002 between the Company and Schering Aktiengesellschaft (1) (incorporated by reference to Exhibit 10(b) of the March 2002 10-Q).

10.48	Agreement dated as of February 28, 2002 between the Company and RedKey, Inc., dba Cardinal Health Sales and Marketing Services (1) (incorporated by reference to Exhibit 10(a) of the Company’s Quarterly report on Form 10-Q for the quarterly period ended March 31, 2002 (the “March 2002 10-Q”)).

10.49	Form of Purchase Agreement dated October 4, 2002 (incorporated by reference to Exhibit 99.1 of the October 4, 2001 8-K (the “October 2001 8-K”)).

10.50	Form of Promissory Note dated October 4, 2002 (incorporated by reference to Exhibit 99.2 of the October 2001 8-K).

10.51	Form of Imagent Security Agreement dated October 4, 2002 (incorporated by reference to Exhibit 99.3 of the October 2001 8-K).

10.52	Form of Imagent and Oxygent Trademark Security Agreement dated October 4, 2002 (incorporated by reference to Exhibit 99.4 of the October 2001 8-K).

10.53	Form of General Collateral Security Agreement dated October 4, 2002 (incorporated by reference to Exhibit 99.5 of the October 2001 8-K).

10.54	Form of Warrant dated October 4, 2002 (incorporated by reference to Exhibit 99.6 of the October 2001 8-K).

10.55	Form of Imagent Collateral Security Agreement dated October 4, 2002 (incorporated by reference to Exhibit 99.7 of the October 2001 8-K).

10.56	Form of General Collateral Security Agreement dated October 4, 2002 (incorporated by reference to Exhibit 99.8 of the October 2001 8-K).

10.57	Imagent and Oxygent Patent and Trademark Security Agreement dated October 4, 2002 (incorporated by reference to Exhibit 99.9 of the October 2001 8-K).

10.58	Form of Asset Purchase Agreement dated June 10, 2003 (incorporated by reference to Exhibit 2.1 of the June 20, 2003 8-K).

10.59	License Agreement dated as of December 3, 2002 between the Company and Mixture Sciences, Inc. (incorporated by reference to Exhibit 10 of the February 14, 2003 10-Q).

10.60	Asset Purchase Agreement dated June 10, 2003 by and between the Company and Photogen Technologies, Inc. (incorporated by reference to the Company’s Report on Form 8-K dated June 23, 2003).

10.61	Guaranty and Security Agreement dated November 20, 2003 by and between PFC Therapeutics LLC and Technology Gateway Partners, L.P. (incorporated by reference to Exhibit 4.5 of the Company’s Report on Form 10-QSB for the quarter ended December 31, 2003).

10.62	Warrant issued November 20, 2003 by PFC Therapeutics LLC to Technology Gateway Partnership, L.P. (incorporated by reference to Exhibit 4.4 of the Company’s Report of Form 10-QSB for the quarter ended December 31, 2003).

10.63	Secured Convertible Note dated November 20, 2003 by and between PFC Therapeutics LLC and Technology Gateway Partners, L.P. (incorporated by reference to Exhibit 4.3 of the Company’s Report on Form 10-QSB for the quarter ended December 31, 2003).

10.64	Security Agreement dated November 20, 2003 by and between PFC Therapeutics LLC and Technology Gateway Partners, L.P. (incorporated by reference to Exhibit 4.2 of the Company’s Report on Form 10-QSB for the quarter ended December 31, 2003).

10.65	Secured Convertible Note Purchase Agreement dated November 20, 2003 by and between PFC Therapeutics LLC and Technology Gateway Partners, L.P. (incorporated by reference to Exhibit 4.1 of the Company’s Report on Form 10-QSB for the quarter ended December 31, 2003).

10.66	Assignment dated April 7, 2004 by and between the Company and Stroock & Stroock &Lavan, LLP (incorporated by reference to Exhibit 10.6 of the Company’s Report on Form 10-QSB for the quarter ended March 31, 2004).

10.67	Assignment dated April 7, 2004 by and between the Company and SDS Merchant Fund, L.P. (incorporated by reference to Exhibit 10.5 of the Company’s Report on Form 10-QSB for the quarter ended March 31, 2004).

10.68	Assignment dated April 7, 2004 by and between the Company and Brown Simpson Partners I, Ltd. (incorporated by reference to Exhibit 10.4 of the Company’s Report on Form 10-QSB for the quarter ended March 31, 2004).

10.69	Licensing, Development and Marketing Agreement dated April 19, 2004 by and between PFC Therapeutics, LLC and Ilyang Pharm. Co. Ltd. (incorporated by reference to Exhibit 10.3 of the Company's Report on 10-QSB for the quarter ended March 31, 2004).

10.70	Development, Assignment and Supply Agreement dated April 1, 2004 by and between PFC Therapeutics, LLC, and Nycomed Denmark ApS (incorporated by reference to Exhibit 10.2 of the Company’s Report on Form 10-QSB for the quarter ended March 31, 2004).

10.71	Registration Rights Agreement dated May 27, 2004 by and among the Company and certain investors (incorporated by reference to Exhibit 10.71 of the Company’s Annual Report on 10-KSB for the fiscal year ended June 30, 2004).

10.72	Securities Purchase Agreement dated May 27, 2004 by and among the Company and certain investors (incorporated by reference to Exhibit 10.72 of the Company’s Annual Report on 10-KSB for the fiscal year ended June 30, 2004).

10.73	Rescission and Settlement Agreement dated September 21, 2004 by and among the Company and certain investors (incorporated by reference to Exhibit 10.73 of the Company’s Annual Report on 10-KSB for the fiscal year ended June 30, 2004).

10.74	Senior Convertible Promissory Note Purchase Agreement dated September 21, 2004 by and among the Company and certain investors (incorporated by reference to Exhibit 10.74 of the Company’s Annual Report on 10-KSB for the fiscal year ended June 30, 2004).

10.75	Registration Rights Agreement dated September 21, 2004 by and among the Company and certain investors (incorporated by reference to Exhibit 10.75 of the Company’s Annual Report on 10-KSB for the fiscal year ended June 30, 2004).

10.76	2001 Stock Option Plan, as amended to date (incorporated by reference to Exhibit 99.1 of hte Company’s Report on Form 8-K filed on January 14, 2005).

10.77	Exclusivity Agreement dated December 22, 2004, between PFC Therapeutics, LLC and LEO Pharma S/A (incorporated by reference to Exhibit 10.77 of the Company’s Quarterly Report on Form 10-QSB for the quarter ended December 31, 2004).(1)

10.78	Amendment to Exclusivity Agreement dated February 25, 2005, between PFC Therapeutics, LLC and LEO Pharma S/A (incorporated by reference to Exhibit 10.78 of the Company’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2005).(1)

10.79	Amendment to Supplemental Agreement dated February 7, 2005, between the Company and Nektar Therapeutics (incorporated by reference to Exhibit 10.79 of the Company’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2005).(1)

10.80	Development, License and Supply Agreement dated May 13, 2005, between PFC Therapeutics, LLC and Beijing Double-Crane Pharmaceutical Co., Ltd. and related License Agreement (incorporated by reference to Exhibit 10.80 of the Company’s Annual Report on Form 10-KSB for the year ended June 30, 2005).(1)

21.1	Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 of the Company’s Report on Form 10-K for the fiscal year ended June 30, 2003).

23.1	Consent of Corbin & Company LLP, Independent Registered Public Accounting Firm.*

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.*

23.3	Consent of Foley & Lardner LLP (included as exhibit 5.1).

*	Filed Herewith.

#	Indicates management contract or compensatory plan or arrangement.

(1)	Portions of this agreement have been omitted pursuant to a confidential treatment request and have been separately filed with the Commission.